UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities

Exchange Act of 1934 (Amendment No. __)

Check the appropriate box:

☐	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☒	Definitive Information Statement

CINEDIGM CORP.

(Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11
(1)	Title of each class of securities to which transaction applies:
Cinedigm Corp. Class A common stock par value $0.001 per share
(2)	Aggregate number of securities to which transaction applies:
Cinedigm Corp. may issue up to 33,646,667 shares of Class A common stock as follows: 10,000,000 shares to the sellers in payment of the purchase price, up to 6,980,000 additional shares to the sellers in an earn-out, and up to 16,666,667 shares to an affiliate of its majority stockholder to raise capital to serve as part of the acquisition funding.
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth in the amount on which the filing fee is calculated and state how it was determined):
The maximum aggregate value was determined based on 33,646,667 shares of Cinedigm Corp. Class A Common Stock to be issued in the transactions multiplied by $1.50 per share. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying .0001212 by the sum calculated in the preceding sentence.
(4)	Proposed maximum aggregate value of transaction:
$50,470,000.50
(5)	Total fee paid:
$6,117
☒	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

CINEDIGM CORP.

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT

Dear Fellow Stockholders:

This notice and the accompanying Information Statement are being distributed to the holders of record of the Class A common stock, par value $0.001 per share (the “Common Stock”) of Cinedigm Corp., a Delaware corporation (the “Company”), as of the close of business on March 19, 2019 (the “Record Date”), in accordance with Rule 14c-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the notice requirements of the Delaware General Corporation Law. The purpose of this notice and the accompanying Information Statement is to notify the stockholders of actions approved by our Board of Directors (the “Board”) and taken by written consent in lieu of a meeting by the holders of a majority of the outstanding shares of Common Stock as of the Record Date (the “Written Consent”).

The Written Consent approved the following actions:

•	issuing up to 16,980,000 shares of the Common Stock in connection with an acquisition by the Company and the issuance of up to 16,666,667 shares of Common Stock as part of the related financing of such acquisition; and

•	amending the Company’s Certificate of Incorporation to increase the number of shares of the Common Stock authorized for issuance.

The Written Consent is the only stockholder approval required to effect the issuance of the shares of Common Stock in connection with the acquisition and the acquisition financing and the increase in authorized shares of Common Stock under the Delaware General Corporation Law, our Fifth Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws, as amended. No consent or proxies are being requested from our stockholders, and our Board is not soliciting your consent or proxy in connection with the acquisition and the acquisition financing and increase in authorized shares of Common Stock. The issuance of the shares of Common Stock in connection with the acquisition and the acquisition financing and the increase in authorized shares of Common Stock, as approved by the Board and pursuant to the Written Consent, will become effective no sooner than 20 calendar days after the accompanying Information Statement is first mailed or otherwise delivered to the stockholders.

The accompanying Information Statement is first being mailed to the stockholders on or about April 22, 2019.

WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

BY ORDER OF THE BOARD OF DIRECTORS

Christopher J. McGurk
Chairman of the Board of Directors

New York, New York

Date: April 22, 2019

CINEDIGM CORP.

45 West 36th Street, 7th Floor

New York, New York 10018

INFORMATION STATEMENT

GENERAL

This Information Statement and the accompanying Notice are being distributed to the holders of record of the Class A common stock, par value $0.001 per share (the “Common Stock”) of Cinedigm Corp., a Delaware corporation (the “Company”), as of the close of business on March 19, 2019 (the “Record Date”), in accordance with Rule 14c-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the notice requirements of the Delaware General Corporation Law. The purpose of this Information Statement is to notify the stockholders of actions approved by our Board of Directors (the “Board”) and taken by written consent in lieu of a meeting by Bison Entertainment Investment Limited (“BEIL”), the holder of a majority of the outstanding shares of Common Stock as of the Record Date (the “Written Consent”).

The Written Consent approved the following actions:

•	issuing up to 16,980,000 shares of the Common Stock in connection with an acquisition by the Company and the issuance of up to 16,666,667 shares of Common Stock as part of the related financing of such acquisition; and

•	amending the Company’s Certificate of Incorporation to increase the number of shares of the Common Stock authorized for issuance.

The Written Consent is the only stockholder approval required to effect the issuance of the shares of Common Stock in connection with the acquisition and the acquisition financing and the increase in authorized shares of Common Stock under the Delaware General Corporation Law, our Fifth Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws, as amended. No consent or proxies are being requested from our stockholders, and our Board is not soliciting your consent or proxy in connection with the issuance of the shares of Common Stock in connection with the acquisition and the acquisition financing and the increase in authorized shares of Common Stock. The issuance of the shares of Common Stock in connection with the acquisition and the acquisition financing and the increase in authorized shares of Common Stock, as approved by the Board and pursuant to the Written Consent, will become effective no sooner than 20 calendar days after this Information Statement is first mailed or otherwise delivered to the stockholders. A copy of the Written Consent is attached hereto as Appendix A.

This Information Statement is first being mailed to the stockholders on or about April 22, 2019. The Information Statement is also available to stockholders:

•	in our filings with the Securities and Exchange Commission (the “SEC”), which you can access electronically at the SEC's website at http://www.sec.gov;

•	on the Company’s website at http://www.cinedigm.com; and

•	at https://materials.proxyvote.com/172406.

As of the Record Date, 35,678,248 shares of the Common Stock were issued and outstanding. Each holder of Common Stock is entitled to one vote for each share of Common Stock held.

WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

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SUMMARY

This summary highlights selected information contained in this Information Statement and may not contain all of the information that is important to you. To better understand the Acquisition and the Acquisition Financing (each as defined below), you should read this entire Information Statement carefully, including the Merger Agreement (as defined below) attached hereto as Appendix B and the other annexes that are referred to herein. Additional important information is also contained in the documents incorporated by reference into this Information Statement. You may obtain such documents without charge by following the instructions in the section entitled “Additional Information” beginning on page 21 of this Information Statement.

In this Information Statement, unless the context otherwise requires, the terms “Cinedigm,” the “Company,” “we,” “us” and “our” refer to Cinedigm Corp., a Delaware corporation. The term “Future Today” refers to Future Today Inc, a Delaware corporation, and the term “Merger Sub” refers to C&F Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Cinedigm. The term “Merger Agreement” refers to the Agreement and Plan of Merger, dated as of March 14, 2019, by and among Cinedigm, Merger Sub, Future Today, Alok Ranjan and Vikrant Mathur, the holders of a majority of the outstanding shares of Future Today, on behalf of themselves and as stockholder representative for the other stockholders of Future Today (the “FT Stockholders”). The term “Acquisition” refers to the acquisition of Future Today by Cinedigm, contemplated to be effected by a merger of Merger Sub with and into Future Today pursuant to the Merger Agreement. The term “Board” means the Board of Directors of Cinedigm. The term “Common Stock” refers to shares of Cinedigm’s Class A common stock, par value $0.001 per share. The term “Transactions” refers to the Acquisition and the financing of the Acquisition.

Parties to the Merger Agreement

Cinedigm Corp.

45 West 36th Street, 7th Floor

New York, New York 10018

(212) 206-8600

The Company is (i) a leading distributor and aggregator of independent movie, television and other short form content managing a library of distribution rights to thousands of titles and episodes released across digital, physical, theatrical, home and mobile entertainment platforms and (ii) a leading servicer of digital cinema assets for over 12,000 movie screens in both North America and several international countries.

Additional information about the Company is provided in its public filings with the SEC, which are incorporated by reference herein. For additional information about the Company and its business, see the section entitled “Additional Information” beginning on page 21 of this Information Statement.

C&F Merger Sub, Inc.

45 West 36th Street, 7th Floor

New York, New York 10018

(212) 206-8600

 Merger Sub is a recently formed Delaware corporation and wholly-owned subsidiary of the Company. Merger Sub was formed solely for the purpose of effectuating the Acquisition pursuant to the Merger Agreement. Merger Sub has not conducted any business operations other than those incident to its formation and the transactions contemplated by the Merger Agreement.

Future Today Inc

Haven Avenue, Suite 133

Menlo Park, California 94025

(650) 587-5089

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Future Today, founded in 2006, operates an over-the-top (“OTT”) Advertising Video on Demand (AVOD) platform with extensive distribution connections. Future Today bridges content owners with audiences all over the world. Over 1,000 apps have been launched, using Future Today’s cloud-based solution, on OTT platforms like Roku, Amazon Fire TV, Apple TV and more. Future Today’s partners range from independent YouTube channels to media companies syndicating content to broadcast networks. In addition to creating and managing third party channels, Future Today also owns and operates some of the largest channels on OTT platforms, including FAWESOME.TV and HappyKids.TV.

The Merger Agreement and the Acquisition

Structure of the Acquisition (see page 6)

The Company, Merger Sub, Future Today and the FT Stockholders have entered into the Merger Agreement, which contains the terms and conditions of the proposed Acquisition by Cinedigm of Future Today. Upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will be merged with and into Future Today, with Future Today continuing as the surviving company in the Acquisition as a wholly-owned subsidiary of the Company (sometimes referred to as the “Surviving Company”).

Consideration for the Acquisition (see page 6)

Pursuant to the Merger Agreement, at the effective time of the merger (referred to as the “Effective Time”), all of the shares of common stock, no par value, of Future Today issued and outstanding immediately prior to the Effective Time will be converted automatically into the right to receive, in the aggregate, $45,000,000 in cash and 10,000,000 shares of Common Stock (the “Purchase Shares” and, collectively with the cash purchase price, the “Merger Consideration”), subject to a possible purchase price adjustment if the ratio of Future Today’s accounts receivable that are collected within 150 days of the Effective Time to Future Today’s accounts payable as of the Effective Time (the “Working Capital Ratio”) is not equal to 1:1. Because of certain rules that apply to Cinedigm as a result of the Common Stock being registered with the Securities and Exchange Commission (the “SEC”), publicly traded and listed on the Nasdaq Global Market, if the closing of the Acquisition (the “Closing”) occurs sooner than 20 days after this Information Statement has been mailed to Cinedigm’s stockholders, only 7,135,648 shares of Common Stock will be issued at the Closing, and the balance will be issued after that 20 day period has elapsed. In addition, the Merger Agreement also provides for an earn-out of an aggregate of up to $20,940,000, which may be earned by the existing stockholders of Future Today during each of the Company’s fiscal year beginning April 1, 2019, fiscal year beginning April 1, 2020 and fiscal year beginning April 1, 2021, respectively, if certain financial performance targets are met (the “Earn-Out”). In accordance with the Merger Agreement, in each fiscal year covered by the Earn-Out, Cinedigm shall have the right to pay up to one-half of the Earn-Out, if earned, in shares of Common Stock (the “Earn-Out Shares” and, together with the Purchase Shares, the “Acquisition Shares”), provided that the entire Earn-Out for any fiscal year must be paid in cash if the financial performance target for that year is exceeded by 30%. Immediately following the Effective Time, the current stockholders of Future Today will own approximately 16% of the total number of shares of Common Stock then outstanding.

Acquisition Financing (see page 10)

In order to raise the $45,000,000 cash portion of the purchase price, the Company expects to (i) issue and sell up to 16,666,667 shares (the “Financing Shares”) of Common Stock in a private placement (the “Private Placement”) and (ii) borrow $20,000,000 (the “Loan” and, together with the Private Placement, the “Acquisition Financing”). The Private Placement will be made to an affiliate of Bison Capital Holding Company Ltd. (“Bison Capital”), which is the indirect owner of BEIL, our majority stockholder. The Loan will also be from an affiliate of Bison Capital.

If the Closing occurs sooner than 20 days after this Information Statement has been mailed to Cinedigm’s stockholders, the Company may issue and sell a convertible note in the Private Placement instead of shares of Common Stock, and the convertible note will convert into the Financing Shares upon the lapse of such 20 day period. Such convertible note would have a principal amount of $25,000,000, and would have other terms that are mutually agreeable to Cinedigm and the lender, and in any case will not provide for anti-dilution or similar adjustments.

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Representations and Warranty Insurance (see page 7)

The Merger Agreement requires Cinedigm to use its commercially reasonable efforts to obtain a representations and warranties insurance policy with respect to the representations and warranties of Future Today in the Merger Agreement (the “R&W Policy”) in an amount not less than $10,000,000 (the “Minimum Coverage”). Future Today will pay for the costs and charges associated with obtaining the R&W Policy (the “R&W Expenses”) having coverage up to the Minimum Coverage. Cinedigm has the right to obtain an R&W Policy having a higher amount of coverage if it pays the R&W Expenses in excess of the R&W Expenses that would be required to obtain an R&W Policy for the Minimum Coverage. If the R&W Policy is obtained, subject to certain exceptions, to the extent the R&W Policy provides coverage, Cinedigm’s sole and exclusive remedy with respect to any and all claims for any breach of any representation or warranty by the FT Stockholders or the Company in the Merger Agreement shall be pursuant to the R&W Policy. Obtaining the R&W Policy is not a condition to closing the Acquisition.

Lender Approvals (see page 7)

The consummation of each of the Acquisition and the Loan is subject to the approval of the Company’s lenders, consisting of (i) East West Bank, the lender under the Company’s revolving credit facility, (ii) the lenders under the Company’s Second Lien Loan Agreement and (iii) Bison Global Investment SPC for and on behalf of Global Investment SPC-Bison Global No. 1, an affiliate of Bison Capital, the lender under the Company’s July 2018 term loan agreement. Obtaining such approvals is a condition to closing the Acquisition.

Conditions to the Merger (see page 8)

In addition to the Lender approvals discussed above, the obligations of the Company, Merger Sub, Future Today and the FT Stockholders to complete the Acquisition are subject to the satisfaction or waiver (to the extent permitted under the Merger Agreement and applicable law), at or prior to the Effective Time, of a number of conditions. Among the significant conditions to Cinedigm’s obligations to close are that:

•	it has completed its financial due diligence of Future Today, including receipt and approval of audited financial statements for Future Today;

•	it has obtained the Acquisition Financing; and

•	Future Today is debt free and has at least $500,000 of free and unrestricted cash as of the Closing.

Termination and Termination Fee (see page 8)

The Merger Agreement contains standard representations and warranties related to each party, as well as conditions to the parties’ obligations to close the merger. The Merger Agreement may be terminated prior to the closing under certain circumstances, including:

•	if a governmental authority shall have enacted, issued, promulgated, enforced, or entered any law or order making illegal, permanently enjoining, or otherwise permanently prohibiting the consummation of the Merger or the other Transactions;

•	if there is a material breach of any representation or warranty of a party or failure by a party to perform in any material respect any covenant or agreement set forth in the Merger Agreement; and

•	if the Acquisition is not consummated by June 30, 2019 (the “End Date”).

If Future Today terminates the Agreement because Cinedigm has not obtained the acquisition financing or waived the condition to obtain the acquisition financing by the End Date, Cinedigm is obligated to pay to Future Today a termination fee of $500,000.

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Material U.S. Federal Income Tax Consequences (see page 10)

The Acquisition will not result in any taxable gain or loss for U.S. federal income tax purposes to the Company, Future Today or any stockholder of the Company (in his or her capacity as a stockholder of the Company).

Accounting for the Acquisition (see page 13)

The Acquisition will be treated by the Company as a business combination under the acquisition method of Generally Accepted Accounting Principles in the United States (“GAAP”). For accounting purposes, the Company will be considered to be acquiring Future Today in the Acquisition.

Rights and Roles of FT Stockholders (see page 8)

In connection with the closing of the Acquisition, the Surviving Company will enter into an employment agreement with each of the FT Stockholders, pursuant to which the FT Stockholders will operate the business of the Surviving Company consisting of the continuing business of Future Today. During the term of the employment agreements and while the Earn-Out is still in effect, the FT Stockholders will have certain rights relating to the Surviving Company and their ownership of Common Stock.

Pre-Emptive Rights (see page 9)

Under the Merger Agreement, if the Company issues shares of Common Stock priced below $1.50 per share in an equity raise, the FT Stockholders will be entitled to certain pre-emptive rights in the event the Company issues shares of Common Stock under certain circumstances and within certain time limitations.

Anti-Dilution (see page 9)

Under the Merger Agreement, if the Company issues shares of Common Stock priced below $1.50 per share in connection with an acquisition, the FT Stockholders will be entitled to receive additional shares of Common Stock for no additional consideration under certain circumstances and within certain time limitations.

Non-Competition Agreements (see page 9)

In connection with the Closing, each of the FT Stockholders will enter into a non-competition agreement pursuant to which they will agree not to engage in certain activities that compete with the business of the Surviving Company in United States, Canada or India for a period of three (3) years from the Closing.

Opinion of Weaver and Tidwell, L.L.P. (see page 17)

At a meeting of the Board held on March 1, 2019, Weaver and Tidwell, L.L.P. (“Weaver”) delivered to the Board an oral opinion, which opinion was subsequently confirmed by delivery of a written opinion dated March 5, 2019, to the effect that, as of such date, and based on and subject to various assumptions, qualifications and limitations described in its written opinion, that the aggregate Merger Consideration was fair, from a financial point of view, to the public holders of Common Stock.

The full text of Weaver’s opinion describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Weaver. The opinion is attached hereto as Appendix D and is incorporated herein by reference. The summary of Weaver’s opinion in this Information Statement is qualified in its entirety by reference to the full text of such opinion. Weaver’s opinion was provided for the benefit of the Board (in its capacity as such) in connection with, and for the purpose of, its evaluation of the Acquisition, addresses only the fairness, from a financial point of view, of the aggregate Merger Consideration to be paid by Cinedigm in the Acquisition and does not address any other terms or other aspects or implications of the Acquisition or the other transactions contemplated to occur in connection with the Acquisition (including the Acquisition Financing).

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Increase in Authorized Shares of Common Stock (see page 14)

In order to have sufficient authorized but unissued shares of Common Stock to consummate the Transactions, the Company will need to increase the number of authorized shares of Common Stock by amending its Fifth Amended and Restated Certificate of Incorporation.

Interests of the Company’s Directors in the Acquisition (see page 13)

Aside from their interests as holders of securities of the Company, two of the Company’s directors have interests in the Acquisition that are different from, or in addition to, those of holders of Common Stock generally. These interests relate to the provision of the Acquisition Financing by an affiliate of Bison. Peixin Xu founded Bison Capital in 2014 and has been serving as a partner and director since then, and Mr. Xu’s wife, Fengyun Jiang, is the sole owner of Bison Capital. Mr. Xu is a designee of Bison to the Board. Peng Jin is also a designee of Bison to the Board.

Effect on Outstanding Warrants (see page 12)

The Company currently has outstanding warrants to purchase an aggregate of 1,866,947 shares of Common Stock, with varying terms. Some of these warrants contain anti-dilution adjustment provisions that will be triggered by the consummation of the Transactions, and the number of shares of Common Stock issuable under such warrants, and the exercise price of such warrants, will be adjusted.

Regulatory Matters (see page 13)

Cinedigm is deemed to be a foreign person based on its majority ownership by BEIL, which is owned/controlled by a Chinese owner. Cinedigm has concluded, however, that it is not required to obtain the approval of the U.S. Committee on Foreign Investment in the United States (“CFIUS”) in order to consummate the Acquisition and the Transactions. However, Cinedigm and Future Today have agreed to file a joint voluntary notice with CFIUS pursuant to the Exon-Florio Amendment to the Defense Production Act of 1950, 50 U.S.C. app. § 2170, as amended (“Exon-Florio”) in order to seek CFIUS Approval (as defined below) for the Acquisition and the Transactions.

Dissenter’s Rights (see page 13)

Under Delaware law, stockholders are not entitled to dissenters’ rights with respect to the Transactions.

THE ISSUANCE OF SHARES OF COMMON STOCK IN CONNECTION WITH

AN ACQUISITION AND RELATED ACQUISITION FINANCING

The Written Consent approved the issuance of Common Stock in connection with the Acquisition (the “Acquisition”) of Future Today Inc, a Delaware corporation (“Future Today”), and the related acquisition financing (the “Acquisition Financing”). Together, the Acquisition and the Acquisition Financing are referred to as the “Transactions.”

THE ACQUISITION

Merger Agreement

On March 14, 2019, the Company, C&F Merger Sub, Inc., a wholly-owned subsidiary of the Company (“Merger Sub”), Future Today, Alok Ranjan (“Ranjan”) and Vikrant Mathur (“Mathur”), the majority stockholders of Future Today, on behalf of themselves and as stockholder representative for the shareholders of Future Today (the “FT Stockholders”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Merger Sub will merge with and into Future Today, with Future Today surviving the merger (the “Surviving Company”). As of the effective time of the merger (the “Effective Time”), the existing stockholders of Future Today will receive, as merger consideration (the “Merger Consideration”), $45,000,000 in cash and $15,000,000 in shares of Common Stock, consisting of 10,000,000 shares of Common Stock (the “Purchase Shares”) valued at $1.50 per share. All of

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the cash portion of the Merger Consideration will be paid at the closing of the Transactions (the “Closing”). Because of certain rules that apply to Cinedigm as a result of the Common Stock being registered with the SEC, publicly traded and listed on the Nasdaq Global Market, if the Closing occurs sooner than 20 days after this Information Statement has been mailed to Cinedigm’s stockholders, only such number of shares of Common Stock as is equal to 19.99% of the number of shares outstanding as of immediately prior to signing the Merger Agreement will be issued at the Closing, and the balance of the Purchase Shares will be issued after that 20 day period has elapsed.

In addition, the Merger Agreement also provides for an earn-out of an aggregate of up to $20,940,000, which may be earned by the existing stockholders of Future Today during each of the Company’s fiscal year beginning April 1, 2019, fiscal year beginning April 1, 2020 and fiscal year beginning April 1, 2021 if certain financial performance targets are met (the “Earn-Out”). In accordance with the Merger Agreement, in each fiscal year covered by the Earn-Out, Cinedigm shall have the right to pay up to one-half of the Earn-Out, if earned, in shares of Common Stock (the “Earn-Out Shares” and, together with the Purchase Shares, the “Acquisition Shares”), provided that the entire Earn-Out for any fiscal year must be paid in cash if the financial performance target for that year is exceeded by 30%. The number of Earn-Out Shares, if any, to be issued will be calculated based on the greater of $1.50 or the volume weighted average price per share of the Parent Common Stock (“VWAP”) for the sixty (60) trading day period ending on the last trading day of the relevant Earn-Out Period (as defined in the Merger Agreement). See “Rights and Roles of FT Stockholders” on page 9 below for more information on the Earn-Out.

The Merger Agreement contains provisions for a post-closing adjustment of the Merger Consideration to the extent that the ratio as of the Closing (the “Working Capital Ratio”) of Future Today’s accounts receivable that are collected within 150 days of the Closing (“Good Accounts Receivable”) to accounts payable differs from 1:1. If the Working Capital Ratio is less than 1:1, the Merger Consideration shall be decreased on a dollar-for-dollar basis in an amount that, when added to the final determination of Good Accounts Receivable, would be sufficient to cause the Working Capital Ratio to be 1:1. If the Closing Working Capital Ratio exceeds 1:1, the Merger Consideration will be increased on a dollar-for-dollar basis in an amount that, when deducted from the final determination of Good Accounts Receivable, would be sufficient to cause the Working Capital Ratio to be 1:1. Any payment due to either party as a result of this post-closing adjustment is required to be paid in cash within thirty (30) days after the Working Capital Ratio is definitively determined in accordance with the procedures set forth in the Merger Agreement.

Our current stockholders will not receive any merger consideration in connection with the Transactions. The rights of our current stockholders as holders of Common Stock will not change as a result of the Transactions, and there will be no federal income tax consequences to our current stockholders as a result of the Transactions.

The Transactions are expected to close no later than June 30, 2019. A copy of the Merger Agreement is attached hereto as Appendix B.

Representations and Warranty Insurance

The Merger Agreement requires Cinedigm to use its commercially reasonable efforts to obtain a representations and warranties insurance policy with respect to the representations and warranties of Future Today in the Merger Agreement (the “R&W Policy”) in an amount not less than $10,000,000 (the “Minimum Coverage”). Future Today will pay for the costs and charges associated with obtaining the R&W Policy (the “R&W Expenses”) having coverage up to the Minimum Coverage. Cinedigm has the right to obtain an R&W Policy having a higher amount of coverage if it pays the R&W Expenses in excess of the R&W Expenses that would be required to obtain an R&W Policy for the Minimum Coverage. If the R&W Policy is obtained, subject to certain exceptions, to the extent the R&W Policy provides coverage, Cinedigm’s sole and exclusive remedy with respect to any and all claims for any breach of any representation or warranty by the FT Stockholders or the Company in the Merger Agreement shall be pursuant to the R&W Policy. Obtaining the R&W Policy is not a condition to closing the Acquisition.

Lender Approvals

The consummation of each of the Acquisition and the Loan is subject to the approval of the Company’s lenders, consisting of (i) East West Bank, the lender under the Company’s revolving credit facility, (ii) the lenders under the Company’s Second Lien Loan Agreement and (iii) Bison Global Investment SPC for and on behalf of Global

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Investment SPC-Bison Global No. 1, an affiliate of Bison Capital, the lender under the Company’s July 2018 term loan agreement. Obtaining such consents is a condition to closing the Acquisition.

Conditions to the Transactions

In addition to the Lender approvals discussed above, the obligations of the Company, Merger Sub, Future Today and the FT Stockholders to complete the Acquisition are subject to the satisfaction or waiver (to the extent permitted under the Merger Agreement and applicable law), at or prior to the Effective Time, of a number of conditions. Among the significant conditions to Cinedigm's obligations to close are that:

•	it has completed its financial due diligence of Future Today, including receipt and approval of audited financial statements for Future Today;

•	it has obtained the Acquisition Financing; and

•	Future Today is debt free and has at least $500,000 of free and unrestricted cash as of the Closing.

Termination and Termination Fee

The Merger Agreement contains standard representations and warranties related to each party, as well as conditions to the parties’ obligations to close the merger. The Merger Agreement may be terminated prior to the closing under certain circumstances, including:

•	if a governmental authority shall have enacted, issued, promulgated, enforced, or entered any law or order making illegal, permanently enjoining, or otherwise permanently prohibiting the consummation of the merger or the other Transactions;

•	if there is a material breach of any representation or warranty of a party or failure by a party to perform in any material respect any covenant or agreement set forth in the Merger Agreement; and

•	if the Acquisition is not consummated by June 30, 2019 (the “End Date”).

If Future Today terminates the Agreement because Cinedigm has not obtained the Acquisition Financing or waived the condition to obtain the Acquisition Financing by the End Date, Cinedigm is obligated to pay to Future Today a termination fee of $500,000.

Rights and Roles of FT Stockholders

In connection with the closing of the Acquisition, the Surviving Company will enter into an employment agreement with each of the FT Stockholders, pursuant to which the FT Stockholders will operate the business of the Surviving Company consisting of the continuing business of Future Today. Each employment agreement will have a term of three (3) years, with an option to renew for an additional two (2) years at the Company’s election, and will provide for a base salary of $200,000 per year, or $250,000 during a renewal period, if any. In the even that, during the Earn-Out Period (as defined in the Merger Agreement) and subject to certain conditions, the Surviving Company terminates the employment of an FT Stockholder under his employment agreement without Cause (as defined in such employment agreement) or an FT Stockholder terminates his employment under his employment agreement solely because of the occurrence of Good Reason as set forth in clause (ii) of the definition of such term in such employment agreement, then (i) the full Earn-Out Amount (as defined in the Merger Agreement) will be deemed to have been earned for all Earn-Out Periods then in effect or ending on or after such termination of the employment of the FT Stockholder, (ii) the Consent Rights (as defined below) will automatically be deemed to be terminated and no longer in force or effect and neither FT Stockholder will have any rights thereunder, (iii) the Earn-Out Amounts for any such Earn-Out Period will be paid at in accordance with the timing provision of the Merger Agreement and (iv) the Company, in its sole discretion, shall have the option of paying any portion of or the entire Earn-Out Amount for any such Earn-Out Period in shares of Common Stock valued in accordance with the terms of the Merger

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Agreement provided that the Common Stock is then listed for trading on a Trading Market (as defined in the Merger Agreement).

The Merger Agreement also provides that so long as an FT Stockholder is employed pursuant to an employment agreement or the Earn-Out is still in effect (subject to certain limitations), the FT Stockholders will have consent rights over certain major events or transactions involving the Surviving Company (the “Consent Rights”). The Consent Rights consist of:

•	a substantial change in the business purpose of the Surviving Company;

•	the establishment of any subsidiary of the Surviving Company;

•	a merger of the Surviving Company;

•	the acquisition, purchase, sale, disposition, or exchange of property or assets by the Surviving Company of $10,000 or more;

•	material contracts of the Surviving Company;

•	the issuance of equity or other rights to participate in the income or profits of the Surviving Company;

•	transactions outside the ordinary course of business involving income or expense to the Surviving Company in excess of $10,000 per annum;

•	the incurrence by the Surviving Company of any indebtedness (other than normal trade payables in the ordinary course of business) in excess of $10,000 in aggregate principal amount, other than loans under working capital facilities entered into in the ordinary course of business; and

•	any guarantees by the Surviving Company of any obligations of another person in excess of $10,000 in the aggregate or any single capital expenditure or related capital expenditures in excess of $10,000.

Pre-Emptive Rights

Under the Merger Agreement, each of the FT Stockholders will have the ability to exercise pre-emptive rights if the Company issues Common Stock in a capital raise priced at less than $1.50 per share or if the Company issues preferred stock within three years of the Closing so long as such FT Stockholder, together with any trusts for his children, remains the beneficial owners of at least 2.5% of the outstanding Common Stock.

Anti-Dilution

Under the Merger Agreement, if either of the FT Stockholders, together with trusts for his children, continues to beneficially own at least 2.5% of the outstanding Common Stock and within three (3) years of the Closing the Company issues Common Stock priced at less than $1.50 per share in connection with an acquisition, such FT Stockholder will be entitled to receive for no additional consideration such number of shares of Common Stock as would be required to maintain his percentage beneficial ownership immediately prior to such acquisition.

Non-Competition Agreements

In connection with the Closing, each of the FT Stockholders will enter into a non-competition agreement pursuant to which they will agree not to engage in certain activities that compete with the business of the Surviving Company in United States, Canada or India for a period of three (3) years from the Closing.

A copy of the Merger Agreement is attached hereto as Appendix B. Copies of the forms of Employment Agreements and Non-Competition Agreements are attached as exhibits to the Merger Agreement.

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Material U.S. Federal Income Tax Consequences

The Acquisition will not result in any taxable gain or loss for U.S. federal income tax purposes to the Company, Future Today or any stockholder of the Company (in his or her capacity as a stockholder of the Company).

The Acquisition Financing

In order to raise the $45,000,000 cash portion of the purchase price, the Company will (i) issue and sell shares of Common Stock in a private placement and (ii) borrow $20,000,000.

Accordingly, the Company anticipates entering into a securities purchase agreement with an affiliate of Bison Capital Holding Company Ltd. (“Bison Capital”) pursuant to which the Company will sell to such affiliate 16,666,667 shares (the “Financing Shares“) of Common Stock at a purchase price of $1.50 for an aggregate purchase price of $25,000,000. The sale of the Financing Shares is expected to close contemporaneously with the closing of the Acquisition. The securities purchase agreement is expected to have terms customary for transactions of this type. The Company anticipates that the affiliate will also be an affiliate of BEIL, the stockholder that acted by the Written Consent to approve the issuance of the Acquisition Shares and the Financing Shares and the increase in authorized shares of Common Stock.

If the Closing occurs sooner than 20 days after this Information Statement has been mailed to Cinedigm’s stockholders, the Company may issue and sell a convertible note the “Convertible Note”) in the Private Placement instead of shares of Common Stock, and the Convertible Note would convert into the Financing Shares upon the lapse of the 20 day period. The Convertible Note would have a principal amount of $25,000,000, and would have other terms that are mutually agreeable to Cinedigm and the purchaser, and in any case will not provide for anti-dilution or similar adjustments.

In addition, the Company anticipates entering into a loan agreement with an affiliate of Bison Capital, pursuant to which the Company will borrow from such affiliate $20,000,000 (the “Loan”). The Loan is expected to be made contemporaneously with the closing of the Acquisition. The Loan will be unsecured and will have terms that are mutually agreeable to Cinedigm and the lender. The Loan may provide for an additional amount to provide working capital to the Company.

Bison Capital and its affiliates are sometimes referred to herein collectively as “Bison.”

The composition of the Company’s Board of Director’s, and the Company’s management team, will not change as a result of the Acquisition.

STOCKHOLDER APPROVAL

The issuance of the Acquisition Shares and the Financing Shares in the Transactions was approved by BEIL, the holder of a majority of the outstanding shares of Common Stock in the Written Consent on March 14, 2019, to comply with the stockholder approval requirements of Nasdaq Rule 5635.

The Common Stock is listed for trading on the Nasdaq Global Market (“Nasdaq”) and, accordingly, we are subject to the Nasdaq Listing Rules. Under Nasdaq Rule 5635(a), companies that have securities listed on Nasdaq must obtain stockholder approval prior to the issuance of securities not involving a public offering for cash, in connection with an acquisition of the stock or assets of another company, including the issuance of securities convertible into or exercisable for common stock, where (a) the common stock has or will have upon issuance voting power equal to or in excess of 20% of the voting power outstanding before the issuance of the stock or securities convertible or exercisable for common stock or (b) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. Further, under Nasdaq Rule 5635(d), companies that have securities listed on Nasdaq must obtain stockholder approval prior to the issuance of common stock in a private offering at a price less than the Minimum Price (as defined below) per share of such common stock, if the issuance amounts to twenty percent (20%) or more of the common stock or twenty percent (20%) or more of the voting power of a company outstanding before the issuance

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(the “20% Rule”). "Minimum Price" means a price that is the lower of: (i) the closing price (as reflected on Nasdaq.com) immediately preceding the signing of the binding agreement; or (ii) the average closing price of the common stock (as reflected on Nasdaq.com) for the five trading days immediately preceding the signing of the binding agreement. As of the date of the Merger Agreement, the Minimum Price was $1.63.

Immediately prior to entering into the Merger Agreement, we had 35,678,248 shares of Common Stock outstanding, constituting 100% of the Company’s equity voting power at such time. The aggregate number of Acquisition Shares and Financing Shares issuable in the Transactions is 33,646,667, which is more than 20% of currently outstanding shares of Common Stock. Therefore, pursuant to Nasdaq Rule 5635(a)(1), stockholder approval of the issuance of both the Acquisition Shares and Financing Shares (collectively, the “Issuance”) is required. The approval of the issuance of the Acquisition Shares and Financing Shares in the Written Consent is effective to satisfy the stockholder approval requirements of Nasdaq Rule 5635(a)(1) and Nasdaq Rule 5635(d) without further action by stockholders. The purpose of this Information Statement is to notify the Company’s remaining stockholders of the actions, including the approval of the Issuance, taken in the Written Consent.

The approval of stockholders is also needed to increase the number of authorized shares of Common Stock, which is necessary to allow for sufficient authorized shares of Common Stock to be issued pursuant to the Transactions and to have additional shares available for future issuances. See the section entitled “Increase in Authorized Shares of Common Stock” beginning on page 14 of this Information Statement.

BACKGROUND AND PURPOSE OF THE TRANSACTIONS

Accretive Acquisition

The purpose of the Transactions is to acquire a business that the Company believes to be accretive and positive to the future performance of the Company.

The Company is a leading distributor and aggregator of independent movie, television and other short form content managing a library of distribution rights to thousands of titles and episodes released across digital, physical, theatrical, home and mobile entertainment platforms. A majority of the Company’s content is distributed through over-the-top (“OTT”) channels. The Company currents operates nine (9) OTT channels, including The Dove Channel, Docurama, CONtv and WHAM!, and seeks to expand its OTT footprint both through operating channels, alone or in partnership with others in the field who contribute content or a subscriber base or both.

Founded in 2006, Future Today owns and operates more than 500 content channels with more than 37 million app installs, and manages more than 190,000 film, television and digital content assets in a variety of categories including entertainment, movies, food & lifestyle, animation, and kids. Future Today’s cloud-based technology and ad-based monetization platform manages OTT services for more than 800 content owners, producers, distributors and major media companies. Future Today has also developed several proprietary brands which have become market leaders in the ad-supported marketplace, headlined by flagship channels Fawesome Movies, a general entertainment movies & television service, as well as HappyKidsTV, the #1 free kid’s service in the connected TV market. Future Today also provides market leading services for key partners including Filmrise, WatchFreeFlix, and hundreds more.

The Company believes that combining Future Today’s business with its existing OTT business will enable greater monetization of the Company’s existing channels and film and television content; will provide greater ad-supported monetization of the Company’s channels through higher, direct margin sales and superior advertising optimization technology; will reduce overall the Company’s streaming and OTT operating costs leveraging Future Today’s economies of scale and offshore resources. The Company also expects to reduce content expenditures and increase operating margins with the distribution of its 28,000 title library of digital rights on Future Today’s platform. Future Today will also gain access to the Company’s existing base of OEM, cable, and telco partner relationships which is expected to accelerate and diversify revenues.

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Determination of Purchase Price and Financing Terms

The purchase price for the Acquisition, excluding the Earn-Out, is $60,000,000, payable $45,000,000 in cash and $15,000,000 in Purchase Shares. The purchase price was determined, by applying normal valuation procedures, based on a multiple of Future Today’s then-projected 2018 profits excluding taxes (EBITDA) at the time of the negotiations.

The Purchase Shares are priced at $1.50 per share. This price per share was determined during the negotiations (and prior to signing the Merger Agreement) with the FT Stockholders. At the time of such determination, $1.50 per share constituted a premium to the then-current trading price of the Common Stock on Nasdaq. The Board took many factors into consideration when agreeing to $1.50, including the price of the Common Stock on Nasdaq at the time, potential dilution and the limited trading volume of the Common Stock. The Board specifically looked at the opportunity to acquire an accretive business that would enlarge our footprint in the OTT space and bring on board Ranjan and Mathur with their historic record of success, network of industry contacts and goodwill. The Company believes that the $1.50 per share price shows the parties’ belief that the Common Stock is currently undervalued and that investors would view the Acquisition in a positive light, resulting in an increase in the current price of the Common Stock on Nasdaq.

With respect to the Acquisition Financing, the Company had discussed with Bison, its majority stockholder, the possibility of having Bison finance the Acquisition as early as mid-2018 when the Company began considering acquiring Future Today. Bison believed the Acquisition was in the Company’s best interests and agreed to provide financing in the form of $25,000,000 in equity and $20,000,000 in a loan, such financing to be subject to terms and conditions to be determined pursuant to negotiations with Bison and to the Company’s and Bison’s mutual satisfaction. The loan may include an additional amount for working capital. The equity financing will consist of 16,666,667 Financing Shares, priced per share at $1.50 for an aggregate purchase price of $25,000,000, which was determined based on the same factors as described above for the price of the Purchase Shares. In addition to providing funding to the Company, the acquisition by Bison of the Financing Shares will allow Bison to remain the holder of a majority of the outstanding shares after the consummation of the Transactions and will allow the Company to raise capital for the purchase price without borrowing all of it.

After considering these various factors, the Board concluded that the pricing for the Acquisition and plan for the Acquisition Financing were fair and in the best interests of the Company and its stockholders.

ADDITIONAL INFORMATION ABOUT THE TRANSACTIONS

Dilution

Upon consummation of the Transactions, based on the number of shares of Common Stock outstanding as of the Record Date, Bison will continue to be the holder of a majority of the outstanding shares of Common Stock. The other holders of Common Stock, who hold approximately 44% of the outstanding shares of Common Stock prior to the Transactions, will hold approximately 23% of the outstanding Common Stock after the Transactions. Such holders will continue to have relatively little influence over the Company’s affairs.

Upon consummation of the Transactions (without giving effect to the Earn-Out Shares), the current holders of Future Today stock will hold approximately 16% of the then outstanding Common Stock, and upon consummation of the Transactions assuming all of the Earn-Out Shares are issued (calculated at the greater of $1.50 or the VWAP for the sixty (60) trading day period ending on the last trading day of the relevant Earn-Out Period), then the holders of Future Today stock would hold approximately 25% of the then outstanding Common Stock.

Effect on Outstanding Warrants

The Company currently has outstanding warrants to purchase an aggregate of 1,866,947 shares of Common Stock, with varying terms. Some of these warrants contain anti-dilution adjustment provisions that will be triggered by the consummation of the Transactions. Upon the consummation of the Transactions, there will be anti-dilution adjustments resulting in an additional 319,260 shares of Common Stock becoming issuable upon the exercise of such warrants.

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Accounting for the Acquisition

The Acquisition will be treated by the Company as a business combination under the acquisition method of GAAP. For accounting purposes, the Company will be considered to be acquiring Future Today in the Acquisition.

Dissenters’ Rights

Under Delaware law, stockholders are not entitled to dissenters’ rights with respect to the transactions contemplated by the Transactions.

Interests of Certain of the Company’s Directors in the Merger

Aside from their interests as holders of securities of the Company, two of the Company’s directors have interests in the Merger that are different from, or in addition to, those of holders of Common Stock generally. These interests relate to the provision of the Acquisition Financing by one or more affiliate(s) of Bison Capital. Peixin Xu founded Bison Capital in 2014 and has been serving as a partner and director since then, and Mr. Xu’s wife, Fengyun Jiang, is the sole owner of Bison Capital. Mr. Xu is a designee of Bison to the Board. Peng Jin is also a designee of Bison to the Board. Bison Capital, through its ownership of Bison Entertainment Investment Limited (“BEIL”), which owns 19,666,667 shares of Common Stock, and Bison Entertainment and Media Group (“BEMG”), which owns warrants to purchase 1,400,000 shares of Common Stock, controls approximately 55% of the outstanding Common Stock. Taking into account the issuance of the Purchase Shares (but not the Earn-Out Shares) and the Financing Shares (which will be issued to an entity of, and will be controlled by, Bison Capital), Bison Capital will control approximately 58% of the then-outstanding Common Stock.

Approval of Board

Upon consideration of the various terms and conditions of the proposed Transactions, the Board concluded that the pricing for the Acquisition and the plan for the Acquisition Financing was fair and in the best interests of the Company and its stockholders and approved the Acquisition on March 14, 2019. The full Board unanimously approved the Acquisition. The Board will consider the terms of, and vote on, the Acquisition Financing prior to the Closing, when the relevant terms will have been determined. In light of their relationships with Bison Capital, Mr. Xu and Mr. Jin will recuse themselves from the vote on the Acquisition Financing, which is expected to be voted on by all of the disinterested members of the Board.

Lender Approvals

The consummation of each of the Acquisition and the Loan is subject to the approval of the Company’s lenders, consisting of East West Bank, the lender under the Company’s revolving credit facility, the lenders under the Company’s Second Lien Loan Agreement and Bison Global Investment SPC for and on behalf of Global Investment SPC-Bison Global No. 1, an affiliate of Bison Capital, the lender under the Company’s July 2018 term loan agreement. Obtaining such consents is a condition to closing the Acquisition.

Regulatory Matters

Cinedigm is deemed to be a foreign person based on its majority ownership by BEIL which is owned/controlled by a Chinese owner. Cinedigm has concluded, however, that it is not required to obtain the approval of the U.S. Committee on Foreign Investment in the United States (“CFIUS”) in order to consummate the Acquisition and the Transactions. However, Cinedigm and Future Today have agreed to file a joint voluntary notice with CFIUS pursuant to the Exon-Florio Amendment to the Defense Production Act of 1950, 50 U.S.C. app. § 2170, as amended (“Exon-Florio”) in order to seek CFIUS Approval (as defined below) for the Merger and the Transactions. As used in this Information Statement, “CFIUS Approval” means (i) a written notification issued by CFIUS that it has determined that the Transactions are not a “covered transaction” pursuant to Exon-Florio, (ii) a written notification issued by CFIUS that it has determined that there are no unresolved national security concerns with respect to the Transactions and CFIUS has concluded all action with respect to its review (or, if applicable, investigation) of the Transactions, and such determination is not conditioned upon the commitment of Cinedigm to take certain actions

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that are set forth in the Merger Agreement or (iii) if CFIUS has sent a report to the President of the United States requesting the President's decision with respect to the Transactions, and either (A) the period under Exon-Florio during which the President may announce his decision to take action to suspend or prohibit the Transactions has expired without any such action being announced or taken, or (B) the President has announced a decision not to take any action to suspend or prohibit the Transactions and has not required Parent to take any of the actions that are set forth in the Merger Agreement.

The Company’s 2017 private placement of shares of Common Stock to Bison was reviewed and approved by CFIUS, and the Company believes that the Transactions would likely be approved by CFIUS. However, there can be no assurance that CFIUS will approve the Transactions promptly or at all. If CFIUS declines to approve the Transactions after they have been consummated, CFIUS can require modifications or even unwinding of the Transactions.

Increase in Authorized Shares of Common Stock

In order to have sufficient authorized but unissued shares of Common Stock to consummate the Transactions, the Company will need to increase the number of authorized shares of Common Stock by amending its Fifth Amended and Restated Certificate of Incorporation.  Accordingly, the Board and the majority stockholder, in the Written Consent, approved such an amendment. The Company will file such an amendment with the Secretary of State of the State of Delaware prior to the closing of the Transactions, or, depending on timing, after a closing at which a limited number of available shares are issued and prior to a second closing at which the remaining shares issuable under the Transactions are issued. See the section entitled “AMENDMENT OF THE COMPANY’S CERTIFICATE OF INCORPORATION TO INCREASE THE AMOUNT OF CLASS A COMMON STOCK AUTHORIZED” beginning on page 19 below.

HISTORY OF THE ACQUISITION

Since entering the content business in 2012, the Company’s growth strategy has included the acquisition of other companies and assets in the rapidly expanding OTT market. The Company continually evaluates potential acquisition candidates and alternatives for acquiring content, as well as potential partners for producing, operating and providing content for OTT channels. In recent years, the Company has completed a number of asset and equity acquisitions, including the joint venture with Wizard World, Inc. with respect to the ComicCon OTT channel, the partnering with The Dove Foundation with respect to the Dove Channel, the recent acquisitions of the assets of Comic Blitz LLC and Viewster AG, and other content acquisitions.

During the spring of 2018, the Company became aware of Future Today and its business, and began considering whether Future Today might be a suitable addition to the Company’s content business. During May, June, July and August 2018, members of management held discussions with the FT Stockholders about a possible business combination of the two companies. Erick Opeka, the Company’s Executive Vice President of OTT Networks (“Opeka”), first became aware of the possibility of a sale of Future Today in 2016. At that time, Cinedigm did not see any benefit of a possible investment or acquisition of Future Today. Opeka monitored the progress of Future Today, and in May 2018, Cinedigm opened discussions with Future Today regarding a possible acquisition. The discussions were initiated by Opeka and Chris Pak, the Company’s Vice President FP&A and Business Development (“Pak”) and were held with the FT Stockholders. The Company and the FT Stockholders explored various structures, potential synergies and other business points related thereto, consisting of many discussions among, in various combinations, Christopher McGurk, the Company’s Chief Executive Officer (“McGurk”), Jeffrey Edell, the Company’s former Chief Financial Officer (“Edell”), Gary Loffredo, the Company’s Chief Operating Officer, President of Digital Cinema, General Counsel and Secretary (“Loffredo”), Opeka, Pak, Peng Jin, a member of the Company’s Board of Directors and a designee of BEIL (“Jin”), the FT Stockholders and occasionally, the respective advisors of the Company and Future Today.

On August 21, 2018, the Company sent Future Today a letter of intent relating to a merger of Future Today with and into a subsidiary to be created by the Company (the “LOI”) with a proposal that Cinedigm or a newly formed wholly owned subsidiary thereof would purchase all or substantially all of the assets, or 100% of the outstanding equity, of Future Today, with a purchase price if $53,000,000 to be paid part in cash and part in shares of Common Stock. It

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further contemplated an earn-out of up to $20,940,000 over three (3) years in cash or partly in cash and partly shares of Common Stock.

Following several calls and in-person meetings among the business principals, McGurk, Edell, Opeka and Pak conducted a site visit at Future Today’s Menlo Park, California offices on August 23, 2018. They were hosted by the FT Stockholders.

At least once per week thereafter, the parties continued to convene and participate in conferences calls to discuss deal structure and related items.

On September 4, 2018, the FT Stockholders sent the Company a revised draft of the LOI, proposing that the structure be a purchase of 100% of the outstanding equity of Future Today and that the earn-out be paid in performance units or another form of equity.

On September 5, 2018, Future Today conducted a site visit at the Company’s Sherman Oaks, California offices. In attendance were McGurk, Edell, Opeka, Loffredo, Pak, Ranjan, Mathur and Rajiv Ranjan, Future Today’s consultant.

Subsequently the principals, including Edell, Opeka, Pak and the FT Stockholders conferred with respect to the financial forecasting and modeling and other deal points.

On September 21, 2018, the FT Stockholders sent the Company a revised draft of the LOI, proposing that the structure be a purchase of 100% of all or substantially all of the assets or 100% of the outstanding equity of Future Today and that the Earn-Out be paid in performance units or another form of equity. On September 27, 2018, the FT Stockholders, McGurk, Loffredo, Opeka, Edell and Pak subsequently convened to discuss the revised LOI.

On October 1, 2018 and October 4, 2018, the Company and Future Today participated in conference calls to discuss the Earn-Out and other items. In attendance, on October 1, 2018 were Edell, Loffredo, Opeka, Pak and Richard McDerby, Future Today’s legal counsel (“McDerby”). In attendance, on October 4, 2018 were Edell, Opeka and Pak and the FT Stockholders.

On October 5, 2018, the Company sent Future Today a revised draft of the LOI proposing that the structure be a purchase of 100% of the outstanding equity of Future Today and that the earn-out be paid in performance units or another form of equity, as further revised. The transaction contemplated the purchase of representations and warranty insurance for the benefit of the Company as the sole source of remedy for indemnifications for breaches of representations and warranties.

On October 9, 2018, Future Today conducted a site visit at the Company’s Sherman Oaks offices. In attendance were the FT Stockholders, Edell, McGurk, Opeka and Pak.

On October 16, 2018 and October 17, 2018, the Company and Future Today exchanged revised versions of the LOI Today.  In addition to clarifying some legal issues, in this draft, some changes were made in the calculation of the Working Capital Ratio, and the allocation of the responsibility for paying the R&W Expenses.

On October 18, 2018, the Company and the FT Stockholders executed the LOI. Thereafter, the principals began to conduct due diligence.

Following several calls among the business principals, McGurk and Jin attended a meeting with the FT Stockholders on October 22, 2018 to discuss Future Today’s business platform, prospects for synergies with the Company and deal points.

On October 25, 2018, the Company had a phone call regarding tax due diligence with Future Today.  In attendance were Edell, Opeka, Pak and the FT Stockholders.

On October 31, 2018 and November 1, 2018, Edell conducted two (2) site visits at Future Today’s Menlo Park offices. They were hosted by the FT Stockholders.

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On November 15, 2018, the Company had a phone call with Future Today and auditors BDO USA, LLP  (“BDO”).  In attendance were Edell and Michael Dombrowski, Mark Fan, Ganesh Rajamani, Nolan Willis and Kevin Young, from BDO.

On November 16, 2018, the Company sent to Future Today and the FT Stockholders a first draft of the Merger Agreement.

On November 28, 2018 and November 29, 2018, the Company conducted a site visit at Future Today’s Menlo Park offices. In attendance were Edell, Opeka and the FT Stockholders.

On December 5, 2018, the Company and Future Today had a phone call regarding the results of Future Today’s 2015-2016 business operations.  In attendance were Edell, Loffredo, Pak and the FT Stockholders.  Subsequently, the Company and Future Today had a meeting in which both business and due diligence items were discussed.

On December 13, 2018, the Company and Future Today convened a phone call with BDO regarding the onboarding of Future Today.

On December 18, 2018, the LOI was amended to extend the initial period of exclusivity from December 31, 2018 to January 31, 2019.

On December 20, 2018 Future Today and the FT Stockholders sent to the Company a revised draft of the Merger Agreement.

On January 16, 2019, the Company and Future Today had a phone call to discuss the 2018 financial statements.  In attendance were Edell and the FT Stockholders.

On January 17, 2019, the Company and Future Today had a phone call to discuss supplemental due diligence requests.  In attendance were Edell, Loffredo and the FT Stockholders.

On January 22, 2019, the Company sent to Future Today and the FT Stockholders a revised draft of the Merger Agreement.

On January 23, 2019, the Company and Future Today had a phone call to discuss the timeline of the merger.  In attendance were Edell, Loffredo, McGurk, Opeka, Pak and the FT Stockholders.

On January 30, 2019, the LOI was amended to extend the initial period of exclusivity from January 31, 2019 to February 28, 2019.

On February 8, 2019, the Company sent to Future Today and the FT Stockholders a revised draft of the Merger Agreement.

During the period while the Merger Agreement was being negotiated, Edell and Opeka engaged in continuing and frequent discussions with the FT Stockholders.

During the month of February 2019, the Company and Future Today had numerous phone calls relating to both the status of the audit and the Merger Agreement.

During the period from late January 2019 to early March 2019, the Company and Future Today and the FT Stockholders negotiated the terms of the Registration Rights Agreement, the Employment Agreements, the Non-Compete Agreements and other related documents.

On February 25, 2019, the LOI was amended to extend the initial period of exclusivity from February 28, 2019 to March 31, 2019.

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On March 4, 2019, the Company sent to Future Today and the FT Stockholders a revised draft of the Merger Agreement.

On March 8, 2019, the Company and Future Today and the FT Stockholders exchanged revisions to the Merger Agreement.

On March 9, 2018 Future Today and the FT Stockholders sent to the Company a revised draft of the Merger Agreement.

On March 10, 2019, the Company sent to Future Today and the FT Stockholders a revised draft of the Merger Agreement.

On March 11, 2019, March 12, 2019, and March 13, 2019, the Company and Future Today and the FT Stockholders exchanged revisions to the Merger Agreement.

On March 14, 2019, the Merger Agreement was finalized and executed.

On March 15, 2019, prior to the opening of the U.S. financial markets, the Company advised Nasdaq of the proposed transaction and issued a press release announcing the Merger Agreement.

Opinion of Weaver and Tidwell, L.L.P.

Pursuant to an engagement letter dated February 6, 2019, we engaged Weaver and Tidwell, L.L.P. (“Weaver”) as the Company’s advisor to provide a fairness opinion, which was dated March 5, 2019 (the “Fairness Opinion”) in connection with the Acquisition. In connection with its engagement, Weaver delivered to the Board a presentation on March 1, 2019, and later delivered to the Company the Fairness Opinion, about its findings. The Fairness Opinion indicated that the consideration to be paid by the Company in the Transaction pursuant to the Agreement and Plan of Merger is fair to the Company, from a financial point of view. The Fairness Opinion is attached hereto as Appendix D and is incorporated herein by reference.

Weaver is a recognized nationally-oriented accounting firm with comprehensive capabilities, including but not limited to traditional assurance and tax services. Weaver provides a wide array of advisory services including risk advisory, transaction advisory, IT advisory, energy compliance services, forensics and litigation, financial institutions consulting and public company services. Weaver was recommended to the Board by financial advisors to the Company, based on such advisors’ previous experience with Weaver.

In arriving at its opinion Weaver performed the following procedures, among other items:

•	Read the draft Agreement and Plan of Merger;
•	Read Future Today’s unaudited financial statements for the period December 31, 2017 prepared by a third party accounting firm, as well as internally prepared financial statements for the year ended December 31, 2018;
•	Read certain operating and financial information, including projections, provided to us by Cinedigm’s management relating to Cinedigm’s and Future Today’s business prospects;
•	Reviewed a representation letter from Cinedigm’s management as to the accuracy of information Weaver reviewed, including the projections and the financial statements of FT;
•	Reviewed publicly available economic, financial and market information as it relates to the business operations of FT and the industry in which FT operates;
•	Met with certain members of Cinedigm senior and operating management to discuss Cinedigm’s and Future Today’s operations, historical financial results and future prospects;
•	Reviewed financial and operating information regarding certain publicly-traded businesses Weaver deemed relevant and necessary; and
•	Conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

In connection with its review, Weaver assumed and relied upon the accuracy and completeness of the financial statements, forecasts, projections and other information provided to it by management as of the date of the Weaver Presentation. Weaver further relied upon the assurances of management that management was not unaware of any

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facts that would make the information provided to Weaver incomplete or misleading. In the course of its investigation, Weaver did not independently verify such information or assurances.

Financial Information

The audited financial statements and accompanying notes of Future Today as of and for the years ended December 31, 2018 and 2017 are attached to this Information Statement beginning on page F-1 and are incorporated herein by reference.

The unaudited pro forma condensed consolidated financial statements and accompanying notes of the Company (in the form detailed below) are attached to this Information Statement beginning on page F-19 and are incorporated herein by reference.

•	The unaudited pro forma condensed consolidated balance sheet as of December 31, 2018 combines the Company’s unaudited historical condensed consolidated balance sheet as of December 31, 2018 with the audited historical balance sheet of Future Today as of December 31, 2018, and gives effect to the Acquisition, including the Acquisition Financing, on a pro forma basis as if it had been completed on December 31, 2018.
•	The unaudited pro forma condensed consolidated statement of operations for the nine months ended December 31, 2018 combines the Company’s unaudited historical condensed consolidated statement of operations for the period then ended with the unaudited historical statement of income of Future Today for the nine months ended September 30, 2018 (different financial period permitted by SEC rules), and gives effect to the Acquisition, including the Acquisition Financing, on a pro forma basis as if it had been completed on April 1, 2017.
•	The unaudited pro forma condensed consolidated statement of operations for the fiscal year ended March 31, 2018 combines the Company’s audited historical condensed consolidated statement of operations for the fiscal year then ended with the audited historical statement of income of Future Today for the year ended December 31, 2018 (different financial period permitted by SEC rules), and gives effect to the Acquisition, including the Acquisition Financing, on a pro forma basis as if it had been completed on April 1, 2017.

A discussion and analysis of the financial condition and results of operations of Future Today as of and for the years ended December 31, 2018 and 2017 is attached to this Information Statement beginning on page F-25 and should be read in conjunction with the unaudited financial statements and notes thereto of Future Today for the years ended December 31, 2018 and 2017 attached beginning on page F-1.

18

AMENDMENT OF THE COMPANY’S CERTIFICATE OF INCORPORATION TO
INCREASE THE AMOUNT OF CLASS A COMMON STOCK AUTHORIZED

The Company’s Fifth Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) currently authorizes the issuance of a total of 75,000,000 shares of capital stock. Of such shares, 60,000,000 are designated as Class A Common Stock (referred to herein as “Common Stock”) and 15,000,000 are designated as preferred stock. As of February 11, 2019, (x) there were 35,678,248 shares of Common Stock issued and outstanding and (y) 20 shares of preferred stock were designated as Series A 10% non-voting cumulative preferred stock, of which seven (7) were issued and outstanding and one (1) was issued but is no longer outstanding.

In addition to the 35,678,248 shares of Common Stock currently outstanding, the Company has an aggregate of 7,779,780 shares of Common Stock reserved for issuance pursuant to (a) the exercise of outstanding warrants, (b) the Company’s Second Amended and Restated 2000 Equity Incentive Plan (the “2000 Plan”), (c) the Company’s 2017 Equity Incentive Plan (the “2017 Plan”), (d) the exercise of outstanding inducement stock options that were granted outside of the Plan, and (e) the conversion of an outstanding convertible note.

The aggregate number of outstanding and reserved shares of Common Stock is 43,458,028, leaving only 16,541,972 shares of Common Stock available for future issuances. Such future issuances could include the issuance of the Acquisition Shares and the Financing Shares, and, more generally, the sale of securities in order to raise capital, for the payment of consideration in acquisitions, as additional shares issued in connection with grants made to employees under new or expanded existing compensation plans or arrangements, and for other uses not currently anticipated. Specifically, upon consummation of the Transactions, the Company will issue 26,666,667 Shares (excluding any Earn-out Shares that may be issued subsequently) in connection therewith. Accordingly, the Company is proposing to increase the number of authorized shares of Common Stock, so that the number of shares of Common Stock would increase to 150,000,000 shares. This would allow the Company to issue the Acquisition Shares and the Financing Shares upon consummation of the Transactions, and have additional shares of Common Stock available for future uses, although no such future uses are contemplated at this time. In connection with the consummation of the Transactions, the Company intends to file an amendment to the Certificate of Incorporation to effect the increase in the number of authorized shares of Common Stock, a copy of which is attached hereto as Appendix C. The Company believes that such increase is in the best interests of the Company and its stockholders, as it would allow the Company to consummate the Transactions and, in addition, provide the Company with flexibility and alternatives in structuring future transactions.

This amendment would not change any of the rights, restrictions, terms or provisions relating to the Common Stock or the preferred stock. Under the General Corporation Law of the State of Delaware, stockholders are not entitled to appraisal rights with respect to this amendment. The Company will not independently provide stockholders with any such right. Additionally, holders of Common Stock do not have any preemptive rights with respect to the issuance of Common Stock.

Future issuances of Common Stock could affect stockholders. Any future issuance of Common Stock, other than on a pro-rata basis, would dilute the percentage ownership and voting interest of the then current stockholders.

Upon the issuance of the Acquisition Shares and the Financing Shares, approximately 26,666,667 shares of Common Stock will be issued, which will be dilutive with respect to the percentage ownership and voting interest of the holders of outstanding shares of Common Stock. The Company’s existing stockholders, other than Bison Capital and its affiliates, would hold approximately 26% of the Company’s outstanding capital stock and would have relatively little influence over the Company’s affairs.

The increase in the number of authorized shares of Common Stock was approved by the full Board on March 14, 2019 and by the holder of a majority of the outstanding shares of Common Stock in the Written Consent on March 14, 2019.

19

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

The following table sets forth as of March 19, 2019, certain information with respect to the beneficial ownership of the Common Stock as to (i) each person known by the Company to beneficially own more than 5% of the outstanding shares of the Common Stock, (ii) each of the Company’s directors, (iii) each of the Company’s Chief Executive Officer, its three other most highly compensated individuals who were serving as executive officers at the end of the fiscal year ended March 31, 2018, for services rendered in all capacities during the fiscal year ended March 31, 2018 (the “Named Executives”), and (iv) all of the Company’s directors and executive officers as a group.

CLASS A COMMON STOCK

	Shares Beneficially Owned (b)
Name (a)	Number		Percent
Christopher J. McGurk	1,444,073	(c)	4.0%
Jeffrey S. Edell	135,000	(d)	*
William S. Sondheim	118,000	(e)	*
Gary S. Loffredo	203,479	(f)	*
Peter C. Brown	196,114	(g)	*
Peng Jin	74,712		*
Patrick W. O’Brien	155,914		*
Zvi M. Rhine	327,736	(h)	*
Peixin Xu	21,141,379	(i)	57.0%
Bison Capital Holding Company Limited	21,066,667	(j)	56.8%
All directors and executive officers as a group (9 persons)	23,796,407	(k)	62.9%

*	Less than 1%

(a)	Unless otherwise indicated, the business address of each person named in the table is c/o Cinedigm Corp., 45 West 36th Street, 7th Floor, New York, New York 10018.

(b)	Applicable percentage of ownership is based on 35,678,248 shares of Common Stock outstanding as of March 19, 2019 together with all applicable options, warrants and other securities convertible into shares of our Common Stock for such stockholder. Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting and investment power with respect to shares. Shares of Common Stock subject to options, warrants or other convertible securities exercisable within 60 days after March 19, 2019 are deemed outstanding for computing the percentage ownership of the person holding such options, warrants or other convertible securities, but are not deemed outstanding for computing the percentage of any other person. Except as otherwise noted, the named beneficial owner has the sole voting and investment power with respect to the shares of Common Stock shown. Certain information is based on the numbers of shares reported in the most recent Schedule 13D or Schedule 13G, as amended, as applicable, filed by stockholders with the SEC through March 19, 2019 and information provided by holders or otherwise known to the Company.

(c)	Includes 600,000 shares of Common Stock underlying currently exercisable options.

(d)	Includes 35,000 shares of Common Stock underlying currently exercisable options.

(e)	Includes 25,000 shares of Common Stock underlying currently exercisable options.

(f)	Includes 84,479 shares of Common Stock underlying currently exercisable options.

(g)	Includes 92,067 shares owned by Grassmere Partners LLC, of which Mr. Brown is Chairman. Mr. Brown disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein.

20

(h)	Mr. Rhine is the Principal of Sabra Investments, LP and Sabra Capital Partners, LLC. Includes (i) 175,336 shares of Common Stock owned directly, (ii) 145,000 shares of Common Stock owned by Sabra Investments, LP, and (iii) 7,400 shares of Common Stock owned by Sabra Capital Partners.

(i)	Includes (i) 74,712 shares of Common Stock owned directly, (ii) 19,666,667 shares of Common Stock owned by Bison Entertainment Investment Limited (“BEIL”), and (iii) 1,400,000 shares of Common Stock subject to issuance upon exercise of currently exercisable warrants owned by Bison Entertainment and Media Group (“BEMG”). BEIL, of which Mr. Xu is the President and Director, is wholly-owned by BEMG, which is wholly-owned by Bison Capital Holding Company Limited. Mr. Xu’s spouse, Fengyun Jiang, is the sole owner of Bison Capital Holding Company Limited.

(j)	The business address of Bison Capital Holding Company Limited is 609-610 21st Century Tower, No. 40 Liangmaqiao Road, Chaoyang District, Beijing, China, 100016. Includes (i) 19,666,667 shares of Common Stock owned by BEIL and (ii) 1,400,000 shares of Common Stock subject to issuance upon exercise of currently exercisable warrants owned by BEMG. BEIL is wholly-owned by BEMG, which is wholly-owned by Bison Capital Holding Company Limited. Fengyun Jiang is the sole owner of Bison Capital Holding Company Limited.

(k)	Includes (i) 744,479 shares of Common Stock underlying currently exercisable options and (ii) 1,400,000 shares of Common Stock subject to issuance upon exercise of currently exercisable warrants.

ADDITIONAL INFORMATION

We are required to file periodic reports, proxy statements and other information relating to our business, financial and other matters with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at, and obtain a copy of any such document by mail from, the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549, at prescribed charges. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room and its charges.

The following documents, as filed with the SEC by the Company, are incorporated herein by reference:

•	our Annual Report on Form 10-K for the fiscal year ended March 31, 2018, filed with the SEC on June 26, 2018 (the “2018 Form 10-K”);
•	our Amendment No. 1 to Annual Report on Form 10-K for the fiscal year ended March 31, 2018, filed with the SEC on June 28, 2018;
•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2018 filed, with the SEC on August 14, 2018; and
•	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2018 filed with the SEC on November 14, 2018.
•	our Quarterly Report on Form 10-Q for the quarter ended December 31, 2018 filed with the SEC on February 14, 2019.
•	our current report on Form 8-K filed with the SEC on April 4, 2018;
•	our current report on Form 8-K filed with the SEC on June 11, 2018;
•	our current report on Form 8-K filed with the SEC July 26, 2018;

•	our current report on Form 8-K filed with the SEC August 14, 2018;
•	our current report on Form 8-K filed with the SEC September 21, 2018;
•	our current report on Form 8-K filed with the SEC October 12, 2018;
•	our current report on Form 8-K filed with the SEC November 15, 2018;
•	our current report on Form 8-K filed with the SEC December 7, 2018;
•	our current report on Form 8-K filed with the SEC December 18, 2018;
•	our current report on Form 8-K filed with the SEC February 13, 2019;
•	our current report on Form 8-K filed with the SEC March 4, 2019;
•	our current report on Form 8-K filed with the SEC March 20, 2019;
•	our current report on Form 8-K filed with the SEC April 3, 2019;

21

•	the portions of our proxy statement relating to our annual meeting of stockholders held on September 20, 2018, filed with the SEC on August 10, 2018, that have been incorporated by reference into the 2018 Form 10-K;
•	our definitive information statement filed with the SEC on January 16, 2019;
•	the description of our Common Stock contained in our Registration Statement on Form 8-A (File No. 000-51910), filed with the SEC under Section 12 of the Exchange Act on April 12, 2006; and
•	the description of our Common Stock contained in our amendment no. 1 on Form 8-A (File No. 001-31810), filed with the SEC under Section 12 of the Exchange Act on October 6, 2009.

We also incorporate by reference into this information statement additional documents that we may file with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act between the date of this information statement and the earlier of the date of the consummation of the Transactions or the termination of the Merger Agreement.

Upon receipt of a written request, the Company will furnish to any shareholder, without charge, a copy of such report(s) (without exhibits). Upon request and payment of $0.10 (ten cents) per page, copies of any exhibit to such Annual Report will also be provided. Any such written request should be directed to the Company’s Secretary at 45 West 36th Street, 7th Floor, New York, New York 10018 or (212) 206-8600. These documents are also included in our filings with the SEC, which you can access electronically at the SEC's website at http://www.sec.gov

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

Some banks, brokers and other record holders have begun the practice of “householding” notices, proxy statements and annual reports. “Householding” is the term used to describe the practice of delivering a single set of notices, proxy statements and annual reports to any household at which two or more stockholders reside if a company reasonably believes the stockholders are members of the same family. This procedure reduces the volume of duplicate information stockholders receive and also reduces a company’s printing and mailing costs. The Company will promptly deliver an additional copy of any such document to any stockholder who writes or calls the Company. Alternatively, if you share an address with another stockholder and have received multiple copies of our notices, proxy statements and annual reports, you may contact us to request delivery of a single copy of these materials. Any such written request should be directed to Investor Relations at 45 West 36th Street, 7th Floor, New York, New York 10018 or (212) 206-8600.

This Information Statement is provided to the holders of Common Stock of the Company only for information purposes in connection with the Actions, pursuant to and in accordance with Rule 14c-2 of the Exchange Act. Please carefully read this Information Statement.

22

Future Today Inc.

Financial Statements
Years Ended December 31, 2018 and 2017

The report accompanying these financial statements was issued by BDO USA, LLP, a Delaware limited liability partnership and the U.S. member of BDO International Limited, a UK company limited by guarantee.

F-1

Future Today Inc.

Financial Statements
Years Ended December 31, 2018 and 2017

F-2

Future Today Inc.

Contents

F-3

Tel: 310-557-0300 Fax: 310-557-1777 www.bdo.com	515 Flower Street 47th Floor Los Angeles CA 90071

Independent Auditor’s Report

Board of Directors

Future Today Inc.

Menlo Park, CA

We have audited the accompanying financial statements of Future Today Inc., which comprise the balance sheets as of December 31, 2018 and 2017, and the related statements of income, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Future Today Inc. as of December 31, 2018 and 2017, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

April 16, 2019

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.

F-4

Financial Statements

F-5

Future Today Inc.

Balance Sheets

December 31,	2018	2017

Assets

Current assets
Cash	$2,418,649	$3,820,287
Accounts receivable, net	8,000,951	4,145,584
Content library, net	105,932	231,154
Prepaid expenses	61,671	1,745

Total current assets	10,587,203	8,198,770

Property and equipment, net	8,143	5,677
Deferred tax assets, net	38,858	-

Total assets	$10,634,204	$8,204,447

Liabilities and Stockholders' Equity

Current liabilities
Accounts payable and accrued expenses	$7,312,112	$7,998,423
Income taxes payable	33,745	-

Total current liabilities	7,345,857	7,998,423

Deferred tax liabilities, net	-	79,636

Total liabilities	7,345,857	8,078,059

Commitments and Contingencies (Note 7)

Stockholders' Equity
Common stock, no par value; 1,500 shares authorized; 1,273 shares issued and outstanding at December 31, 2018 and 1,500 shares issued and outstanding at December 31, 2017	-	-
Additional paid-in capital	1,100	1,100
Retained earnings	3,287,247	125,288

Total stockholders' equity	3,288,347	126,388

Total liabilities and stockholders' equity	$10,634,204	$8,204,447

See accompanying notes to financial statements.

F-6

Future Today Inc.

Statements of Income

Year ended December 31,	2018	2017

Revenue	$23,850,005	$9,565,367

Costs and expenses:
Direct operating	11,950,476	4,142,539
Selling and marketing	1,620,677	1,131,136
General and administrative	6,081,145	4,182,041
Depreciation	4,987	3,135

Total operating expenses	19,657,285	9,458,851

Operating income	4,192,720	106,516

Interest income	12,463	352

Income before income tax expense	4,205,183	106,868

Income tax expense	(1,043,224)	(63,243)

Net income	$3,161,959	$43,625

See accompanying notes to financial statements.

F-7

Future Today Inc.

Statements of Changes in Stockholders’ Equity

					Total
	Common Stock		Additional	Retained	Stockholders'
	Shares	Amount	Paid-In Capital	Earnings	Equity

Balance, January 1, 2017	1,500	$-	$1,100	$81,663	$82,763

Net income	-	-	-	43,625	43,625

Balance, December 31, 2017	1,500	-	1,100	125,288	126,388

Forfeitures	(227)	-	-	-	-
Net income	-	-	-	3,161,959	3,161,959

Balance, December 31, 2018	1,273	$-	$1,100	$3,287,247	$3,288,347

See accompanying notes to financial statements.

F-8

Future Today Inc.

Statements of Cash Flows

Year ended December 31,	2018	2017

Cash flows from operating activities
Net income	$3,161,959	$43,625
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation	4,987	3,135
Provision for doubtful accounts	244,729	1,271
Deferred taxes	(118,494)	63,243
Changes in operating assets and liabilities:
Accounts receivable	(4,100,096)	(1,557,002)
Prepaid expenses	(59,926)	-
Content library	125,222	(155,603)
Accounts payable and accrued expenses	(686,311)	5,132,673
Income taxes payable	33,745	-

Net cash (used in) provided by operating activities	(1,394,185)	3,531,342

Cash flows from investing activities
Purchases of property and equipment	(7,453)	(2,291)

Net cash used in investing activities	(7,453)	(2,291)

Net (decrease) increase in cash	(1,401,638)	3,529,051

Cash, beginning of year	3,820,287	291,236

Cash, end of year	$2,418,649	$3,820,287

Supplemental cash flow information
Cash paid for income taxes	$1,094,229	$-

See accompanying notes to financial statements.

F-9

Future Today Inc.

Notes to Financial Statements

1.	Organization and Basis of Presentation

The Company

Future Today Inc. (the “Company,” “we,” “us,” or similar pronouns) was incorporated under the laws of the State of Delaware on April 20, 2006. The Company is a video distribution and technology company that currently operates 700+ over-the-top (“OTT”) channels in 10+ verticals including Food, Kids, Fashion, Health, Fitness and Entertainment that are available on the web, mobile devices and Connected TV platforms. The Company works with video producers to help distribute and monetize their content, and operators and device manufacturers to enrich the quality of programming on their devices. Our channels are available on Roku, Apple TV, Amazon Fire TV, Samsung Smart TVs, Sony Connected devices, XBOX, iOS, Android and Windows.

The Company is committed to bridging content owners with audiences all over the world through our cloud-based solution. We are a provider of multiple services, including app creation, streaming, audience development, monetization, and analytics. In addition to creating and managing third party channels, we own and operate channels on OTT Platforms, including Fawesome TV and HappyKids TV.

Basis of Presentation

The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

2.	Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from those estimates. Significant estimates used in the preparation of the financial statements include those related to the adequacy of accounts receivable reserves, accrual of content costs and income tax positions.

Concentration of Credit Risk

The Company’s financial instruments that are subject to concentrations of credit risk consist primarily of cash and accounts receivables. At times, cash balances held at financial institutions are in excess of federally insured limits. To date, the Company has experienced no losses in connection with such deposits.

The Company is subject to concentration of credit risk through its reliance on certain demand partners to generate most of its revenue and on certain content partners to provide most of the content used in its business. The Company does not believe these concentrations present a material economic risk or material concentration of credit risk given the ready market for content through its various platforms and the wide array of content providers in the market.

F-10

Future Today Inc.

Notes to Financial Statements

Revenue from the Company’s top four customers accounted for approximately 60% of total revenue for the year ended December 31, 2018. At December 31, 2018, two customers accounted for approximately 41% of the Company’s accounts receivable balance. Revenue from the Company’s top two customers accounted for approximately 79% of total revenue for the year ended December 31, 2017. At December 31, 2017, two customers accounted for approximately 72% of the Company’s accounts receivable balance.

Purchases from the Company’s top two vendors accounted for approximately 79% of total direct operating costs for the year ended December 31, 2018. At December 31, 2018, three vendors accounted for approximately 62% of the Company’s accounts payable and accrued expenses balance. Purchases from the Company’s top vendor accounted for approximately 30% of total direct operating costs for the year ended December 31, 2017. At December 31, 2017, two vendors accounted for approximately 70% of the Company’s accounts payable and accrued expenses balance.

Revenue Recognition

The Company recognizes revenue in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 605 (“ASC 605”), Revenue, when persuasive evidence of an arrangement exists, the price is fixed or determinable, collection is reasonably assured, and performance of services has occurred.

The Company primarily generates revenue by collecting a portion of advertising revenue received from the Company’s customers on channels operated by the Company on its customers’ distribution platforms. The Company recognizes revenue in the month in which the advertising is delivered on the Company’s channels or when the Company's or partner’s content (for The Roku Channel, YouTube, etc.) is delivered on the third-party distribution platforms. Fees earned are typically based on the gross amounts billed to our customers (“demand partners”). Depending upon the nature of the agreements with the demand partner, the fee rate that the Company earns varies. The Company has separate insertion orders (“IOs”) or agreements with each demand partner including pricing decided in advance, which provides evidence of an arrangement and determinable variable price using industry standard measures such as cost per mille (“CPM”). Monthly advertising impression reports from each demand partner confirm delivery of advertising and are the basis on which the Company determines its revenue on a monthly basis.

Direct Operating Costs

Direct operating costs consist primarily of costs paid to our content providers for content. Such content costs are either expensed directly or capitalized and amortized into expense over their estimated useful lives, which has been one year in accordance with the terms of the arrangements.

Selling and Marketing

Selling and marketing expense consists primarily of fees paid to advertise content on the Company’s various platforms and acquire new customers.

General and Administrative

General and administrative expense consists primarily of salaries and consulting fees incurred by the Company in the operation of its business.

F-11

Future Today Inc.

Notes to Financial Statements

Depreciation and Amortization

Depreciation expense consists of depreciation of the Company’s property and equipment over its estimated useful life. Amortization expense consists of amortization of the Company’s content library, which expense is included in direct operating costs in the statements of income.

Operating Leases

The Company leases its facilities and accounts for these leases in accordance with ASC Topic 840 (“ASC 840”), Leases. In accordance with ASC 840, rent expense is recognized on a straight-line basis with a liability for deferred rent recognized for the difference in the expense recorded and the current cash payments required under the terms of the leases.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are recorded at the invoiced amount and do not bear interest. The Company generally grants credit to customers without collateral. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. However, changes in circumstances relating to accounts receivable may result in an additional allowance required in the future.

We review the composition of accounts receivable and analyze historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of our allowance for doubtful accounts, which is recorded primarily on a specific identification basis. Based on our analysis, an allowance for doubtful accounts of $246,000 and $1,271 was recorded as of December 31, 2018 and 2017, respectively.

Content Library

The Company enters into agreements with its content partners in order to be able to host content on its various platforms. The Company capitalizes the related costs and amortizes them over their estimated useful lives, which has been one year in accordance with the terms of the arrangements.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets, which is typically three years. Maintenance and repairs that do not extend the life or improve the asset are expensed in the year incurred. When assets are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the balance sheet and any resulting gain or loss is reflected in operations in the period realized.

F-12

Future Today Inc.

Notes to Financial Statements

Software Development Costs

In accordance with ASC Topic 350-40, Internal-Use Software, the Company’s policy is to capitalize third-party fees and payroll and payroll-related costs for employees who are directly associated with a software development project. Any such capitalized costs are then amortized over the estimated useful life of the software, generally three years, which is consistent with industry practice. Maintenance costs are expensed as incurred, while upgrades and enhancements are capitalized if it is probable that such expenditures will result in additional functionality. The Company did not capitalize any software development costs during the years ended December 31, 2018 or 2017, and did not have any capitalized software development costs included in the accompanying balance sheets as of December 31, 2018 or 2017.

Impairment of Long-Lived Assets

The Company reviews long-lived assets to be held and used for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If indicators of asset impairment exist, the Company assesses the recoverability of the affected long-lived assets by determining whether the carrying value of such assets can be recovered through the undiscounted future expected operating cash flows. If impairment is indicated, the Company records the amount of such impairment for the excess of the carrying value of the asset over its estimated fair value. No impairment loss was recorded for the years ended December 31, 2018 or 2017.

Income Taxes

The Company, which is subject to taxation in the United States as a C-corporation, uses the liability method to account for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates that will be in effect when the differences reverse. A valuation allowance is established to reduce deferred tax assets to the amount expected to be realized.

The Company files income tax returns with U.S. federal and state governments. The Company is generally no longer subject to income tax examinations by U.S. federal and state taxing authorities for years before 2016. The Company incurred no interest or penalties related to income taxes during the years ended December 31, 2018 or 2017. The Company’s policy is that it would account for any interest and penalties incurred as a component of income tax expense.

Uncertain Tax Positions

The Company accounts for uncertain tax positions in accordance with an amendment to ASC Topic 740-10, Income Taxes (Accounting for Uncertainty in Income Taxes), which clarified the accounting for uncertainty in tax positions. This amendment provides that the tax effects from an uncertain tax position can be recognized in the financial statements only if the position is “more-likely-than-not” to be sustained were it to be challenged by a taxing authority. The assessment of the tax position is based solely on the technical merits of the position, without regard to the likelihood that the tax position may be challenged. If an uncertain tax position meets the “more-likely-than-not” threshold, the largest amount of tax benefit that is more than 50% likely to be recognized upon ultimate settlement with the taxing authority is recorded. The Company has no uncertain tax positions.

F-13

Future Today Inc.

Notes to Financial Statements

Commitments and Contingencies

The Company’s policy is to record a liability when a loss is considered probable and the amount can be reasonably estimated and to expense legal costs as they are incurred.

Recent Accounting Pronouncements

In February 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842) (“ASU 2016-02”). The new guidance amends the existing accounting standards for lease accounting, including requiring lessees to recognize most leases on their balance sheets and making targeted changes to lessor accounting. ASU 2016-02 will be effective for non-public calendar-year entities on January 1, 2020, with early adoption permitted. ASU 2016-02 requires a modified retrospective transition approach for all leases existing at, or entered into after, the date of initial application, with an option to use certain transition relief. The Company is evaluating the methods and impact of adopting this guidance on its financial statements, but does not anticipate a material impact based on its current leases.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”). This update changes the requirements for recognizing revenue. Under ASU 2014-09, revenue is recognized when promised goods or services are transferred to customers in an amount that reflects the consideration that is expected to be received for those goods or services. ASU 2014-09 will replace all existing revenue recognition guidance under GAAP when it becomes effective and permits the use of either the retrospective or cumulative effect transition method. In addition, the new standard requires that reporting companies disclose the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. In August 2015, the FASB deferred the effective date for non-public calendar-year entities to January 1, 2019. In 2016, the FASB issued additional guidance to clarify the implementation guidance. The Company is currently evaluating the impact of the new standard on its financial statements.

3.	Property and Equipment, Net

December 31,	2018	2017

Computers and related equipment	$18,592	$11,139
Less: Accumulated depreciation	(10,449)	(5,462)

	$8,143	$5,677

Depreciation expense was $4,987 and $3,135 in 2018 and 2017, respectively.

F-14

Future Today Inc.

Notes to Financial Statements

4.	Content Library, Net

December 31,	2018	2017

Content costs	$751,652	$519,333
Less: Accumulated amortization	(645,720)	(288,179)

	$105,932	$231,154

Amortization of content costs, which is included in direct operating costs on the statements of income, was $357,541 and $211,767 in 2018 and 2017, respectively. The remaining content costs of $105,932 as of December 31, 2018 are expected to be fully amortized during 2019.

5.	Accounts Payable and Accrued Expenses

December 31,	2018	2017

Accrued content costs	$4,378,397	$2,625,607
Accrued site hosting and tech maintenance fees	1,070,000	3,086,916
Accrued marketing fees	1,240,000	1,216,958
Accrued consulting fees	500,000	727,438
Accrued legal fees	123,715	185,000
Other accrued expenses	-	156,504

	$7,312,112	$7,998,423

6.	Stockholders’ Equity

The Company is authorized to issue up to 1,500 shares of common stock, no par value. During the formation of the Company and upon being hired subsequently, certain employees and directors purchased shares of common stock, with the condition that such shares would be forfeited for no consideration upon departure from the Company. As of December 31, 2017, there were 1,500 shares issued and outstanding. During 2018, 227 shares were forfeited, resulting in 1,273 shares issued and outstanding as of December 31, 2018.

7.	Commitments and Contingencies

Contingencies

From time to time, the Company is a party to legal proceedings, lawsuits and other claims that arise in the ordinary course of the Company’s business. Except as described below, the Company is not aware of any legal proceedings or claims that it believes may have, individually or taken together, a material adverse effect on the Company’s business, prospects, financial condition, results of operations or cash flows.

F-15

Future Today Inc.

Notes to Financial Statements

Legal Contingencies

The Company accrued an estimated potential liability related to a copyright claim of $185,000 as of December 31, 2017. In 2018, the Company settled this matter with no admission of liability and was absolved of any further responsibility.

Operating Leases

The Company leases office space through operating lease agreements, primarily on a month-to-month basis. Future minimum lease payments under operating leases at December 31, 2018 totaled $963, all of which is due in 2019.

Total rental expense for the years ended December 31, 2018 and 2017 was $21,564 and $20,195, respectively.

8.	Related Parties and Related Party Transactions

The following table summarizes the Company’s related parties and related party transactions and the related assets, liabilities and expenses as of and for the years ended December 31, 2018 and 2017:

	2018 Statement of Income		2017 Statement of Income		December 31, 2018 Balance Sheet		December 31, 2017 Balance Sheet

1) Transactions with a vendor where a family member of one of the Company’s shareholders was a shareholder and director:
a) Accounts payable	$-		$-		$-		$3,827,874	*
b) General and administrative expenses	-		2,625,000	*	-		-

2) Transactions with a service provider which has a shareholder who is also a shareholder of the Company:
a) Accounts payable	-		-		60,000		-
b) General and administrative expenses	240,000		-		-		-

3) Transaction with a vendor where a family member of one of the Company’s shareholders was a director:
a) Accounts payable	-		-		500,000		-
b) General and administrative expenses	500,000		99,500		-		-

4) Transactions with a family member of one of the Company’s shareholders for consulting services:
a) Accounts payable	-		-		-		727,438
b) General and administrative expenses	-		-		-		-

5) Transactions with a vendor partially owned by a family member of one of the Company’s shareholders:
a) Content library	-		-		35,071	**	70,581	**
b) Direct operating expenses	406,060	***	310,182	***	-		-

*	Consists of costs incurred and accrued through the last day of being a shareholder and director, or November 15, 2017.
**	Consists of the unamortized portion of the content library acquired.
***	Consists of non-content expense incurred and amortization of the content library.

F-16

Future Today Inc.

Notes to Financial Statements

9.	Income Taxes

The Tax Cuts and Jobs Act (the “Tax Act”) was enacted on December 22, 2017. The Tax Act significantly revised the U.S. corporate income tax by, among other things, reducing the U.S. federal corporate tax rate from 35% to 21%, effective January 1, 2018. The following tax provision for the year ended December 31, 2018 reflects the change in the corporate rate under the Tax Act, while the tax provision for the year ended December 31, 2017 reflects the corporate rate in effect prior to the effective date of Tax Act.

Income tax expense (benefit) for the years ended December 31, 2018 and 2017 consists of the following:

December 31,	2018	2017

Current:
Federal	$901,949	$-
State	259,769	-

Current tax expense	1,161,718	-

Deferred:
Federal	(91,592)	54,607
State	(26,902)	8,636

Deferred tax (benefit) expense	(118,494)	63,243

Income tax expense, net	$1,043,224	$63,243

The effective tax rate differs from the statutory rate primarily due to applicable state income taxes.

The remainder of this page intentionally left blank.

F-17

Future Today Inc.

Notes to Financial Statements

Deferred tax assets (liabilities) as of December 31, 2018 and 2017 consist of the following:

December 31,	2018	2017

Net operating loss carryforward	$-	$13,740
Allowance for doubtful accounts	63,239	545
Depreciation	3,026	4,925
Amortization of content	(27,407)	(98,846)

Deferred tax assets (liabilities), net	$38,858	$(79,636)

At December 31, 2017, the Company had federal net operating loss carryforwards of approximately $32,000 available, which were fully utilized during 2018.

Income taxes payable of $33,745 as of December 31, 2018 represents an estimated amount that is expected to be owed to taxing authorities for current federal and state taxes.

10.	Subsequent Events

On March 14, 2019, the Company and Cinedigm Corp. (“Cinedigm”) entered into an Agreement of Plan and Merger (the “Agreement), pursuant to which Cinedigm is expected to acquire the Company in a cash and stock transaction (the “Acquisition”) for $60.0 million. In the Acquisition, the Company’s shareholders are expected to receive $45.0 million in cash and $15.0 million in Cinedigm common stock (10.0 million shares valued at $1.50 per share). Cinedigm anticipates completing its acquisition of the Company, which is contingent on receiving Cinedigm shareholder approval, during the second calendar quarter of 2019.

The Company has evaluated subsequent events through April 16, 2019, the date on which the accompanying financial statements were available to be issued, and identified no such events other than the aforementioned event.

F-18

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Introduction to Unaudited Pro Forma Condensed Consolidated Financial Statements	F-20

Unaudited Pro Forma Condensed Consolidated Balance Sheet as of December 31, 2018	F-21

Unaudited Pro Forma Condensed Consolidated Statement of Operations For the Nine Months Ended December 31, 2018	F-22

Unaudited Pro Forma Condensed Consolidated Statement of Operations For the Fiscal Year Ended March 31, 2018	F-23

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements	F-24

F-19

INTRODUCTION TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

During the second calendar quarter of 2019, Cinedigm Corp. (the “Company”) anticipates completing its acquisition of Future Today Inc. (“Future Today”), pursuant to an Agreement of Plan and Merger between the parties dated March 14, 2019 (the “Agreement). Pursuant to the Agreement, the Company is expected to acquire Future Today in a cash and stock transaction (the “Acquisition”) for $60.0 million. In the Acquisition, Future Today’s shareholders are expected to receive $45.0 million in cash and $15.0 million in Company common stock (10.0 million shares valued at $1.50 per share). The consummation of the Acquisition is subject to shareholder approval.

Additionally, during the second calendar quarter of 2019, the Company anticipates completing the following transactions (together, the “Acquisition Financing”) in order to finance the Acquisition:

•	The sale of approximately 16.7 million shares of Company common stock at $1.50 per share for net proceeds of $25.0 million; and
•	A borrowing on a new bank loan in the amount of $20.0 million.

The following unaudited pro forma condensed consolidated balance sheet gives effect to the Acquisition, including the Acquisition Financing, as if it had occurred on December 31, 2018, and the unaudited pro forma condensed consolidated statements of operations for the nine months ended December 31, 2018 and the fiscal year ended March 31, 2018 give effect to the Acquisition, including the Acquisition Financing, as if it had occurred on April 1, 2017. The unaudited pro forma condensed consolidated financial statements were based on and should be read in conjunction with (i) the unaudited consolidated financial statements of the Company included in its Quarterly Report on Form 10-Q for the quarter ended December 31, 2018; (ii) the audited consolidated financial statements of the Company included in its Annual Report on Form 10-K for the fiscal year ended March 31, 2018, as amended; (iii) the audited financial statements of Future Today for the year ended December 31, 2018 and 2017 attached beginning on page F-1; and (iv) the notes to the unaudited pro forma condensed consolidated financial statements.

The Company has concluded that the Acquisition meets the definition of a business combination under Accounting Standards Update No. 2017-01, "Clarifying the Definition of a Business" ("ASU 2017-01"). The determination of the fair value of assets acquired and liabilities assumed and resulting goodwill in these unaudited pro forma condensed consolidated financial statements has been based upon preliminary estimates. The Company will make a final determination of the fair values of assets and liabilities based on the actual valuation of the tangible and intangible assets and liabilities that exist as of the closing date. Amounts ultimately determined for identifiable tangible and intangible assets and liabilities and resulting goodwill could change significantly from the preliminary estimates used in the pro forma condensed consolidated financial statements presented below and could result in a material change in the depreciation or amortization of tangible and intangible assets and liabilities. The Company intends to finalize the determination of its purchase accounting in conjunction with the filing of its Annual Report on Form 10-K for the fiscal year ended March 31, 2019.

In the opinion of the Company’s management, the pro forma condensed consolidated financial statements include all significant necessary adjustments that can be factually supported to reflect the effects of the Acquisition and related transactions. The unaudited pro forma condensed consolidated financial statements are provided for informational purposes only. The unaudited pro forma condensed consolidated financial statements are not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the Acquisition and related transactions been completed as of the dates indicated or that may be achieved in the future. The completion of the valuation, the determination of fair value including resulting goodwill, and the impact of ongoing integration activities could cause material differences in the information presented. Furthermore, the Company expects to apply its own methodologies and judgments in accounting for the assets and liabilities to be acquired in the Acquisition, which may differ from those reflected in Future Today's historical financial statements and the pro forma condensed consolidated financial statements.

F-20

Cinedigm Corp.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

Monday, December 31, 2018

(In thousands)

	Company	Future Today	Pro Forma		Company
	Historical	Historical	Adjustments		Pro Forma
ASSETS
Current assets
Cash and cash equivalents	$17,141	$2,419	$(901	)(A)	$18,659
Accounts receivable, net	38,893	8,001	-		46,894
Inventory, net	632	-	-		632
Unbilled revenue	1,946	-	-		1,946
Prepaid and other current assets	9,397	167	-		9,564
Total current assets	68,009	10,587	(901)		77,695
Restricted cash	1,000	-	-		1,000
Property and equipment, net	16,312	8	-		16,320
Intangible assets, net	10,685	-	-		10,685
Goodwill	8,701	-	56,712	(B)	65,413
Other long-term assets	1,107	39	-		1,146
Total assets	$105,814	$10,634	$55,811		$172,259

LIABILITIES AND (DEFICIT) EQUITY
Current liabilities
Accounts payable and accrued expenses	$67,511	$7,346	-		$74,857
Current portion of notes payable	24,772	-	-		24,772
Current portion of notes payable, non-recourse	279	-	-		279
Current portion of deferred revenue	1,728	-	-		1,728
Total current liabilities	94,290	7,346	-		101,636
Notes payable, non-recourse, net of current portion	24,742	-	-		24,742
Notes payable, net of current portion	14,989	-	20,000	(C)	34,989
Deferred revenue, net of current portion	2,728	-	-		2,728
Other long-term liabilities	229	-	-		229
Total liabilities	136,978	7,346	20,000		164,324
Stockholders' deficit
Preferred stock	3,559	-	-		3,559
Common stock	36	-	27	(D)	63
Additional paid-in capital	367,630	1	39,972	(D)	407,603
Treasury stock, at cost	(11,603)	-	-		(11,603)
Accumulated (deficit) equity	(389,496)	3,287	(4,188	)(E)	(390,397)
Accumulated other comprehensive loss	3	-	-		3
Total stockholders' (deficit) equity of Cinedigm Corp.	(29,871)	3,288	35,811		9,228
Deficit attributable to noncontrolling interest	(1,293)	-	-		(1,293)
Total (deficit) equity	(31,164)	3,288	35,811		7,935
Total liabilities and (deficit) equity	$105,814	$10,634	$55,811		$172,259

F-21

Cinedigm Corp.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Nine Months Ended December 31, 2018

(In thousands, except for share and per share data)

	Company	Future Today	Pro Forma		Company
	Historical	Historical	Adjustments		Pro Forma
Revenues	$41,465	$16,251	$-		$57,716
Costs and expenses:
Direct operating (excludes depreciation and amortization shown below)	12,287	7,999	-		20,286
Selling, general and administrative	19,455	4,996	(354	)(F)	24,097
Provision for doubtful accounts	1,245	245	-		1,490
Depreciation and amortization of property and equipment	6,239	4	-		6,243
Amortization of intangible assets	4,187	-	-		4,187
Total operating expenses	43,413	13,244	(354)		56,303
(Loss) income from operations	(1,948)	3,007	354		1,413
Interest expense, net	(7,860)	-	(1,072	)(G)	(8,932)
Other expense, net	(40)	13	-		(27)
(Loss) income from operations before income taxes	(9,848)	3,020	(718)		(7,546)
Income tax expense	(194)	(749)	-		(943)
Net (loss) income	(10,042)	2,271	(718)		(8,489)
Net loss attributable to noncontrolling interest	38	-	-		38
Net (loss) income attributable to controlling interests	(10,004)	2,271	(718)		(8,451)
Preferred stock dividends	(267)	-	-		(267)
Net (loss) income attributable to common stockholders	$(10,271)	$2,271	$(718)		$(8,718)
Net loss per Class A and Class B common stock attributable to common stockholders - basic and diluted:
Net loss attributable to common stockholders	$(0.27)				$(0.14)
Weighted average number of Class A and Class B common stock outstanding: basic and diluted	37,793,845			(H)	64,460,512

Pro forma shares
Historical					37,793,845
Shares to FT shareholders					10,000,000
Shares sold to public					16,666,667

Total pro forma shares					64,460,512

F-22

Cinedigm Corp.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Fiscal Year Ended March 31, 2018

(In thousands, except for share and per share data)

	Company	Future Today	Pro Forma		Company
	Historical	Historical	Adjustments		Pro Forma
Revenues	$67,683	$9,565	$-		$77,248
Costs and expenses:
Direct operating (excludes depreciation and amortization shown below)	19,523	4,142	-		23,665
Selling, general and administrative	28,454	5,312	-		33,766
Provision for doubtful accounts	991	1	-		992
Depreciation and amortization of property and equipment	12,412	3	-		12,415
Amortization of intangible assets	5,580	-	-		5,580
Total operating expenses	66,960	9,458	-		76,418
Income from operations	723	107	-		830
Interest expense, net	(14,193)	-	(1,264	)(G)	(15,457)
Debt conversion expense and loss on extinguishment of notes payable	(4,504)	-	-		(4,504)
Other expense, net	(277)	-	-		(277)
Change in fair value of interest rate derivatives	157	-	-		157
(Loss) income from operations before income taxes	(18,094)	107	(1,264)		(19,251)
Income tax expense	(401)	(63)	-		(464)
Net (loss) income	(18,495)	44	(1,264)		(19,715)
Net loss attributable to noncontrolling interest	41	-	-		41
Net (loss) income attributable to controlling interests	(18,454)	44	(1,264)		(19,674)
Preferred stock dividends	(356)	-	-		(356)
Net (loss) income attributable to common stockholders	$(18,810)	$44	$(1,264)		$(20,030)
Net loss per Class A and Class B common stock attributable to common stockholders - basic and diluted:
Net loss attributable to common stockholders	$(0.81)				$(0.40)
Weighted average number of Class A and Class B common stock outstanding: basic and diluted	23,104,811			(H)	49,771,478

Pro forma shares
Historical					23,104,811
Shares to FT shareholders					10,000,000
Shares sold to public					16,666,667

Total pro forma shares					49,771,478

F-23

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. Overview

As explained in the introduction above, the Company anticipates completing its acquisition of Future Today during the second calendar quarter of 2019. In its preliminary purchase accounting, the Company determined that the fair values of the assets to be acquired and liabilities to be assumed in the Acquisition approximate their historical carrying values.

For purposes of pro forma financial information, if an acquiree has a different year-end than a registrant, the Securities and Exchange Commission permits the registrant to use the financial statements of the acquiree for a different financial period of equal length, so long as the difference between period-ends is 93 days or less. In accordance with this rule, the Company (March 31 year-end) has used the historical statements of income of Future Today (calendar year-end) as follows:

•	Nine months ended September 30, 2018 used in the unaudited pro forma condensed consolidated statement of operations for the nine months ended December 31, 2018.

•	Calendar year ended December 31, 2017 used in the unaudited pro forma condensed consolidated statement of operations for the fiscal year ended March 31, 2018.

2. Notes Relating to Pro Forma Adjustments

(A)	Adjustment represents the payment of transaction costs by the Company subsequent to December 31, 2018 related to the Acquisition.

(B)	Preliminary adjustment represents goodwill resulting from the purchase price exceeding the net fair value of the assets to be acquired and liabilities to be assumed in the Acquisition. Goodwill is attributed to the business relationships utilized in the Future Today business. Upon performing the final valuation, certain amounts may be allocated to other intangibles in addition to goodwill.

(C)	Adjustment represents the anticipated borrowing under a new loan entered into by the Company to fund a portion of the cash consideration owed to Future Today’s shareholders in the Acquisition.

(D)	Adjustment represents the following: (a) the anticipated issuance of 10.0 million shares of Company common stock at $1.50 per share to Future Today’s shareholders as partial consideration for the Acquisition and (b) the anticipated sale of approximately 16.7 million shares of Company common stock at $1.50 per share to fund a portion of the cash consideration owed to Future Today’s shareholders in the Acquisition. Adjustment also include the elimination of historical Future Today equity.

(E)	Adjustment represents the elimination of historical Future Today equity and an adjustment for transaction costs not capitalizable under ASU-2017-01.

(F)	Adjustment represents the elimination of transaction costs incurred by the Company related to the Acquisition.

(G)	Adjustment represents interest incurred at 7.1% and 6.3% (one-month LIBOR plus 5.0%) on the anticipated borrowing to fund a portion of the Acquisition for the nine months ended December 31, 2018 and the fiscal year ended March 31, 2018, respectively.

(H)	Pro forma weighted average common stock outstanding used in the calculation of net loss per common stock includes the 10.0 million shares anticipated to be issued to Future Today’s shareholders and the approximate 16.7 million shares anticipated to be sold to fund a portion of the Acquisition.

F-24

Management’s Discussion and Analysis of Financial Condition and Results of Operations of Future Today

The following discussion and analysis of the financial condition and results of operations of Future Today as of and for the years ended December 31, 2018 and 2017 should be read in conjunction with the audited financial statements and notes thereto of Future Today for the years ended December 31, 2018 and 2017 attached beginning on page F-1.

Results of Operations

Year Ended December 31, 2018 Compared to Year Ended December 31, 2017 (dollars in thousands)

Revenue

Year ended December 31,	2018	2017	$ Change	% Change
Revenue	$23,850	$9,565	$14,285	149%

Revenue generated from existing customers and channels increased by $9.3 million or 98%. New customers added an additional $5.0 million or 52% increase in 2018. In 2018, Future Today more than doubled its customer base and the average revenue per customer increased by 12%, driven primarily by engaging high profile programmatic I/O platforms which resulted in higher net CPM dollars received by Future Today.

Operating Expenses

Year ended December 31,	2018	2017	$ Change	% Change
Costs and expenses:
Direct operating	$11,950	$4,143	$7,807	188%
Selling and marketing	1,621	1,131	490	43%
General and administrative	6,081	4,182	1,899	45%
Depreciation	5	3	2	67%

Total operating expenses	$19,657	$9,459	$10,198	108%

The increase in operating expenses is primarily due to the following:

•	$7.8 million increase in direct operating expense primarily as a result of the increase in revenue, with an additional increase due to a major content partner having a higher revenue-sharing agreement with Future Today;

•	$0.5 million increase in selling and marketing expense primarily due to $0.9 million for a new customer acquisition program entered into with a key partner in 2018 and $0.3 million for additional services provided to a major content partner, which is offset by a corresponding amount of revenue increase; partially offset by a reduction of $0.7 million for third-party business development services that have been discontinued and brought in-house; and

•	$1.9 million increase in general and administrative expense primarily due to $1.6 million for bonuses, $0.5 million for consulting, IT audit and accounting fees and $0.5 million for legal services incurred during 2018 related to the pending acquisition by Cinedigm, an increase in hosting services of $0.3 million, and an increase in provision for doubtful accounts of $0.2 million; partially offset by a reduction of $0.9 million for third-party tech services that have been discontinued and brought in-house and $0.2 million incurred during 2017 related to the settlement of a legal matter.

Income Tax Expense

Year ended December 31,	2018	2017	$ Change	% Change
Income tax expense	$1,043	$63	$980	1,556%

F-25

Income tax expense increased as a result of the significant increase in pre-tax income, driven by the increase in revenue discussed above, partially offset by the increase in operating expenses.

Liquidity and Capital Resources

Future Today’s primary uses of cash include payments for content costs and operating expenses. Future Today’s primary source of cash is operating cash flow, which management anticipates will continue to grow organically along with receiving increases from new customers.

Future Today had cash totaling approximately $2.4 million and $3.8 million at December 31, 2018 and 2017, respectively, which represents a decrease of approximately $1.4 million. This decrease resulted primarily from net cash used in operating activities of $1.4 million, which is inclusive of a large increase in accounts receivable. The significant accounts receivable balance is expected to be received during 2019.

Future Today’s management believes its existing cash balance plus expected cash flow from operations will continue to allow the Future Today business to meet its cash needs.

Off-Balance Sheet Arrangements

Future Today has not entered into any off-balance sheet arrangements.

F-26

APPENDIX A

ACTION BY WRITTEN CONSENT OF

MAJORITY STOCKHOLDER OF

CINEDIGM CORP.

The undersigned, being the holder of a majority of the outstanding shares of Class A common stock, par value $.001 per share (the “Common Stock”) of Cinedigm Corp., a Delaware corporation (the “Corporation”), hereby consents to and adopts the following resolutions by written consent pursuant to Section 228 of the General Corporation Law of the State of Delaware, and the undersigned waives all requirements with respect to notice regarding such actions, and directs that this Written Consent be filed with the minutes of the proceedings of the stockholders of the Corporation.

Whereas, the Board of Directors of the Corporation (the “Board”) has determined it to be in the best interests of the Corporation to acquire (the “Acquisition”) all of the outstanding stock of Future Today Inc (“Future Today”); and

Whereas, the purchase price for the Acquisition will consist of a combination of an aggregate of $60,000,000, consisting of $45,000,000 in cash and up to 16,980,000 shares (which amount includes shares potentially issuable pursuant to an earnout provision) (the “Acquisition Shares”) of the Corporation’s Class A common stock, par value $0.001 per share (the “Common Stock”); and

Whereas, in connection with the issuance of the Acquisition Shares, the Corporation will grant certain registration rights (the “Registration Rights”) to the principal stockholders of Future Today; and

Whereas, in connection with obtaining the cash portion of the purchase price, the Corporation expects to borrow funds (the “Financing”) from, and issue and sell in a private placement (the “Private Placement”) shares of Common Stock (the “Private Placement Shares”) to, an investor that may be affiliated with the undersigned stockholder; and

Whereas, the Board has determined it to be in the best interests of the Corporation, in connection with the Acquisition and the Private Placement, to amend the Corporation’s Fifth Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) to authorize additional shares of Common Stock, resulting in an aggregate of 150,000,000 shares of authorized Common Stock (the “Increase”), in order to facilitate the issuance of shares of Common Stock, in substantially in the form of the amendment attached hereto as Exhibit A (the “Charter Amendment”).

Whereas, pursuant to Nasdaq Listing Rule 5635(a), stockholder approval is required for the issuance of the Acquisition Shares.

Now, Therefore, be it:

Increase in Authorized Shares

Resolved, that the proposed Increase in authorized shares of Common Stock and the related Charter Amendment be, and each hereby is, approved.

Acquisition

Resolved, that the proposed Acquisition and the issuance of the Acquisition Shares be, and each hereby is, approved.

A-1

Registration Rights

Resolved, that the granting of the Registration Rights by the Corporation be, and hereby is, approved.

General

Resolved, the Corporation be, and it hereby is, authorized and directed to take all such further actions as the Corporation may be entitled to take under and in accordance with the foregoing resolution in order to fully effectuate and carry out fully the purpose and intent of the foregoing resolutions, and any actions taken by the Corporation prior to the adoption of the foregoing resolution which are within the authority conferred hereby are hereby ratified, confirmed and approved in all respects.

[SIGNATURE PAGE TO FOLLOW]

A-2

In Witness Whereof, the undersigned has executed this Action by Written Consent of the majority Stockholder as of the 14th day of March, 2019.

Bison Entertainment Investment Limited

By:	/s/ Peixin Xu
Name:	Peixin Xu
Title:	President and Director

A-3

EXHIBIT A

CERTIFICATE OF AMENDMENT

TO

FIFTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CINEDIGM CORP.

The undersigned, being the Chairman and CEO of Cinedigm Corp., a Delaware corporation (the “Corporation”), pursuant to Section 242 of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), does hereby certify as follows:

1.	Pursuant to a unanimous written consent of the Board of Directors of the Corporation (the “Board”), the Board adopted resolutions (the “Amending Resolutions”) to amend the Fifth Amended and Restated Certificate of Incorporation of the Corporation, as filed with the Delaware Secretary of State on October 31, 2017 (the “Certificate of Incorporation”);
2.	Pursuant to a written consent of the holder of the majority of the Corporation’s outstanding Class A Common Stock, par value $0.001 per share, in accordance with Sections 228 and 242 of the DGCL, the holders of the Corporation’s outstanding capital stock approved the Amending Resolutions; and
3.	The Amending Resolutions were duly adopted in accordance with Section 242 of the DGCL.

NOW, THEREFORE, to effect the Amending Resolutions, Section 4.1 of the Certificate of Incorporation shall be deleted in its entirety and replaced as follows:

“Section 4.1	Authorized Shares.

The total number of shares of capital stock that the Corporation shall have authority to issue is one hundred sixty five million (165,000,000) shares as follows: (i) one hundred fifty million (150,000,000) shares of common stock, of which one hundred fifty million (150,000,000) shares shall be Class A Common Stock, par value $0.001 per share (the “Class A Common Stock”); and (ii) fifteen million (15,000,000) shares of preferred stock, par value $0.001 per share (the “Preferred Stock”) of which twenty (20) shares shall be “Series A Preferred Stock,” and 14,999,980 of which the Board of Directors shall have the authority by resolution or resolutions to fix all of the powers, preferences and rights, and the qualifications, limitations and restrictions of the Preferred Stock permitted by the Delaware General Corporation Law and to divide the Preferred Stock into one or more class and/or classes and designate all of the powers, preferences and rights, and the qualifications, limitations and restrictions of each class permitted by the Delaware General Corporation Law.”

Except as specifically set forth herein, the Certificate of Incorporation shall not be amended, modified or otherwise altered by this Certificate of Amendment.

* * *

[Signature page follows]

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IN WITNESS WHEREOF, the Corporation has caused this Amendment to the Certificate of Incorporation of Cinedigm Corp. to be signed by Christopher J. McGurk, its Chairman & CEO, this ____ day of___________, 2019, who acknowledges that the foregoing is the act and deed of the Corporation and that the facts stated herein are true.

By:
Name: Christopher J. McGurk
Title: Chairman & CEO

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APPENDIX B

AGREEMENT AND PLAN OF MERGER

among

CINEDIGM CORP.

C&F MERGER SUB, INC.

ALOK RANJAN and VIKRANT MATHUR, collectively, the FT STOCKHOLDERS

ALOK RANJAN and VIKRANT MATHUR, solely in their capacity as STOCKHOLDER REPRESENTATIVE

and

FUTURE TODAY INC

dated as of

March 14, 2019

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AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), is entered into as of March 14, 2019, by and among Cinedigm Corp. a Delaware corporation (“Parent”), C&F Merger Sub, Inc., a Delaware corporation and wholly owned Subsidiary of Parent (“Merger Sub”), Alok Ranjan (“Ranjan”), Vikrant Mathur (“Mathur,” and together with Ranjan, the “FT Stockholders”), the holders of the capital stock of the Company indicated on Schedule 4.2 (collectively, including the FT Stockholders, the “Company Stockholders”), the Stockholder Representative, and Future Today Inc, a Delaware corporation (the “Company”). Capitalized terms used herein (including in the immediately preceding sentence) and not otherwise defined herein shall have the meanings set forth in Appendix A.

RECITALS

WHEREAS, the parties intend that Merger Sub be merged with and into the Company, with the Company surviving that merger on the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Directors of Parent (the “Parent Board”) has: (a) determined that it is in the best interests of Parent and its shareholders, and declared it advisable, to enter into this Agreement; and (b) approved the execution, delivery, and performance of this Agreement and the consummation of the Transactions, including the Merger whereby each of the outstanding shares of common stock, no par value per share, of the Company (the “Company Common Stock”), outstanding immediately prior to the Effective Time will be converted into the right to receive the Merger Consideration;

WHEREAS, the Board of Directors of Merger Sub (the “Merger Sub Board”) has (a) determined that it is in the best interests of Merger Sub and its sole shareholder, and declared it advisable, to enter into this Agreement and (b) approved the execution, delivery, and performance of this Agreement and the consummation of the Transactions, including the Merger;

WHEREAS, Parent, as the sole shareholder of Merger Sub, has approved the execution, delivery and performance of this Agreement and the consummation of the Merger and the Transactions;

WHEREAS, the Parent Board has approved the issuance of shares of the Parent Common Stock to the Company Stockholders in connection with the Merger as a portion of the Merger Consideration, on the terms and subject to the conditions set forth in this Agreement (the “Parent Stock Issuance”);

WHEREAS, the Board of Directors of the Company (the “Company Board”) has: (a) determined that it is in the best interests of the Company and the Company Stockholders, and declared it advisable, to enter into this Agreement and (b) approved the execution, delivery, and performance of this Agreement and the consummation of the Transactions, including the Merger;

WHEREAS, all of the Company Stockholders have approved the execution, delivery and performance of this Agreement and the consummation of the Merger and the Transactions;

WHEREAS, at the Closing, Parent is incurring bridge debt and issuing equity (such bridge debt and equity, together with any permanent financing intended to refinance such bridge debt, the “Financing”) the proceeds of which will be used to (a) pay certain expenses related to the Transactions and (b) pay the cash portion of the Merger Consideration to the Company Stockholders; and

WHEREAS, the parties desire to make certain representations, warranties, covenants, and agreements in connection with the Merger and the Transactions and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants, and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:

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ARTICLE I
The Merger

Section 1.1         The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (“DGCL”), at the Effective Time: (a) Merger Sub shall merge with and into the Company (the “Merger”); (b) the separate corporate existence of Merger Sub will cease; and (c) the Company will continue its corporate existence under the DGCL as the surviving entity in the Merger and a wholly owned Subsidiary of Parent (sometimes referred to herein as the “Surviving Company”).

Section 1.2         Closing. Upon the terms and subject to the conditions set forth in the Agreement, the closing of the Merger (the “Closing”) will take place at 12:00 p.m., New York City time, as soon as practicable (and, in any event, within two (2) Business Days) after the satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in ARTICLE VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Kelley Drye & Warren, LLP, 101 Park Avenue, New York, NY 10178, by the exchange of .pdf versions of the signed documents, or electronically signed documents as permitted by applicable Law. The actual date of the Closing is hereinafter referred to as the “Closing Date.”

Section 1.3         Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Parent, Company, the FT Stockholders and Merger Sub will cause a certificate of merger, substantially in the form attached hereto as Exhibit A (the “Certificate of Merger”) to be executed, acknowledged, and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings and take all other actions required or appropriate under the DGCL or the Laws of any jurisdiction in which the Company or any of its Subsidiaries is qualified to do business or holds a Permit issued by a Governmental Authority, including without limitation any filings, recordings or actions that may be necessary or appropriate so that as of the Effective Time the Surviving Company and each Subsidiary of the Company may continue to engage in the businesses in which the Company and each such Subsidiary was engaged immediately prior to the Effective Time in each jurisdiction in which the Company and each of its Subsidiaries engaged in business. The Merger will become effective at such time as the Certificate of Merger has been duly filed with, and received the endorsed approval of, the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 1.4         Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses, and authority of each of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities, obligations, restrictions, and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, and duties of the Surviving Company.

Section 1.5         Merger Consideration. (a) The aggregate merger consideration to be paid by Parent to the Company Stockholders in respect of all of the Company Common Stock (the “Merger Consideration”) shall be the sum of (i) $45,000,000.00, as adjusted pursuant to Section 1.7 (the “Cash Consideration”), plus, (ii) subject to subsection (b) below, 10,000,000 shares of the Parent Common Stock (the “Stock Consideration”) (which for purposes of this Agreement have been valued at $1.50 per share), plus (iii) the Earn-Out Amount, if any. At the Closing, Parent shall (x) pay to each of the Company Stockholders for each share of Company Common Stock held by such Company Stockholder immediately prior to the Effective Time the Per Share Consideration portion of the Cash Consideration by wire transfer of immediately available funds to such bank account in the United States as each Company Stockholder shall designate in writing and (y) issue to each Company Stockholder for each share of Company Common Stock held by such Company Stockholder immediately prior to the Effective Time the Per Share Consideration of the maximum number of shares of the Stock Consideration that may be issued in accordance with Rule 14c-2(b) promulgated under the Exchange Act (the “Closing Stock Consideration”). The Parent shall issue to each Company Stockholder for each share of Company Common Stock

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held by such Company Stockholder immediately prior to the Effective Time the Per Share Consideration of the remaining shares of the Stock Consideration that were not issued at the Closing (the “Post-Closing Stock Consideration”) as soon as practicable in accordance with Rule 14c-2(b) promulgated under the Exchange Act. Any amounts paid by Parent pursuant to Section 1.8(a) shall be applied against and deducted from the Cash Consideration payable at the Closing in accordance with this Section 1.5(a).

(b)          The Stock Consideration will be subject to adjustment or modification as follows: if there is a reverse stock split of the Parent Common Stock any time between the date of this Agreement and the Closing, the Stock Consideration shall be that number of shares of the Parent Common Stock equal to $15,000,000 divided by the volume weighted average price per share of the Common Stock on the Nasdaq Global Market for the 60 trading day period ending on last trading day immediately preceding the Closing Date, provided that if such reverse stock split occurs fewer than 60 days prior to such last trading day, the period shall be the period from the trading date immediately after the day on which such reverse stock split occurs and ending on the last trading day immediately preceding the Closing Date. If such a reverse stock split occurs between the date of this Agreement and the Closing Date, the number of shares comprising the Closing Stock Consideration shall be the maximum number of shares that may be issued at the Closing in accordance with Rule 14c-2(b) promulgated under the Exchange Act, and the Post-Closing Stock Consideration shall consist of the remaining number of shares comprising the Stock Consideration (and such remaining shares shall be adjusted or modified in the same manner as other shares of Parent Company Stock as though such remaining shares were issued and outstanding immediately prior to such reverse stock split).

(c)          Within ninety days (90) after the end of each Earn-Out Period, Parent shall pay to each of the Company Stockholders, for each share of Company Common Stock held by such Company Stockholder immediately prior to the Effective Time, the Per Share Consideration of the earn-out amount (the “Earn-Out Amount”) (if any) for the applicable Earn-Out Period in accordance with Schedule 1.5(c).

(d)          Parent, in its sole discretion, shall have the option of paying up to one-half of the Earn-Out Amount payable for any Earn-Out Period in Parent Common Stock with such Parent Common Stock being valued at the greater of $1.50 or the volume weighted average price per share of the Parent Common Stock on the Trading Market for the sixty (60) trading day period ending on the last trading day of such Earn-Out Period; provided, however, that (i) if the EBITDA for any of the Earn-Out Periods is equal to or greater than 130% of the applicable EBITDA Target for such Earn-Out Period as set forth in Schedule 1.5(c), or (ii) if at the time the Earn-Out Amount for an Earn-Out Period is payable in accordance with Section 1.5(c), the Parent Common Stock is not then listed for trading on a Trading Market, then the Earn-Out Amount for that Earn-Out Period shall be paid entirely in cash.

(e)          The parties acknowledge and agree that the Earn-Out Amount represents consideration payable for the capital stock of the Company and not consideration for the services or the employment of any individuals.

Section 1.6         Closing Statement.

(a)          In order to facilitate payment of the amounts referenced in Section 1.5, the Company shall deliver to Parent, not fewer than two (2) Business Days prior to the Closing Date, a statement (the “Closing Statement”) setting forth (i) the amount of any Company Transaction Expenses that will remain unpaid at the Closing Date and (ii) a calculation of the Closing Working Capital Ratio. The Closing Statement shall include the name of each Person to whom any Company Transaction Expenses are to be paid on the Closing Date pursuant to Section 1.8(a), the amount of each such payment and the payment instructions for each such Person.

(b)          The Closing Statement shall be accompanied by evidence reasonably satisfactory to Parent that as of the Closing, the Working Capital Ratio will be not less than 1:1 and that the available free and unrestricted cash of the Company will be not less than Five Hundred Thousand Dollars ($500,000.00), exclusive of any amounts necessary to pay Company Transaction Expenses or any Indebtedness of the Company to be paid on the Closing Date pursuant to Section 1.8(a). The Closing Statement and such accompanying evidence shall be prepared (and the estimates, determinations and calculations contained therein shall be made) in accordance with this Agreement, including Section 1.8.

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Section 1.7         Post-Closing Adjustment of Merger Consideration.

(a)          Within one hundred and eighty (180) days after the Closing Date, Parent shall prepare and deliver to the Stockholder Representative, a post-closing statement (the “Post-Closing Statement”) setting forth Parent’s calculation of the Working Capital Ratio as of the Closing Date (the “Closing Working Capital Ratio”). During the fifteen (15) day period after the Post-Closing Statement has been provided to the Stockholder Representative by Parent (the “Review Period”) the Stockholder Representative may dispute any of the items in the Post-Closing Statement by delivery of a written notice (the “Dispute Notice”) to Parent, which Dispute Notice shall provide reasonable detail concerning each item that the Stockholder Representative disputes in the Post-Closing Statement, include reasonable support for each such position, and set forth the Stockholder Representative’s determination of the Closing Working Capital Ratio. If the Stockholder Representative does not deliver to Parent a Dispute Notice prior to the expiration of the Review Period, the Company Stockholders shall be conclusively deemed to have waived any right to object to the Post-Closing Statement delivered by Parent and the Post-Closing Statement delivered by Parent shall be final, binding and conclusive upon Parent, the Company and the Company Stockholders. If the Stockholder Representative delivers a Dispute Notice to Parent prior to the expiration of the Review Period, then for a period of thirty (30) days after receipt by Parent of such Dispute Notice, Parent and the Stockholder Representative shall, acting in good faith and in a commercially reasonable manner, attempt to resolve the items disputed by the Stockholder Representative in such Dispute Notice. If Parent and the Stockholder Representative resolve all of the disputed items in such Dispute Notice during such thirty (30) day period, the Post-Closing Statement shall be revised to reflect such resolution, and as so revised shall be final, binding and conclusive upon Parent, the Company and the Company Stockholders. If the Stockholder Representative delivers a Dispute Notice to Parent prior to the expiration of the Review Period and Parent and the Stockholder Representative do not resolve all of the disputed items in such Dispute Notice within such thirty (30) day period, they shall jointly engage a nationally recognized accounting firm reasonably acceptable to both Parent and the Stockholder Representative (the “Independent Accountants”) (it being acknowledged that an objection to proposed Independent Accountants shall be reasonable if such accounting firm has previously provided services to Parent, the Company, any Subsidiary or Affiliate of any thereof or the Stockholder Representative during the preceding three-year period) and submit the disputed items to the Independent Accountants for resolution. The Independent Accountants shall act as experts and not arbiters and shall determine only those items on the Post-Closing Statement that continue to be disputed by Parent and the Stockholder Representative as of the time of engagement of the Independent Accountants. Promptly, but no later than thirty (30) days after such engagement, the parties shall cause the Independent Accountants to deliver a written report to Parent and the Stockholder Representative as to the proper treatment of the disputed items, and the Independent Accountants’ determinations shall be final, binding and conclusive upon Parent, the Company and the Company Stockholders and the Post-Closing Statement shall be revised to reflect such resolution. The Post-Closing Statement, as finally determined in accordance with this Section 1.7(a), shall be conclusively deemed the “Final Post-Closing Statement” and shall be final, binding and conclusive upon Parent, the Company and the Company Stockholders. The Closing Working Capital Ratio set forth in the Final Post-Closing Statement is referred to herein as the “Final Closing Working Capital Ratio.” The fees and expenses of the Independent Accountants incurred in connection with the resolution of disputes pursuant to this Section 1.7(a) shall be borne entirely by (i) Parent, if the difference between Parent’s calculation of Closing Working Capital Ratio and the Final Closing Working Capital Ratio exceeds by more than ten percent the difference between the Stockholder Representative’s calculation of Closing Working Capital Ratio and the Final Closing Working Capital Ratio, and for purposes of this determination (A) Parent’s “calculation of Closing Working Capital Ratio” shall be the Closing Working Capital Ratio set forth in the Post-Closing Statement (as adjusted to reflect any agreements on the Closing Working Capital Ratio reached by Parent and the Stockholder Representative prior to referring such dispute to the Independent Accountants) and (B) the Stockholder Representative’s “calculation of Closing Working Capital Ratio” shall be the Closing Working Capital Ratio set forth in the Dispute Notice (as adjusted to reflect any agreements on the Closing Working Capital Ratio reached by Parent and the Stockholder Representative prior to referring such dispute to the Independent Accountants), (ii) by the Company Stockholders, if the difference between the Stockholder Representative’s calculation of Closing Working Capital Ratio and the Final Closing Working Capital Ratio exceeds by more than ten percent the difference between the Company’s calculation of Closing Working Capital Ratio and the Final Closing Working Capital Ratio, or (iii) otherwise, split equally between Parent and the Company Stockholders. For the purposes of determining whether the fees and expenses of the Independent Accountants are payable by a party pursuant to this Section 1.7(a), the Closing Working Capital Ratio (whether calculated by Parent or the Stockholder Representative) and the Final Closing Working Capital Ratio shall each be expressed as a

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percentage. For illustration purposes only, a Closing Working Capital Ratio of 1.2:1 shall be expressed for these purposes as 120%.

(b)          Once the Final Closing Working Capital Ratio is determined pursuant to Section 1.7(a), the Merger Consideration shall be adjusted as follows. If the Final Closing Working Capital Ratio is less than 1:1, the Merger Consideration shall be decreased on a dollar-for-dollar basis in an amount that, when added to the final determination of Good Accounts Receivable, would be sufficient to cause the Closing Working Capital Ratio to be 1:1. If the Final Closing Working Capital Ratio exceeds 1:1, the Merger Consideration will be increased on a dollar-for-dollar basis in an amount that, when deducted from the final determination of Good Accounts Receivable, would be sufficient to cause the Closing Working Capital Ratio to be 1:1. If the Merger Consideration is so decreased, subject to Section 8.3(h) the Company Stockholders shall be jointly and severally liable to pay to Parent the amount of such decrease within thirty (30) days of determination of the Final Closing Working Capital Ratio. If the Merger Consideration is so increased, Parent shall pay to the Company Stockholders on a pro rata basis based on the number of shares of Company Common Stock owned immediately prior to the Effective Time, the amount of such increase within thirty (30) days of the determination of the Final Closing Working Capital Ratio. If any party fails to pay any amount when due under this Section 1.7(b), such unpaid amount shall thereafter bear simple interest at a rate equal to the prime rate in effect from time to time (as published in The Wall Street Journal) plus two (2) percentage points, until paid in full.

Section 1.8         Closing Deliveries.

(a)          At the Closing, Parent shall pay or cause to be paid, on behalf of the Company by wire transfer of immediately available funds to the relevant payees, the entire amount of the unpaid Company Transaction Expenses and the unpaid Indebtedness of the Company, if any, in accordance with the Closing Statement. Any amount so paid by Parent shall be deducted from and applied against the cash portion of the Merger Consideration due at the Closing in accordance with Section 1.5(a).

(b)          On the Closing Date, Parent and Merger Sub shall deliver or cause to be delivered, to the Company the following, all in form and substance satisfactory to the Company:

(i)          irrevocable instructions to the Transfer Agent to issue shares of the Parent Common Stock to each Company Stockholder in a number equal to, for each share of Company Common Stock held by such Company Stockholder immediately prior to the Effective Time, the Per Share Consideration of the Closing Stock Consideration, all in book entry form unless a physical certificate is required by such Company Stockholder, registered in the name of such Company Stockholder;

(ii)         for each share of Company Common Stock held by each Company Stockholder immediately prior to the Effective Time, the Per Share Consideration of the Cash Consideration paid by wire transfer in accordance with Section 1.5;

(iii)        the Employment Agreements duly executed by the Surviving Company;

(iv)        the Non-Competition Agreements duly executed by the Surviving Company;

(v)         the Registration Rights Agreement duly executed by Parent;

(vi)        an agreement duly executed by Bison pursuant to which Bison agrees to a one-year lock up on the not less than $25 million of Parent Common Stock issued to it in order to finance the Merger Consideration;

(vii)       certified copies of the certificate of incorporation and the other Charter Documents of each of Parent and Merger Sub, together with a good standing certificate under the laws of the respective jurisdictions of their incorporation of Parent and Merger Sub, each dated as of a recent date;

(viii)      certified copies of resolutions duly adopted by the Parent Board and Merger Sub Board evidencing the taking of all corporate action necessary to authorize the execution, delivery and

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performance of this Agreement and all other Transaction Documents and the consummation of the Transactions;

(ix)         a certificate, signed by an executive officer of Parent, certifying as to the matters set forth in Section 6.2(a), Section 6.2(b), and Section 6.2(c) hereof; and

(x)         such other certificates, documents and instruments as the Company shall reasonably request.

(c)          On the Closing Date (except where otherwise stated), the Company shall deliver or cause to be delivered to Parent the following, all in form and substance satisfactory to Parent:

(i)          each Employment Agreement duly executed by Ranjan and Mathur, as applicable;

(ii)         each Non-Competition Agreement duly executed by Ranjan and Mathur, as applicable;

(iii)        the Registration Rights Agreement duly executed by each of the Company Stockholders;

(iv)        certified copies of the certificate of incorporation (or equivalent organizational document) of the Company and each of the Company’s Subsidiaries, together with a good standing certificate (with respect to the jurisdictions that recognize the concept of good standing) for the Company and each of the Company’s Subsidiaries under the laws of the respective jurisdictions of incorporation or formation of the Company and each of its Subsidiaries and each other jurisdiction in which the Company or any of its Subsidiaries is qualified as a foreign corporation or entity to do business, each dated as of a recent date;

(v)         certified copies of resolutions duly adopted by the Company Board and all of the Company Stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement and all other Transaction Documents and the consummation of the Transactions;

(vi)        a certificate, signed by the chief executive officer or chief financial officer of the Company, certifying as to the matters set forth in Section 6.3(a), Section 6.3(b), and Section 6.3(c) hereof;

(vii)       written resignations of all of the officers and directors of the Company and each Subsidiary of the Company that may be requested by Parent, as of Closing Date, except that Ranjan and Mathur shall continue in their current roles as officers and directors of the Surviving Company, subject to the terms of the bylaws of the Surviving Company and the Employment Agreements;

(viii)      a properly completed and executed certificate of non-foreign status from each Company Stockholder in a form that complies with Treasury Regulations Section 1.1445-2(b)(2);

(ix)        a certificate duly executed by each Company Stockholder who is not a signatory to this Agreement regarding the representations, covenants and other agreements contained in Section 4.18, Section 5.9, Section 5.16 and Section 9.11; and

(x)         such other certificates, documents and instruments as Parent shall reasonably request, including the certificates representing the shares of the Company Common Stock (or affidavits of loss in respect thereof).

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Section 1.9         The Surviving Company.

(a)          At the Effective Time: (a) the certificate of incorporation of the Company shall be amended and restated in its entirety in accordance with Exhibit A to the Certificate of Merger; (b) the by-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Company until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Company, or as provided by applicable Law.

(b)          Except as otherwise directed in writing by Parent prior to the Closing, the directors and officers of the Company, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers of the Surviving Company until their successors have been duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the certificate of incorporation and the by-laws of the Surviving Company. Notwithstanding anything herein to the contrary, nothing in this Agreement shall affect, impair or diminish any rights of Ranjan or Mathur to be an employee, officer or director of the Surviving Company in accordance with the provisions of this Agreement or the Employment Agreement to which either of them is a party.

ARTICLE II
EFFECT OF THE MERGER ON THE STOCK OF THE CONSTITUENT CORPORATIONS

Section 2.1         Effect of the Merger. At the Effective Time, as a result of the Merger and without any further action on the part of Parent, Company, or Merger Sub, or the holders of any capital stock of Parent, Company or Merger Sub:

(a)          each outstanding share of the Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the Per Share Consideration of the Merger Consideration, as may be adjusted pursuant to this Agreement. All such shares of Company Common Stock, when so converted, shall be automatically cancelled and retired and shall cease to exist, and each holder of a certificate representing any shares of Company Common Stock (if such shares are certificated) shall cease to have any rights with respect thereto; and

(b)          each share of common stock, par value $0.01 per share of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Company.

(c)          at the Effective Time, the stock transfer books of the Company shall be closed and no further registration of transfers of shares shall thereafter be made on the records of the Company.

(d)          to the extent permitted by applicable Law, none of Parent, Merger Sub, the Company, the Surviving Company, or the Stockholder Representative shall be liable to any Person in respect of any portion of the Merger Consideration properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any certificates shall not have been surrendered immediately prior to the date that such unclaimed funds would otherwise become subject to any abandoned property, escheat or similar Law unclaimed funds payable with respect to such certificates shall, to the extent permitted by applicable Law, become the property of Surviving Company, free and clear of all claims or interest of any Person previously entitled thereto.

ARTICLE III
Representations and Warranties of PARENT and merger sub

Except as expressly disclosed in the SEC Documents (other than any “risk factor” or any forward-looking statements or any other statements that are similarly cautionary, nonspecific or predictive in nature set forth therein) Parent and Merger Sub hereby jointly and severally represent and warrant as of the date of this Agreement and as of the Closing Date as follows:

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Section 3.1         Existence; Good Standing; Authority; Enforceability.

(a)          Each of Parent and Merger Sub is (i) duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to own and operate its properties and to conduct its business, as conducted and planned to be conducted as of the date of this Agreement and (ii) duly licensed or qualified to do business as a foreign corporation in, and is in good standing under the Laws of, each jurisdiction under which such licensing or qualification is necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Parent or Merger Sub. Each of Parent and Merger Sub is in compliance with, and is not in violation or default under, the terms of its respective Charter Documents.

(b)          Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. Except for approvals of the Parent Board or Parent’s shareholders which may be necessary in connection with the Financing, the execution and delivery by each of Parent and Merger Sub of this Agreement and the Transaction Documents to which it is a party, the performance of its respective obligations hereunder and thereunder, and the consummation by it of the Transactions have been duly authorized by all requisite corporate action on the part of Parent and Merger Sub and no other corporate authorization or proceedings on the part of Parent or Merger Sub is required therefor. This Agreement has been, and each Transaction Document when executed and delivered in accordance with this Agreement shall be, duly executed and delivered by Parent and Merger Sub, as the case may be, and, assuming the due authorization, execution and delivery of this Agreement and such other Transaction Documents by the other parties hereto and thereto, each constitutes or shall constitute a legal, valid and binding obligation of Parent or Merger Sub, as the case may be, enforceable against it in accordance with its terms, subject to the Equitable Exceptions.

(c)          Except for those that have been obtained and are in full force and effect or that may be necessary in connection with the Financing, no notices are required to be delivered to, and no approvals and consents are required to be obtained from the Parent Board, the Merger Sub Board or the stockholders of Parent or Merger Sub under: (i) Law; (ii) the Charter Documents of Parent or Merger Sub; or (iii) any material Contract to which Parent or Merger Sub is a party in connection with the execution and delivery by Parent and Merger Sub of this Agreement and the other Transaction Documents to which either of them is or shall become a party and the consummation of the Transactions.

(d)          When issued in accordance with this Agreement, all shares of the Parent Common Stock issued to the Company Stockholders under this Agreement will be duly authorized, validly issued, fully paid and nonassessable.

Section 3.2         Capitalization.

(a)          As of the date of this Agreement, the authorized Parent Equity Interest and the number of shares of Parent Equity Interest issued and outstanding is as set forth in Schedule 3.2(a). As of the date of this Agreement, the authorized share capital of Parent consists of 60,000,000 shares of the Parent Common Stock, 20 shares of Series A preferred stock, par value $0.001 per share (the “Series A Preferred Stock”) and 14,999,980 shares of preferred stock, par value $0.001 per share (the “Undesignated Preferred Stock”), of which 35,678,248 shares of the Parent Common Stock, 7 shares of Series A Preferred Stock and zero shares of Undesignated Preferred Stock are issued and outstanding. As of the date of this Agreement, 1,313,836 shares of the Parent Common Stock are held in treasury and no shares of the Parent Common Stock are reserved for future issuance except (i) awards to purchase up to an aggregate of 2,197,723 shares pursuant to Parent’s existing employee equity incentive plans (the “Stock Plans”), (ii) options to purchase an aggregate of 490,500 shares outside of the Stock Plans (the “Outstanding Options”), (iii) warrants to purchase an aggregate of 1,866,947 shares (the “Outstanding Warrants”), and (iv) 3,333,334 shares into which the Convertible Notes are convertible. As of the date of this Agreement, except for the Stock Plans, the Outstanding Options, the Outstanding Warrants, and the Convertible Notes, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Parent or any of its Subsidiaries or obligating Parent or any of its Subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, Parent or any of its Subsidiaries. Parent has made available to the Company and the Company Stockholders accurate and complete copies of all agreements for the Outstanding Options and the Outstanding Warrants. All shares of the Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and subject to the conditions specified

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in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.

(b)          All outstanding shares of Parent Equity Interests were issued in compliance with the Charter Documents of Parent and applicable Laws. All of the issued and outstanding Parent Equity Interests were, when issued in accordance with the terms thereof, duly authorized (to the extent applicable), validly issued and (to the extent applicable) fully paid and nonassessable, and such issued or outstanding Parent Equity Interests were not issued in violation of any pre-emptive rights, rights of first offer, first refusal or similar rights, or in violation of any Laws.

(c)          Except as provided in the Stock Plans, the Outstanding Options, the Outstanding Warrants, the Convertible Notes and pursuant to the Transaction Documents, as of the date of this Agreement there are no outstanding Contracts, options, warrants or other rights of any kind that entitle any Person to acquire (including securities exercisable or exchangeable for or convertible into) any Parent Equity Interests, and no Parent Equity Interests have been reserved or set aside for any purpose. Parent is not, as of the date of this Agreement, subject to any Contract or obligation (contingent or otherwise) to redeem, purchase, call or otherwise retire, acquire or register any shares of its capital stock or any of its equity interests and there are no voting trusts, proxies or other Contracts to which Parent is a party or is bound with respect to the voting of any shares of Parent Equity Interests.

Section 3.3         No Conflicts; Consents. Except as set forth on Schedule 3.3:

(a)          none of the execution, delivery or performance by Parent or Merger Sub of this Agreement and the Transaction Documents to which it is or shall be a party in accordance with their terms, nor the consummation by Parent or Merger Sub of the Transactions, does or shall violate, conflict with, breach or constitute a default under (in each case, with or without the giving of notice, the lapse of time or both) any of the provisions of: (i) any of the Charter Documents of Parent or Merger Sub; (ii) any Contract to which Parent or Merger Sub is a party; (iii) any applicable Law; or (iv) any Permit or Order or judgment applicable to Parent or Merger Sub.

(b)          none of the execution, delivery or performance by Parent or Merger Sub of the Transaction Documents to which it is or shall be a party in accordance with their terms, nor the consummation by Parent or Merger Sub of the Transactions does or will: (i) require Parent or Merger Sub to obtain or make any consent, waiver, approval, authorization, Order or Permit of, declaration, filing or registration with, other action by, or notification to, any Governmental Authority; or (ii) subject to Section 3.11, require the consent, waiver, approval, authorization, notification or action of, by or to (as applicable) any other Person pursuant to the terms and conditions of any Contract in order to avoid any breach, default, violation, termination, modification or prepayment thereunder and to avoid the acceleration or cancellation of any rights or obligations thereunder.

Section 3.4         SEC Filings; Financial Statements; No Undisclosed Liabilities; Controls; Registration; Investment Company.

(a)          Parent has timely filed with or furnished to the SEC, as applicable, the SEC Documents. Complete copies of all SEC Documents are publicly available in the Electronic Data Gathering, Analysis and Retrieval database of the SEC (“EDGAR”). To the extent that any SEC Document available on EDGAR contains redactions pursuant to a request for confidential treatment or otherwise and upon the request of the Stockholder Representative, Parent has made available to the Company Stockholders the full text of all such SEC Documents that it has so filed or furnished with the SEC. As of their respective filing dates or, if amended or superseded by a subsequent filing prior to the date of this Agreement, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each of the SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the rules and regulations of the SEC thereunder applicable to such SEC Documents. None of the SEC Documents, including any financial statements, schedules, or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing prior to the date of this Agreement, as of the date of the last such amendment or superseding filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To Parent’s

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Knowledge, none of the SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the SEC Documents. None of Parent’s Subsidiaries is required to file or furnish any forms, reports, or other documents with or to the SEC.

(b)          The audited consolidated balance sheet of Parent and its Subsidiaries as of March 31, 2018 and related audited consolidated statements of income, shareholders’ equity and cash flows for the fiscal year ended March 31, 2018 contained in Parent’s Annual Report on Form 10-K for the year ended March 31, 2018 (the “Audited Financial Statements”) and the unaudited consolidated financial statements of Parent and its Subsidiaries as of September 30, 2018 contained in Parent’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2018 (the “Interim Financial Statements” and, together with Audited Financial Statements, the “Financial Statements”) have been prepared in accordance with GAAP (other than, with respect to Interim Financial Statements, the omission of footnotes required under GAAP and normal year-end audit adjustments) and present fairly, in all material respects, the financial condition, results of operations, cash flows and stockholders’ equity of Parent and its Subsidiaries at the applicable dates and for the periods indicated therein.

(c)          Except for Liabilities incurred after March 31, 2018 in the Ordinary Course of Business (none of which, individually or in the aggregate, are material and none of which relates to any violation of applicable Law or breach of Contract), Parent and its Subsidiaries have no Liabilities that are not set forth in the Financial Statements, in either case that would be required to be disclosed or reserved against in a balance sheet in accordance with GAAP.

(d)          Parent and each of its Subsidiaries maintain internal accounting controls and procedures appropriate for a publicly held company with assets and operations of its size and scope sufficient to: (i) permit preparation of its financial statements in accordance with GAAP; and (ii) provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorization; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The financial books and records of Parent and its Subsidiaries are accurate and complete in all material respects. There are no weaknesses in the design or operation of the internal accounting controls and procedures of Parent or its Subsidiaries that would materially and adversely affect its ability to record and report financial data. Parent and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurances that Parent’s internal control over financial reporting is effective and none of Parent, its board of directors and audit committee is aware of any “significant deficiencies” or “material weaknesses” (each as defined by the Public Company Accounting Oversight Board) in its internal control over financial reporting, or any fraud, whether or not material, that involves management or other employees of Parent and its Subsidiaries who have a significant role in Parent’s internal controls; and since March 31, 2018, there has been no change in Parent’s internal control over financial reporting (whether or not remediated) that has materially affected, or is reasonably likely to materially affect, Parent’s internal control over financial reporting. Parent has established and maintains disclosure controls and procedures (as defined in Rules 13a-14 and 15d-14 under the Exchange Act) and such controls and procedures are effective in ensuring that material information relating to Parent and its Subsidiaries is made known to the principal executive officer and the principal financial officer.

(e)          Without limiting any other provision of this Agreement or any other Transaction Document, Parent is in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act and the rules and regulations of the SEC thereunder.

(f)           Parent Common Stock is registered pursuant to Section 12(b) or Section 12(g) of the Exchange Act and is included or approved for listing or quotation on the Nasdaq Global Market and Parent has taken no action designed to, or likely to have the effect of, terminating the registration of the Parent Common Stock under the Exchange Act or delisting the Parent Common Stock from the Nasdaq Global Market nor has Parent received any unresolved notification that the SEC or the Nasdaq Global Market is contemplating terminating such registration or listing. Parent has complied in all material respects with the applicable requirements of the Nasdaq Global Market for maintenance of inclusion of the Parent Common Stock thereon.

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(g)          Parent is not an “investment company,” as such term is defined in the Investment Company Act of 1940, as amended.

Section 3.5         Absence of Certain Changes. Since March 31, 2018, except as disclosed in the SEC Documents, (i) there has not been any Material Adverse Effect with respect to Parent and its Subsidiaries, (ii) Parent and its Subsidiaries have conducted their businesses only in the Ordinary Course of Business, and (iii) neither Parent nor Merger Sub has taken any action or failed to take any action which would constitute a breach of Article VI hereof if such action was taken or such failure occurred, as applicable, after the date of this Agreement.

Section 3.6         Litigation; Orders. Except as set forth on Schedule 3.6, or except for those that individually or in the aggregate would not reasonably be expected to result in a determination that would have a Material Adverse Effect on Parent and its Subsidiaries, there is no Legal Action relating to Parent or any of its Subsidiaries or, to Parent’s Knowledge, threatened against or involving Parent, any of its Subsidiaries, any of their respective properties, or any of their respective officers, directors, employees or former employees (in their capacities as such) and, to Parent’s Knowledge, there are no existing facts or circumstances that would reasonably be expected to result in such a legal proceeding. Neither Parent nor any of its Subsidiaries is subject to any outstanding Order that has not been fully performed or satisfied (except to the extent that failure to perform or satisfy such Order would not reasonably be expected to result in a Material Adverse Effect on Parent and its Subsidiaries) or that prohibits or restricts the consummation of the Transactions.

Section 3.7         Compliance with Laws; Permits.

(a)          Parent and its Subsidiaries are in compliance with applicable Laws and Orders in all material respects. Except for those that individually or in the aggregate would not reasonably be expected to result in a determination that would have a Material Adverse Effect on Parent and its Subsidiaries, no investigation, review or Legal Action by any Governmental Authority or Judicial Authority in relation to any actual or alleged violation of applicable Law or Order by Parent or any of its Subsidiaries is pending or, to Parent’s Knowledge, threatened, nor has Parent or any of its Subsidiaries received any written notice from any Governmental Authority or Judicial Authority indicating an intention to conduct the same or alleging any violation of or noncompliance with any applicable Law or Order. Neither Parent nor any of its Subsidiaries is a party to or subject to any Order, consent or Contract that: (i) materially restricts its ability conduct of its business; or (ii) would otherwise reasonably be expected to, either individually or in the aggregate, result in a Material Adverse Effect.

(b)          Parent and its Subsidiaries have obtained all Permits reasonably necessary for them to conduct their businesses and to own and operate property used in their businesses and all of such Permits are valid and in full force and effect. No material defaults or violations exist or have been recorded in respect of any of such Permits. No Legal Action is pending or, to Parent’s Knowledge, threatened, concerning the rescission, suspension, modification, revocation, withdrawal, cancellation, termination, limitation or non-renewal of any material Permit (except any pending renewal applications). Since January 1, 2015, neither Parent nor any of its Subsidiaries has had any material Permit that was used in the conduct of its business rescinded, suspended, modified, revoked, withdrawn, cancelled, terminated, limited or not renewed, and Parent has no reason to believe that any such Permit shall be rescinded, suspended, modified, revoked, withdrawn, cancelled, terminated, limited or not renewed in the future.

Section 3.8         Certain Payments. None of Parent or any of its Subsidiaries or any member of the board of directors or officer of Parent or any of its Subsidiaries, or any consultant, agent, employee or other Person acting for or on behalf of Parent or any of its Subsidiaries, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) directly or indirectly, paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, or other Person acting on behalf of or under the auspices of a governmental official or Governmental Authority which is in any manner illegal under any Laws of the United States or any other country having jurisdiction; or (c) made any payment to any customer or supplier of Parent or its Subsidiaries, or given any other consideration to any such customer or supplier, that violates applicable Law, including any Legal Requirements relating to any unlawful bribe, rebate, payoff, influence payment, kickbacks, money laundering, political contributions, gift or gratuities. Without limiting the foregoing, none of Parent or any of its Subsidiaries, or any

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member of the board of directors or officer of Parent or any of its Subsidiaries, or any consultant, agent, employee or other Person acting for or on behalf of Parent or any of its Subsidiaries, has, directly or indirectly, taken any action that would result in a violation by such Persons of the U.S. Foreign Corrupt Practices Act (15 U.S.C. §§ 78m(b), 78dd-1, 78dd-2, 78ff), as amended (the “FCPA”) or any rules or regulations thereunder or any other applicable anti-corruption Law, including: (x) by making use of the mails or any means or instrumentality of interstate commerce in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or offer, gift, promise to give, or authorization of the giving of anything of value, directly or indirectly, to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office to secure official action, or to any Person (whether or not a foreign official) to influence that Person to act in breach of a duty of good faith, impartiality or trust (“acting improperly”) or to reward the Person for acting improperly, in contravention of the FCPA or any other applicable anticorruption Law; (y) by requesting, agreeing to receive or accepting a financial or other advantage intending that, as a consequence, anyone’s work duties shall be performed improperly, or as a reward for anyone’s past improper performance; or (z) by otherwise offering or conveying, directly or indirectly (such as through an agent), anything of value to obtain or retain business or to obtain any improper advantage, including any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment to a foreign government official, candidate for office, or political party or official of a political party. Parent and its Subsidiaries have conducted their respective businesses in compliance with all applicable anti-corruption Laws, including the FCPA, and Parent and its Subsidiaries have instituted and maintained policies and procedures designed to cause each such Person to comply with all applicable anti-corruption Laws, including the FCPA. Since January 1, 2015, neither Parent nor any Subsidiary thereof has conducted or initiated any internal investigation for which it engaged a third party investigator or with respect to which a presentation was made to the board of directors (or similar governing body, as applicable), or made a voluntary, directed, or involuntary disclosure to any Governmental Authority, with respect to any alleged act or omission arising under or relating to any noncompliance with the FCPA or any other Legal Requirements referred to in this Section 3.8.

Section 3.9         Sanctions.

(a)          Neither Parent nor any of its Subsidiaries, nor any of their directors, officers or employees, nor, to Parent’s Knowledge, any agent, Affiliate or representative of Parent or its Subsidiaries, is an individual or entity that is, or is owned or controlled by an individual or entity that is:

(i)          the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), nor

(ii)         located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Crimea, Cuba, Iran, North Korea, Russia, Syria and Venezuela).

(b)          For the past five (5) years, neither Parent nor any of its Subsidiaries has knowingly engaged in, and is not now knowingly engaged in, any dealings or transactions with any individual or entity, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions.

Section 3.10       Brokers. No broker, finder, investment banker or other Person has been engaged by Parent or any of its Subsidiaries that is entitled to any brokerage, finder’s or other fee or commission from Parent or any of its Subsidiaries in connection with the Transactions.

Section 3.11       CFIUS. The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby require no action by or in respect of, or filing with, any agency of the U.S. Government, including notification to the Committee on Foreign Investment in the United States (“CFIUS”) under its critical technology pilot program that became effective November 10, 2018.

Section 3.12       No Prior Merger Sub Operations. Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the Transactions.

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Section 3.13       Non-Reliance. Parent and Merger Sub acknowledge and agree that the Company and the FT Stockholders are not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, either written or oral, except as expressly provided in this Agreement, and that they are not relying and have not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in expressly set forth in this Agreement.

Section 3.14       Full Disclosure. All of the financial statements and written materials furnished by or on behalf of Parent or Merger Sub to the Company Stockholders or the Company in connection with the negotiation of this Agreement or hereafter delivered hereunder or reports filed pursuant to the Exchange Act (as modified or supplemented by other information so furnished prior to the date on which this representation and warranty is made or deemed made) do not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, Parent and Merger Sub represent only that such information was prepared in good faith based upon assumptions that the Parent and Merger Sub believe are reasonable.

ARTICLE IV
Representations and Warranties of the FT Stockholders and the COMPANY

The FT Stockholders and the Company jointly and severally represent and warrant to Parent as of the date of this Agreement and as of the Closing Date as follows:

Section 4.1         Existence; Good Standing; Authority; Enforceability.

(a)          The Company and each of the Company’s Subsidiaries is (i) duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation and has all requisite power and authority to own and operate its properties and to conduct its business, as conducted and planned to be conducted as of the date of this Agreement and as of Closing and (ii) duly licensed or qualified to do business as a foreign corporation or other entity (as applicable) in, and is in good standing (as applicable) under the Laws of, each jurisdiction under which such licensing or qualification is necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company or any of its Subsidiaries. True and complete copies of the Charter Documents of the Company and each Subsidiary of the Company have been heretofore provided to Parent and Merger Sub. Each of the Company and each Subsidiary of the Company is in compliance with, and is not in violation or default under, the terms of its respective Charter Documents.

(b)          The Company has the requisite corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery by the Company of this Agreement and the Transaction Documents to which it is a party, the performance of its obligations hereunder and thereunder, and the consummation by the Company of the Transactions have been duly authorized by all requisite corporate action on the part of the Company and no other corporate authorization or proceedings on the part of the Company is required therefor. This Agreement has been, and each Transaction Document when executed and delivered in accordance with this Agreement shall be, duly executed and delivered by each of the FT Stockholders, the Stockholder Representative and the Company, as the case may be, and, assuming the due authorization, execution and delivery of this Agreement and such other Transaction Documents by the other parties hereto and thereto, each constitutes or shall constitute a legal, valid and binding obligation of such FT Stockholder, the Stockholder Representative or the Company, as the case may be, enforceable against it in accordance with its terms, subject to the Equitable Exceptions.

(c)          Except for the approval of the Company Stockholders and the approval of the Company Board, each of which approval has been obtained and is in full force and effect, no notices are required to be delivered to, and no approvals or consents are required to be obtained from, the board of directors (or similar governing body, as applicable) or stockholders or equity holders of the Company or any Subsidiary of the Company under: (i) applicable Law; (ii) the Charter Documents of the Company or any Subsidiary of the Company; or (iii) any Contract to which an FT Stockholder, the Stockholder Representative, the Company or any Subsidiary of the

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Company is a party in connection with the execution and delivery by the FT Stockholders, the Stockholder Representative and the Company of this Agreement and the other Transaction Documents to which any of them is or shall become a party and the consummation of the Transactions.

(d)          All of the Company Stockholders, by unanimous written consent, adopted resolutions that are in full force and effect (i) approving this Agreement and the other Transaction Documents to which the Company is a party, and (ii) declaring that this Agreement and such other Transaction Documents are in the best interests of the Company.

(e)          The Company Board at a meeting duly called and held or by unanimous written consent, adopted resolutions that are in full force and effect (i) approving this Agreement and the other Transaction Documents to which the Company is a party, and (ii) declaring that this Agreement and such other Transaction Documents are in the best interests of the Company Stockholders and the Company.

(f)          Except as set forth on Schedule 4.1(f), neither the Company nor any Subsidiary of the Company has any Subsidiaries or owns or controls, directly indirectly, any Person or any equity, debt or other interests or investments in any Person.

(g)          Neither the Company nor any Subsidiary of the Company is a successor to any other Person, whether by merger, consolidation or other business combination, reorganization, acquisition of assets or otherwise, and neither Company nor any Subsidiary of the Company has dissolved, discontinued, sold, transferred or otherwise disposed of any legal entity.

(h)          Except as set forth on Schedule 4.1(h), neither the Company nor any Subsidiary of the Company has had or operated under any legal name, trade name or assumed name, other than its current legal name as set forth in its Charter Documents as currently in effect.

Section 4.2         Capitalization.

(a)          As of the date of this Agreement and immediately prior to the Effective Time, the authorized capital stock of the Company and the number of shares of capital stock of the Company issued and outstanding (each, a “Company Equity Interest”) is as set forth in Schedule 4.2(a). As of the date of this Agreement and immediately prior to the Effective Time, the names of the Company Stockholders and the number of shares of Company Common Stock held by each are as set forth on Schedule 4.2(a), and each of the Company Stockholders holds such shares free and clear of any Liens of any kind.

(b)          As of the date of this Agreement and immediately prior to the Effective Time, all outstanding shares of capital stock or other securities of the Company and each Subsidiary of the Company were issued in compliance with the its respective Charter Documents and applicable Laws. All of the issued and outstanding Company Equity Interests and all equity interests owned by the Company in a Subsidiary (all of which are set forth in Schedule 4.2(b), and each, a “Subsidiary Equity Interest”) were, when issued in accordance with the terms thereof, duly authorized (to the extent applicable), validly issued and (to the extent applicable) fully paid and nonassessable, and such issued and outstanding Company Equity Interests and Subsidiary Equity Interests were not issued in violation of any pre-emptive rights, rights of first offer, first refusal or similar rights, or in violation of any applicable Laws. As of the date of this Agreement and immediately prior to the Effective Time, the Company holds and will hold all of the outstanding Subsidiary Equity Interests, free and clear of any Liens of any kind.

(c)          Except for the Merger contemplated by this Agreement, there are no outstanding Contracts, options, warrants or other rights of any kind that entitle any Person to acquire (including securities exercisable or exchangeable for or convertible into) any Company Equity Interests or Subsidiary Equity Interests, and no Company Equity Interests or Subsidiary Equity Interests have been reserved or set aside for any purpose. As of the date of this Agreement and immediately prior to the Merger, neither the Company nor any Subsidiary of the Company is or will be subject to any Contract or obligation (contingent or otherwise) to redeem, purchase, call or otherwise retire, acquire or register any shares of its capital stock. There are no voting trusts, proxies or other Contracts with respect to the voting of any Company Equity Interests or Subsidiary Equity Interests.

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(d)          No resolution has been passed by the Company Board or the board of directors (or comparable governing body) of any Subsidiary of the Company on the basis of which the capital of the Company or any Subsidiary of the Company may be increased or reduced, or in any way modified. There is no outstanding or authorized phantom stock, stock appreciation, profit participation or similar rights with respect to the Subsidiaries of the Company. No capital contributions are required to be made with respect to the Company Equity Interests or Subsidiary Equity Interests.

(e)          Except as set forth on Schedule 4.2(e), the minutes of meetings, or written consents in lieu of meetings, of the stockholders or equity holders of the Company and each of its Subsidiaries, the Company Board and the board of directors (or comparable governing body) of any Subsidiary of the Company and committees of the Company Board or any such board of directors (or comparable governing body) have been maintained pursuant to each such Person’s Charter Documents and all applicable Laws and accurately reflect in all material respects, without any material omission, the proceedings at such meetings and the resolutions passed from time to time. Such resolutions have been passed in compliance with the provisions of each such Person’s Charter Documents. There are no Contracts to which the Company, any Subsidiary of the Company, or any stockholder or equity holder of the Company or any such Subsidiary is a party with respect to: (i) the voting of any Company Equity Interests or Subsidiary Equity Interests (including any proxy or director nomination or similar rights); or (ii) the transfer of, or transfer restrictions on, any Company Equity Interests or Subsidiary Equity Interests.

(f)          Neither the Company nor any Subsidiary of the Company has granted any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to its outstanding capital stock or equity interests. No Company Stockholder has entered into or is subject to any Contract that would create any rights of any kind that would entitle any Person to acquire any interest in any of the Company Equity Interests held by such Company Stockholder or restrict the ability of such Company Stockholder to transfer such Company Equity Interests, free and clear of any Liens of any kind.

(g)          Neither the Company nor any Subsidiary of the Company has granted any rights for or relating to the registration of any shares of capital stock or other securities.

Section 4.3         No Conflicts; Consents.

(a)          None of the execution, delivery or performance by the FT Stockholders, the Stockholder Representative or the Company of this Agreement and the Transaction Documents to which any of the FT Stockholders, the Stockholder Representative or the Company is or shall be a party in accordance with their terms, nor the consummation by the FT Stockholders, the Stockholder Representative or the Company of the Transactions, does or shall violate, conflict with, breach or constitute a default under (in each case, with or without the giving of notice, the lapse of time or both) any of the provisions of: (i) any of the Charter Document of the Company or any Subsidiary of the Company; (ii) any Contract to which an FT Stockholder, the Company, the Stockholder Representative or any Subsidiary of the Company is a party; (iii) any applicable Law; or (iv) any Permit or Order or judgment applicable to an FT Stockholder, the Company or any Subsidiary of the Company.

(b)          Except as set forth in Schedule 4.3(b), none of the execution, delivery or performance by the FT Stockholders, the Stockholder Representative or the Company of the Transaction Documents to which any of them is or shall be a party in accordance with their terms, nor the consummation by the FT Stockholders, the Stockholder Representative or the Company of the Transactions does or will: (i) require any consent, waiver, approval, authorization, Order or Permit of, declaration, filing or registration with, other action by, or notification to, any Governmental Authority applicable to the FT Stockholders, the Stockholder Representative, the Company or any Subsidiary of the Company; or (ii) require the consent, waiver, approval, authorization, notification or action of, by or to (as applicable) any other Person pursuant to the terms and conditions of any Contract in order to avoid any breach, default, violation, termination, modification or prepayment thereunder and to avoid the acceleration or cancellation of any rights or obligations thereunder.

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Section 4.4         Financial Statements; No Undisclosed Liabilities; Controls; Registration; Investment Company.

(a)          The (i) unaudited consolidated balance sheet of Company and its Subsidiaries as of December 31, 2017 and related un-audited consolidated statements of income, stockholders’ equity and cash flows for each of the fiscal years ended December 31, 2017 and December 31, 2018, respectively (the “Company Unaudited Financial Statements”), all of which are attached to Schedule 4.4(a) hereto, have been prepared in accordance with GAAP (other than the omission of footnotes required under GAAP and normal year-end audit adjustments) and present fairly, in all material respects, the financial condition, results of operations, cash flows and stockholders’ equity of the Company and its Subsidiaries at the applicable dates and for the periods indicated therein. The Company Audited Financial Statements, when completed and delivered in accordance with Section 5.10, have been prepared in accordance with GAAP and present fairly, in all material respects, the financial condition, results of operations, cash flows and stockholders’ equity of the Company and its Subsidiaries at the applicable dates and for the periods indicated therein.

(b)          Except for Liabilities incurred after December 31, 2018 in the Ordinary Course of Business (none of which, individually or in the aggregate, are material and none of which relates to any violation of applicable Law or breach of Contract), neither the Company nor any of its Subsidiaries has any Liabilities that are not set forth in the Company Unaudited Financial Statements for the fiscal year ended December 31, 2018, in either case that would be required to be disclosed or reserved against in a balance sheet in accordance with GAAP.

(c)          The Company and each of the Company’s Subsidiaries maintain internal accounting controls and procedures appropriate for companies with assets and operations of its size and scope sufficient to: (i) permit preparation of its financial statements in accordance with GAAP; and (ii) provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorization; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The financial books and records of the Company and each of the Company’s Subsidiaries are accurate and complete in all material respects. There are no weaknesses in the design or operation of the internal accounting controls and procedures of the Company or any of the Company’s Subsidiaries that would materially and adversely affect its ability to record and report financial data. The Company and each of the Company’s Subsidiaries maintains a system of internal accounting controls sufficient to provide reasonable assurances that such Person’s internal control over financial reporting is effective and none of the FT Stockholders, the Company or any of the Company’s Subsidiaries is aware of any “significant deficiencies” or “material weaknesses” (each as defined by the Public Company Accounting Oversight Board) in the Company’s or any of its Subsidiaries’ internal control over financial reporting, or any fraud, whether or not material, that involves management or other employees of the Company or any of the Company’s Subsidiaries who have a significant role in the internal controls of the Company or any of the Company’s Subsidiaries; and since the end of the latest fiscal year, there has been no change in the internal control over financial reporting (whether or not remediated) of the Company or any of the Company’s Subsidiaries that has materially affected, or is reasonably likely to materially affect, the internal control over financial reporting of the Company or any of the Company’s Subsidiaries.

(d)          Neither the Company nor any of its Subsidiaries is in violation of any term of, or in default under, any Contract relating to any Indebtedness.

(e)          There is no Contract, transaction, arrangement, or other relationship between the Company or any of its Subsidiaries and an unconsolidated or other off-balance sheet entity.

(f)           None of the Company or any of the Company’s Subsidiaries is an “investment company”, as such term is defined in the Investment Company Act or 1940, as amended.

Section 4.5         Absence of Certain Changes. Except as set forth on Schedule 4.5, since the date of the Company Unaudited Financial Statements for the fiscal year ended December 31, 2018 (i) there has not been any Material Adverse Effect on the Company or any of its Subsidiaries, (ii) the Company and each of its Subsidiaries has conducted its businesses only in the Ordinary Course of Business, and (iii) none of the FT

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Stockholders, the Company nor any of the Company’s Subsidiaries has taken any action or failed to take any action which would constitute a breach of Article VI hereof if such action was taken or such failure occurred, as applicable, after the date of this Agreement.

Section 4.6         Litigation; Orders. Except as set forth in Schedule 4.6, there is no Legal Action relating to the Company or any of its Subsidiaries or, to the Knowledge of the FT Stockholders or the Company, threatened against or involving the Company, any of its Subsidiaries, any of their respective properties, or any of their respective officers, directors, employees or former employees (in their capacities as such) and, to the Knowledge of the FT Stockholders and the Company, there are no existing facts or circumstances that would reasonably be expected to result in such a proceeding. None of the Company nor any of its Subsidiaries is subject to any outstanding Order that has not been fully performed or satisfied or that prohibits or restricts the consummation of the Transactions.

Section 4.7         Taxes.

(a)          Except as set forth in Schedule 4.7(a): (i) the Company and each of its Subsidiaries has timely filed all Tax Returns that are required to have been filed; (ii) all such Tax Returns are true, correct and complete in all material respects; and (iii) all Taxes due by or with respect to the income, assets, or operations of the Company and each of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid.

(b)          Except as set forth in Schedule 4.7(b): (i) neither the Company nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return; (ii) there are no Liens for Taxes upon any of the stock or assets of the Company or any of its Subsidiaries (other than Liens for Taxes not yet due and for which adequate reserves have been made on the Unaudited Financial Statements); and (iii) the Company and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and (x) all such Taxes have been timely paid over to the applicable Tax authorities and (y) all Forms W-2 and 1099 required with respect thereto have been completed and filed in compliance with applicable Law.

(c)          Except as set forth in Schedule 4.7(c): (i) neither the Company nor any of its Subsidiaries has, for any Taxable year with respect to which the applicable statute of limitations has not expired, been the subject of an audit or other examination of Taxes by any Tax Authority and no such audit is pending; (ii) neither the Company nor any of its Subsidiaries has been notified in writing of any request for such an audit or other examination; (iii) neither the Company nor of its Subsidiaries is presently contesting any Tax liability before any court, tribunal or agency; and (iv) there is no dispute, assessment, deficiency, or claim concerning any Tax Liability of the Company or any of its Subsidiaries, either (A) claimed, threatened or raised in writing by any Tax Authority, or (B) as to which the Company or any of its Subsidiaries, or any of the Company’s or its Subsidiaries’ stockholders, directors, or officers (or employees responsible for Tax matters) has Knowledge.

(d)          No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes relating to the Company or any of its Subsidiaries.

(e)          Except as set forth on Schedule 4.7(e), there are no (i) powers of attorney with respect to any Tax matter relating to the Company or any of its Subsidiaries, or (ii) Tax rulings, closing agreements, offers in compromise, or gain recognition agreements requested or received from any Tax Authority with respect to the Company or any of its Subsidiaries.

(f)           Except as set forth in Schedule 4.7(f), neither the Company nor any of its Subsidiaries: (i) is a party to or bound by any tax allocation, tax sharing, tax indemnification or similar agreement or has an obligation to make a payment under such agreement; (ii) has been included in any “consolidated,” “unitary” or “combined” Tax Return provided for under the laws of any jurisdiction (other than a group, the common parent of which was the Company); or (iii) has any Liability for the Taxes of any Person (including, without limitation, under Section 1.1502-6 of the Treasury Regulations, or any similar provision of state, local or non-U.S. law), as a transferee or successor, by Contract, or otherwise.

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(g)          Except as set forth in Schedule 4.7(g), neither the Company nor any of its Subsidiaries has (i) participated in any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and Section 1.6011-4(b) of the Treasury Regulations, or (ii) been a party to any “reportable transaction,” as defined in Section 6707A(c)(1) of the Code and Section 1.6011-4(b) of the Treasury Regulations.

(h)          Except as set forth in Schedule 4.7(h), no claim has been made by any Tax Authority that the Company or any of its Subsidiaries is or may be subject to Tax in a jurisdiction in which it does not file Tax Returns.

(i)           Except as set forth in Schedule 4.7(i), neither the Company nor any of its Subsidiaries shall be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing as a result of any: (A) change in method of accounting (and neither the Company nor any of its Subsidiaries has an application pending with the IRS or any other Tax Authority requesting permission for any change in accounting method), (B) “closing agreement” with an applicable Tax Authority executed on or prior to the Closing Date, (C) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law), (D) installment sale or open transaction disposition made on or prior to the Closing Date, (E) prepaid amount received on or prior to the Closing Date, (F) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, or (G) election under Section 108(i) of the Code.

(j)           The Company has made available to Parent, prior to the date of this Agreement, correct and complete copies of all income and other material Tax Returns of the Company and its Subsidiaries, examination reports, and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries, in each case since 2015. In the case of each such Tax Return, the Company has indicated whether it was subject to audit, examination, adjustment, deficiency, or any other form of controversy.

(k)          Neither the Company nor any of its Subsidiaries is a party to any Contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local, or non-U.S. Tax law).

(l)           Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(m)         Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(n)          Each of the Company and its Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(o)          No deficiency assessment with respect to, or proposed adjustment of, the Company or any of its Subsidiaries’ Taxes is pending.

(p)          Except as set forth in Schedule 4.2(p), the unpaid Taxes of the Company and any of its Subsidiaries (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns.

(q)          The Company and each of its Subsidiaries is in compliance with applicable United States (including federal, state, and local) and foreign transfer pricing laws and regulations in all respects, including the execution and maintenance of contemporaneous documentation (including principal documents and background

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documents described at Treasury Regulation Section 1.6662-6) substantiating the transfer pricing practices and methodology relating to the Company and its Subsidiaries.

(r)           Except as set forth in Schedule 4.7(r), neither the Company nor any of its Subsidiaries (A) is a “controlled foreign corporation” as defined in Code Section 957, (B) is a “passive foreign investment company” within the meaning of Code Section 1297, or (C) has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business outside the United States.

(s)          Neither the Company nor any of its Subsidiaries is, or has ever been, an S corporation within the meaning of Code Section 1361 or a qualified subchapter S subsidiary within the meaning of Treasury Regulations Section 1.1361-2.

(t)           Neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any ‘‘excess parachute payment’’ within the meaning of Code Section 280G (or any corresponding provision of state, local, or non-U.S. Tax Law).

(u)          Each of the Company and its Subsidiaries has collected and remitted to the appropriate Tax Authorities all Taxes payable with respect to services provided, or tangible personal property transferred, to its customers.

(v)          Each of the Company and its Subsidiaries has timely and accurately filed all FinCEN Forms 114 (or predecessor forms) that it was required to file.

Section 4.8         Compliance with Laws; Permits.

(a)          The Company and its Subsidiaries are and have been in compliance with applicable Laws and Orders in all material respects. No investigation, review or Legal Action by any Governmental Authority or Judicial Authority in relation to any actual or alleged violation of applicable Law or Order by the Company or any of its Subsidiaries is pending or, to the Knowledge of the FT Stockholders or the Company, threatened, nor has any FT Stockholder, the Company or any of its Subsidiaries received any written notice from any Governmental Authority or Judicial Authority indicating an intention to conduct the same or alleging any violation of or noncompliance with any applicable Law or Order. Neither the Company nor any of its Subsidiaries is a party to or subject to any Order, consent or Contract that: (i) materially restricts its ability to conduct any of its business; or (ii) would otherwise reasonably be expected to, either individually or in the aggregate, result in a Material Adverse Effect on the Company or any of its Subsidiaries.

(b)          Except as set forth on Schedule 4.8(b), the Company and each of its Subsidiaries have obtained all Permits reasonably necessary for them to conduct their businesses and to own and operate property used in their businesses and all of such Permits are valid and in full force and effect. No material defaults or violations exist or have been recorded in respect of any of such Permits. No Legal Action is pending or, to the Knowledge of the FT Stockholders or the Company, threatened, concerning the rescission, suspension, modification, revocation, withdrawal, cancellation, termination, limitation or non-renewal of any Permit (except any pending renewal applications). Since January 1, 2015, neither the FT Stockholders, the Company nor any of its Subsidiaries has had any Permit that was used in the conduct of its business rescinded, suspended, modified, revoked, withdrawn, cancelled, terminated, limited or not renewed, and neither the FT Stockholders nor the Company has any reason to believe that any such Permit shall be rescinded, suspended, modified, revoked, withdrawn, cancelled, terminated, limited or not renewed in the future.

Section 4.9         Certain Payments. Neither the Company nor any of its Subsidiaries, or, to the Knowledge of the FT Stockholders and the Company, any of their Affiliates, or any member of the board of directors (or comparable governing body) or officer of the Company or any of its Subsidiaries or Affiliates, or any consultant, agent, employee or other Person acting for or on behalf of the Company or any of its Subsidiaries or Affiliates, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) directly or indirectly, paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, or other Person acting on behalf of or under the

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auspices of a governmental official or Governmental Authority which is in any manner illegal under any Laws of the United States or any other country having jurisdiction; or (c) made any payment to any customer or supplier of the Company or any of its Subsidiaries or Affiliates, or given any other consideration to any such customer or supplier that violates applicable Law, including any Legal Requirements relating to any unlawful bribe, rebate, payoff, influence payment, kickbacks, money laundering, political contributions, gift or gratuities. Without limiting the foregoing, none of the Company or any of its Subsidiaries or Affiliates or any member of the board of directors (or comparable governing body) or officer of the Company or any of its Subsidiaries or Affiliates, or any consultant, agent, employee or other Person acting for or on behalf of the Company or any of its Subsidiaries or Affiliates, has, directly or indirectly, taken any action that would result in a violation by such Persons of the FCPA or any rules or regulations thereunder or any other applicable anti-corruption Law, including: (x) by making use of the mails or any means or instrumentality of interstate commerce in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or offer, gift, promise to give, or authorization of the giving of anything of value, directly or indirectly, to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office to secure official action, or to any Person (whether or not a foreign official) to influence that Person to act in breach of a duty of good faith, impartiality or trust (“acting improperly”) or to reward the Person for acting improperly, in contravention of the FCPA or any other applicable anticorruption Law; (y) by requesting, agreeing to receive or accepting a financial or other advantage intending that, as a consequence, anyone’s work duties shall be performed improperly, or as a reward for anyone’s past improper performance; or (z) by otherwise offering or conveying, directly or indirectly (such as through an agent), anything of value to obtain or retain business or to obtain any improper advantage, including any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment to a foreign government official, candidate for office, or political party or official of a political party. The Company and its Subsidiaries and Affiliates have conducted their respective businesses in compliance with all applicable anti-corruption Laws, including the FCPA. The Company and its Subsidiaries and Affiliates have instituted and maintained policies and procedures designed to cause each such Person to comply with all applicable anti-corruption Laws, including the FCPA. Since January 1, 2015, neither the Company nor any Subsidiary thereof has conducted or initiated any internal investigation for which it engaged a third party investigator or with respect to which a presentation was made to the board of directors (or similar governing body, as applicable), or made a voluntary, directed, or involuntary disclosure to any Governmental Authority, with respect to any alleged act or omission arising under or relating to any noncompliance with the FCPA or any other Legal Requirements referred to in this Section 4.9.

Section 4.10       Sanctions.

(a)          Neither the Company nor any of its Subsidiaries, nor any of their directors, officers or employees, nor, to the Knowledge of the FT Stockholders and the Company, any agent, Affiliate or representative of the Company or any of its Subsidiaries, is an individual or entity that is, or is owned or controlled by an individual or entity that is:

(i)          the subject of any Sanctions, or

(ii)         located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Crimea, Cuba, Iran, North Korea, Russia, Syria and Venezuela).

(b)          None of the Company Stockholders, the Company nor any of its Subsidiaries will, directly or indirectly, use the proceeds of the Transactions, or lend, contribute or otherwise make available such proceeds to any Subsidiary, Affiliate, joint venture partner or other individual or entity:

(i)          to fund or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions; or

(ii)         in any other manner that will result in a violation of Sanctions by any Person.

(c)          For the past five (5) years, neither the Company nor any of its Subsidiaries has knowingly engaged in, and is not now knowingly engaged in, any dealings or transactions with any individual or entity, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions.

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Section 4.11       Brokers. No broker, finder, investment banker or other Person has been engaged by a Company Stockholder, the Company or any of its Subsidiaries that is entitled to any brokerage, finder’s or other fee or commission from a Company Stockholder, the Company or any of its Subsidiaries in connection with the Transactions.

Section 4.12       Anti-Takeover Measures. Neither the Company nor any of its Subsidiaries is a party to a rights agreement, poison pill or similar Contract, arrangement or plan.

Section 4.13       Full Disclosure. No representation or warranty or other statement made by the Company or the FT Stockholders in this Agreement or the Company Disclosure Schedules contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

Section 4.14       Accounts Receivable; Accounts Payable. Except as set forth on Schedule 4.14, all accounts receivable of the Company and its Subsidiaries reflected in the Company Unaudited Financial Statements for the fiscal year ended December 31, 2018 and all accounts receivable that are reflected in the records of the Company and its Subsidiaries as of the Closing Date (net of allowances for doubtful accounts as reflected thereon and as determined in accordance with GAAP) (collectively, the “Accounts Receivable”) are obligations arising from sales actually made or services actually performed in the Ordinary Course of Business arising in connection with bona fide arm’s length transactions with Persons who are not Affiliates of the Company or the Subsidiaries of the Company, constitute valid undisputed claims and are not, by their terms, subject to defenses, set-offs or counterclaims. None of the FT Stockholders, the Company nor any of its Subsidiaries has received written notice from or on behalf of any obligor of any such Accounts Receivable that such obligor is unwilling or unable to pay a material portion of such Accounts Receivable. All accounts payable and notes payable of the Company and its Subsidiaries arose in bona fide arm’s length transactions in the Ordinary Course of Business and, except as set forth in Section 4.14, with Persons who are not Affiliates of the Company or any of its Subsidiaries, and no such account payable or note payable is materially delinquent in its payment.

Section 4.15       Projections. Schedule 4.15 sets forth a correct and complete copy of the financial projections with respect to the Company made available by the Company to Parent. Such projections are the most recent financial projections prepared by the Company, were prepared in good faith, and based on assumptions that the Company believes are reasonable. The Company has not prepared or provided projections to any third party since January 1, 2018 that are materially different from the projections set forth in Schedule 4.15.

Section 4.16       Insurance. Except as set forth in Schedule 4.16, all insurance policies maintained by the Company or any of its Subsidiaries under which the assets, properties or liabilities of the Company and/or its Subsidiaries are insured (the “Company Insurance Policies”) are set forth on Schedule 4.16 hereto, and are in full force and effect and maintained with financially sound and reputable insurers and constitute insurance that is customarily carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses as the Company and its Subsidiaries, in such amounts, with such deductibles, covering such risks and otherwise on such terms and conditions that are customary for such Persons. All premiums payable under the Company Insurance Policies have been paid to the extent such premiums are due and payable, and the Company and its Subsidiaries have otherwise complied with the terms and conditions of all of the Company Insurance Policies. The Company has not received any written notice or indication of, and to the Knowledge of the FT Stockholders and the Company, there is no threat of, termination of, premium increase with respect to (excluding premium increases that occur in connection with renewals of the Company Insurance Policies), or material alteration of coverage under, any of the Company Insurance Policies, and there are no facts or circumstances that would reasonably be expected to give rise to any such termination, premium increase or alteration. There are no pending material disputes between the Company or any of its Subsidiaries, on the one hand, and any underwriters of any of the Company Insurance Policies on the other hand. Except as set forth in Schedule 4.16, no claims have been denied under the Company Insurance Policies at any time since January 1, 2015. Since January 1, 2015, there have been no gaps in the Company’s and its Subsidiaries’ insurance coverage.

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Section 4.17       Employee Benefit Plans.

(a)          Schedule 4.17(a) sets forth a complete list of each Benefit Plan of the Company and its Subsidiaries that has been in effect since July 1, 2015. Correct and complete copies of all documents comprising such Benefit Plans, including: (i) all plan documents (or, in the case of any such Benefit Plan that is unwritten, an accurate description thereof); (ii) the most recent summary plan descriptions for each such Benefit Plan for which a summary plan description is required; (iii) the three (3) most recent annual reports on IRS Form 5500 required to be filed with the IRS with respect to each such Benefit Plan (if any such report is required); and (iv) each trust agreement and insurance or group annuity Contract relating to any such Benefit Plan, have been provided to Parent.

(b)          All Benefit Plans of the Company and its Subsidiaries are valid and binding and in full force and effect, and there are no material defaults by the Company or any of its Subsidiaries thereunder. Each such Benefit Plan has been administered and operated in all material respects in accordance with its terms and with all applicable provisions of ERISA, the Code, and other applicable Law, and the Company and each ERISA Affiliate has performed and complied in all material respects with all of its obligations under or with respect to each such Benefit Plan, including the reporting and disclosure obligations and fiduciary obligations under ERISA. Any such Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and no event has occurred and no condition exists which would reasonably be expected to result in the revocation of any such determination letter. Except as set forth in Schedule 4.17(b), neither the Company nor any of its Subsidiaries provides any post-employment or retiree welfare benefits under any Benefit Plan. There are no pending or, to the Knowledge of the Company, threatened Legal Actions relating to any such Benefit Plan. Neither the Company nor any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in, or failed to engage in, any transactions with respect to any such Benefit Plan that are reasonably likely to subject the Company or any of its Subsidiaries to any material Tax, damages or penalties imposed by Section 409A, 4975 or 4980B of the Code or Section 502(i), 502(c), 502(1) and 601 through 608 of ERISA.

(c)          Except as set forth in Schedule 4.17(c), no Benefit Plan of the Company or its Subsidiaries, and no employee benefit plan contributed to by an ERISA Affiliate, is subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and none the Company nor any ERISA Affiliate has contributed to any such plan during the six year period immediately preceding the date of this Agreement or the Closing Date. No such Benefit Plan is a multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA.

(d)          (i) All contributions and all premium payments required to be made, and required claims to be paid, under the terms of any Benefit Plan of the Company and its Subsidiaries have been timely made or reserves established therefor on the Company Unaudited Financial Statements, which reserves are adequate in all material respects, (ii) neither the Company nor any of its Subsidiaries has received any notice that any such Benefit Plan is under audit or review by any Governmental Authority and no audit or review is pending, (iii) any Benefit Plan of the Company or its Subsidiaries which is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) that the Company or any Subsidiary thereof is a party to has been operated and administered in material compliance with Section 409A of the Code and any proposed and final guidance under Section 409A of the Code, (iv) the Transactions shall not result in any payments, which alone or, together with any other payments, shall fail to be deductible as a result of the application of Section 280G of the Code, and (v) neither the Company nor any of its Subsidiaries has filed, or is considering filing, an application under the IRS Employee Plans Compliance Resolution System or the Department of Labor’s Voluntary Fiduciary Correction Program with respect to any Benefit Plan.

(e)          Schedule 4.17(e) sets forth a complete and correct list of all Benefits Liabilities of the Company and its Subsidiaries.

Section 4.18       Securities Laws Issues.

(a)          Each of the Company Stockholders understands that the shares of the Parent Common Stock to be issued under this Agreement constitute “restricted securities” and have not been registered under the Securities Act or any applicable state securities law. Each Company Stockholder represents that such Company Stockholder is acquiring the Parent Common Stock for such Company Stockholder’s own account and not with a view to or for distributing or reselling such shares or any part thereof in violation of the Securities Act or any applicable state securities law, has no intention of distributing any of such shares in violation of the Securities Act or

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any applicable state securities law and has no arrangement or understanding with any other Persons regarding the distribution of such shares (this representation and warranty not limiting each Company Stockholder’s right to sell such shares in compliance with applicable federal and state securities laws) in violation of the Securities Act or any applicable state securities law.

(b)          Each of the Company Stockholders is an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) under the Securities Act. No Company Stockholder is required to be registered as a broker-dealer under Section 15 of the Exchange Act.

(c)          Each of the Company Stockholders, either alone or together with such Company Stockholder’s representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the Transactions, and has so evaluated the merits and risks of such Transactions. Each of the Company Stockholders is able to bear the economic risk of performing the Transactions and, at the present time, is able to afford a complete loss of such Company Stockholders’ investment in the Parent Common Stock.

(d)          Each of the Company Stockholders is not obtaining the Parent Common Stock as a result of any advertisement, article, notice or other communication regarding such shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement. Each of the Company Stockholders further acknowledge that such Company Stockholder has a pre-existing relationship with the Company such as being an officer or director or a holder of currently outstanding securities of the Company.

(e)          Each of the Company Stockholders acknowledges that such Company Stockholder has reviewed the SEC Documents and the Transaction Documents and has been afforded (i) the opportunity to ask such questions as such Company Stockholder has deemed necessary of, and to receive answers from, representatives of Parent concerning the terms and conditions of the Transaction and the merits and risks of obtaining the Parent Common Stock; (ii) access to information about Parent and its Subsidiaries and their respective financial conditions, results of operations, businesses, properties, management and prospects sufficient to enable it to evaluate the Transactions; and (iii) the opportunity to obtain such additional information that Parent possesses or can acquire without unreasonable effort or expense that is necessary to make an informed decision with respect to the Parent Common Stock.

Section 4.19       Material Contracts.

(a)          Schedule 4.19(a) sets forth a correct and complete list of the following Contracts to which the Company or any of its Subsidiaries is a party or by which any of them is bound (collectively, the “Material Contracts”):

(i)          any Contract, other than the IP Contracts, under which the Company or any of its Subsidiaries sold or purchased (or agreed to sell or purchase) products or services pursuant to which the aggregate of payments due to or from Company or its Subsidiaries, respectively, in the one year period ending on December 31, 2018, was equal to or exceeded $50,000;

(ii)         any Contract for the employment or separation of any officer, director or management-level employee or consultant of Company or its Subsidiaries earning more than $25,000 per year in base salary in a full-time, part-time, consulting or other basis;

(iii)        any Contract under which the Company or any of its Subsidiaries has agreed to indemnify any third Person with respect to, or to otherwise share, any of the Liabilities of any Person for Taxes, other than Contracts with suppliers or customers in the Ordinary Course of Business in which no payments on account of Liabilities for Taxes have been made or incurred or are reasonably expected to be made or incurred;

(iv)       any Contract involving a commitment by the Company or any of its Subsidiaries to (A) make a capital expenditure (1) with a term of more than three years from the date of this Agreement

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or (2) with respect to which the aggregate expenditures are expected to exceed or from the Closing Date $10,000 in any fiscal year or (B) to purchase any capital asset for at least $10,000;

(v)        any Contract that contains a covenant not to compete that limits or shall limit the Company or any of its Subsidiaries from engaging in any business or activity or competing with any Person in any geographic market;

(vi)        any lease or similar agreement pursuant to which: (A) the Company or any of its Subsidiaries is the lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any Person for an annual rent in excess of $10,000, (B) the Company or any of its Subsidiaries is the lessor of, or makes available for use by any Person, any tangible personal property owned by any of them for an annual rent in excess of $10,000 or (C) the Company or any of its Subsidiaries is the lessee of, or holds or uses, any real property owned by any Person for an annual rent in excess of $10,000;

(vii)       any Contract establishing or agreeing to establish a partnership or joint venture;

(viii)      any asset purchase agreements, stock purchase agreements, or other acquisition or divestiture agreements, including any Contracts relating to the sale, lease or disposal of any properties or assets not in the Ordinary Course of Business for consideration in excess of $10,000 individually;

(ix)        any Contract relating to Indebtedness of the Company or any of its Subsidiaries in excess of $10,000;

(x)         any Contract under which the Company or any of its Subsidiaries has directly or indirectly guaranteed any Liabilities of any Person or agreed to indemnify or otherwise be responsible for the Liabilities of any other Person, in either case for Liabilities in excess of $10,000 individually;

(xi)        any Contract with any current employee, officer, director or Affiliate of the Company or any of its Subsidiaries;

(xii)       any Contract with any labor union or association representing any employee of the Company or any of its Subsidiaries;

(xiii)      any Contract providing for the settlement of any material claim against the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries has any existing obligations;

(xiv)      any IP Contract;

(xv)       any Contract that would prohibit or is otherwise reasonably likely to materially delay the consummation of the Transactions;

(xvi)      any other Contracts that are material to the Company or any of its Subsidiaries;

(xvii)     any Contract with a Governmental Authority;

(xviii)    any power of attorney or proxy granted by the Company or any of its Subsidiaries, whether limited or general, revocable or irrevocable;

(xix)       any Contract with a Person organized under the laws of a foreign country or having its principal place of business in a foreign country which provides for payments to the Company or any of Subsidiaries in excess of $5,000 in any fiscal year; and

(xx)        any commitments or Contracts to enter into any of the foregoing.

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(b)          Except as set forth in Schedule 4.19(b), all Material Contracts are legally valid and binding obligations of the Company or its applicable Subsidiary and, to the Knowledge of the FT Stockholders and the Company, are legally valid and binding obligations of the other parties thereto, subject in each case to the Equitable Exceptions, and each Material Contract is in full force and effect. Except as set forth in Schedule 4.19(b): (i) neither the Company nor any of its Subsidiaries is in breach of, or default under, any Material Contract, and (ii) to the Knowledge of the FT Stockholders and the Company, no other party to any Material Contract is in breach thereof or default thereunder. Neither the Company nor any of its Subsidiaries has received written notice of any breach of, or default under (or any condition which, with the passage of time or the giving of notice, would cause a breach of, or default under), any Material Contract. Except as set forth in Schedule 4.19(b), to the Knowledge of the Company there are no reasons or causes on the basis of which, following the execution of any of the undertakings or actions provided for in this Agreement and, generally, following the Merger, the respective contractual counterparties could terminate or withdraw from or amend or modify any of the Material Contracts except as set forth by the terms of such Material Contracts.

Section 4.20       Customers. Schedule 4.20 sets forth a correct and complete list of the top twenty (20) customers of the Company and its Subsidiaries, measured by revenue received by the Company and its Subsidiaries from such customers for the years ended December 31, 2017 and December 31, 2018. The Company reasonably believes that it or its relevant Subsidiary has a good relationship with each of its customers and neither the Company nor any of its Subsidiaries has, since January 1, 2015, been involved in any material dispute with any of its customers. Except as set forth on Schedule 4.20, no customer of the Company or any of its Subsidiaries has (a) since January 1, 2015, canceled or otherwise terminated prior to the expiration, or, to the Company's Knowledge, expressly threatened to cancel or otherwise terminate prior to the expiration or not renew, its relationship with the Company or any of its Subsidiaries or (b) with respect to any Material Contract, since January 1, 2017, decreased by more than ten percent (10%) or, to the Company’s Knowledge, threatened to decrease or limit by more than ten percent (10%), the dollar amount of its business with the Company, in each case other than in the Ordinary Course of Business . Neither the Company nor any of its Subsidiaries has received any written notice or other communication stating, and does not otherwise have any reason to believe, that the Transactions will adversely affect the relations of the Company or any of its Subsidiaries with any customer.

Section 4.21       Intellectual Property.

(a)          Schedule 4.21(a) lists all registered Intellectual Property and software that is owned or purported to be owned by the Company or any of its Subsidiaries, including a true and complete list of all registrations and applications for the registration with a Governmental Authority or Internet domain name registrar of owned Intellectual Property (collectively, the “Registered Intellectual Property”), indicating for each such item, as applicable, the application or registration number and date and jurisdiction of filing or issuance. Each item of Registered Intellectual Property is (i) valid, subsisting and enforceable, (ii) currently in compliance with any and all Legal Requirements necessary to maintain the validity and enforceability thereof and record and perfect the Company’s and/or its Subsidiary’s interest therein, and (iii) not subject to any outstanding Order, ruling or agreement materially adversely affecting the Company’s or any of its Subsidiaries’ use thereof or rights thereto, or that would impair the validity or enforceability thereof. Except as set forth on Schedule 4.21(a), all Intellectual Property and software that is purported to be owned by the Company or any of its Subsidiaries (the “Owned IP”) is owned solely by the Company or its Subsidiaries, free and clear of all Liens. Schedule 4.21(a) lists all Contracts to which the Company or any of its Subsidiaries is a party, either as licensor or licensee, with respect to: (a) any Owned IP, or (b) any other Intellectual Property or software that is necessary for or used in the conduct of the business of the Company or any of its Subsidiaries as conducted by the Company and its Subsidiaries on the date of this Agreement and as of the Closing Date, except for non-exclusive licenses to generally-available software subject to “shrink-wrap” or “click-through” software licenses and non-exclusive licenses to Intellectual Property or software providing for payments of less than $50,000 in in the one year period ending December 31, 2018, including without limitation Intellectual Property or software owned by an Affiliate or Related Party of the Company and used by the Company or any of its Subsidiaries (collectively, the “IP Contracts”). All IP Contracts are in full force and effect, subject to the Equitable Exceptions, with no default on the part of the Company or the Company’s applicable Subsidiary that is a party thereto or, to the Knowledge of the Company, on the part of the other parties thereto. The Company and each of its Subsidiaries has good and valid title to or the right to use all Intellectual Property and software necessary for the conduct of its businesses as conducted by the Company and its Subsidiaries on the date hereof and as of the Closing Date, without the payment of any royalty or similar payment. Neither the conduct of the

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business by the Company and each of its Subsidiaries, as conducted by on the date of this Agreement and as of the Closing Date, nor their use of any Owned IP or other Intellectual Property, infringes on (whether directly or indirectly), misappropriates, or otherwise violates any Intellectual Property right of any other Person, and there are no claims pending or, to the Knowledge of the FT Stockholders or the Company, threatened against the Company or any of its Subsidiaries claiming that owned IP infringes on (whether directly or indirectly), misappropriates, or otherwise violates any Intellectual Property right of any other Person. To the Knowledge of the FT Stockholders or the Company, no other Person is infringing (whether directly or indirectly), misappropriating, or otherwise violating any Owned IP.

(b)          The Company and each of its Subsidiaries has taken commercially reasonable measures to maintain the confidentiality of all confidential Intellectual Property used or held for use in the operation of its business. No trade secrets or other confidential Intellectual Property have been disclosed by the Company or any of its Subsidiaries to any Person except pursuant to appropriate non-disclosure or license agreements that (i) obligate such Person to keep such confidential Intellectual Property confidential both during and after the term of such agreement, and (ii) are valid, subsisting, in full force and effect and binding on the Company or its Subsidiaries, as applicable, and with respect to which neither the Company nor its Subsidiaries nor, to the Knowledge of the FT Stockholders or the Company, any other party thereto, is in default thereunder and to the Knowledge of the FT Stockholders or the Company, no condition exists that with notice or the lapse of time or both could constitute a default thereunder. The Company and each of its Subsidiaries has taken commercially reasonable steps to protect and maintain the Owned IP. Except as set forth on Schedule 4.21(b), the Company and each of its Subsidiaries has and enforces policies requiring each employee, consultant and independent contractor who has created Intellectual Property for or on behalf of the Company or any of its Subsidiaries to execute a proprietary rights assignment and confidentiality agreement substantially in the form provided to Parent, and all current and former employees, consultants and independent contractors of the Company and its Subsidiaries who have created or developed Owned IP have executed such an agreement. To the Knowledge of the Company, no employee, consultant or independent contractor of the Company or any of its Subsidiaries is in default or breach of any term of such agreement.

(c)          Neither the Company nor any of its Subsidiaries has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any source code for any software included in the Owned IP (the “Company Software”) except for disclosures to employees, contractors or consultants under agreements that prohibit use or disclosure except in the performances of services to the Company or its Subsidiaries. No third party is currently in possession of any such source code. No Public Software is incorporated into, forms part of, has been used in connection with the development of, or has been distributed with, in whole or in part, any Company Software in a manner which would require that such Company Software; (i) be disclosed or distributed in source code form, made available at no charge or otherwise licensed to third parties; (ii) be subject to any restriction on the consideration to be charged for the distribution thereof; or (iii) be decompiled, disassembled or otherwise reverse-engineered (except as required by applicable Law). The Company and each of its Subsidiaries is in compliance with all applicable licenses with respect to any such Public Software.

Section 4.22       Labor Matters.

The Company and each of its Subsidiaries is conducting its business in compliance in all material respects with all labor laws. There are no collective bargaining or other labor union agreements to which the Company or any of its Subsidiaries is a party or by which any of them is otherwise bound relating to the business of the Company or any of its Subsidiaries. Since January 1, 2015, neither the Company nor any of its Subsidiaries has encountered any labor union organizing activity, or had any actual or, to the Knowledge of the FT Stockholders or the Company, threatened employee strikes, work stoppages, slowdowns or lockouts. There are no unfair labor practice charges, grievances or complaints pending or, to the Knowledge of the FT Stockholders or the Company, threatened by or on behalf of any employee or group of employees of the Company or any of its Subsidiaries. There are no complaints, charges, or claims brought or filed against the Company or any of its Subsidiaries pending, or to the Knowledge of the FT Stockholders or the Company, threatened to be brought or filed by an employee of the Company or any of its Subsidiaries, with any Governmental Authority or Judicial Authority based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment or any individual by the Company or any of its Subsidiaries.

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Section 4.23       Real Property and Tangible Assets.

(a)          Neither the Company nor any of its Subsidiaries owns any real property or interest therein. Schedule 4.23(a) sets forth a complete list of (i) all Leased Real Property and (ii) a description of the leases for Leased Real Property.

(b)          The assets owned or leased by the Company and its Subsidiaries are: (i) all of the assets that are or have in the past five years been used by the Company and its Subsidiaries in the conduct of their businesses as of the date of this Agreement and as of the Closing Date; and (ii) all of the tangible assets necessary for the conduct of the businesses of the Company and its Subsidiaries, as presently conducted and planned to be conducted by the Company and its Subsidiaries as of the Closing (the “Company Assets”). Except as set forth on Schedule 4.23(b), the Company or its relevant Subsidiary has good and marketable title to, or, in the case of leased assets, valid and subsisting leasehold interests in (subject to the Equitable Exceptions), all of the Company Assets, free and clear of all Liens except Permitted Liens. There has not occurred and, to the Knowledge of the FT Stockholders or the Company, there is not expected to occur any circumstance or event that would (1) cause any Company Asset to cease to be owned or leased (as applicable) by the Company or the Company’s applicable Subsidiary prior to or immediately after the Closing; or (2) except as set forth on Schedule 4.23(b), interfere with the current use, occupancy or operation of any such Company Asset.

Section 4.24       Environmental Matters. The operations of the Company and its Subsidiaries have complied with, and are currently in compliance, in each case in all material respects with, all applicable Environmental Laws. None of the Company nor any of its Subsidiaries has received any written notice of or, to the Knowledge of the FT Stockholders or the Company, been threatened or charged with, any violation respecting any: (a) Environmental Laws; (b) Remedial Actions; or (c) Release or threatened Release of a Hazardous Material. No Permits are necessary for the Company or any of its Subsidiaries to conduct its business as currently conducted in compliance with applicable Environmental Laws.

Section 4.25       Privacy. The Company and each of its Subsidiaries has in place privacy policies regarding the collection, use and disclosure of Personal Information in its possession, custody or control, or otherwise held or processed on its behalf. The Company and each of its Subsidiaries are and have been (and following the consummation of the Transactions will be) in compliance in all material respects with all Information Privacy and Security Laws, Contracts to which any of them is a party that contain, involve or deal with Personal Information, and their own rules, policies and procedures relating to privacy, data protection, and the collection and use of, Personal Information. None of the Company or any of its Subsidiaries has been notified of or, to the Knowledge of the FT Stockholders or the Company, is the subject of any Legal Action related to data security or privacy or alleging a violation of any of its privacy policies or any Information Privacy and Security Law, nor, to the Knowledge of the FT Stockholders or the Company, is any such Legal Action threatened. The Company and each of its Subsidiaries has taken commercially reasonable measures to protect and maintain the confidentiality of all Personal Information collected by or on behalf of the Company or any of its Subsidiaries and to maintain the security of its data storage practices for Personal Information, in each case, in accordance with all applicable Information Privacy and Security Laws and consistent with commercially reasonable industry practices applicable to such types of data gathered and maintained in the industry in which the Company and its Subsidiaries conduct their business. To the Knowledge of the FT Stockholders or the Company, there has been no unauthorized access, use, or disclosure of Personal Information in the possession or control of the Company or any of its Subsidiaries.

Section 4.26       Information Technology. The Company’s and its Subsidiaries’ IT Systems: (a) constitute all information technology assets necessary to conduct the businesses of the Company and its Subsidiaries in the manner in which their businesses are conducted as of the date of this Agreement and as of the Closing; (b) are adequate, sufficient and satisfactory in all material respects (including with respect to working condition, capacity, data storage and transmittal capability, functionality and performance) for the operations of the businesses of the Company and each of its Subsidiaries as conducted as of the date of this Agreement and as of the Closing; (c) are maintained and in good working condition; (d) have functioned consistently and accurately in all respects since being installed, (e) do not contain any disabling codes or instructions, “time bombs,” “Trojan horses,” “back doors,” “trap doors,” “worms,” viruses, bugs, faults or other software routines or hardware components that significantly disrupt or adversely affect the functionality of any IT Systems; and (f) have not suffered any material failure, security breach or unauthorized intrusion since January 1, 2015. There are no substantial alterations,

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modifications or updates to the Company’s or its Subsidiaries’ IT Systems currently planned or to the Knowledge of the FT Stockholders or the Company which will be required to continue the operations of their businesses as conducted as of the date of this Agreement and as of the Closing. The Company and its Subsidiaries have implemented commercially reasonable backup, security and disaster recovery measures and technology consistent with industry practices and no Person has gained unauthorized access to any IT Systems of the Company or any of its Subsidiaries.

Section 4.27       Related Party Transactions. Except as set forth on Schedule 4.27, neither the Company nor any of its Subsidiaries is party to any direct or indirect Contract, business arrangement or commercial relationship with, provides services to or receives services from, has any Liabilities or obligations to, or is owed any Liabilities or obligations by, any Related Party. Except as set forth on Schedule 4.27, no Related Party owns or holds, directly or indirectly, any material property or right (whether tangible or intangible) that is used by the Company or any of its Subsidiaries. Other than obligations to pay compensation arising in the Ordinary Course of Business, there are no debts or other obligations owed by the Company or any of its Subsidiaries to any stockholder, director, manager, officer, consultant or employee of the Company or any of its Subsidiaries.

ARTICLE V
Covenants

Section 5.1         Conduct of Business. The Company shall, and the FT Stockholders shall cause the Company to, during the period from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, except as expressly set forth in this Agreement or as required by applicable Law or with the prior written consent of Parent, conduct its business in the Ordinary Course of Business and, to the extent consistent therewith, the Company shall use commercially reasonable efforts to preserve substantially intact the business organization of the Company and its Subsidiaries, to keep available the services of the current officers and employees of the Company and its Subsidiaries, and to preserve the present relationships of the Company and its Subsidiaries with customers, suppliers, distributors, licensors, licensees and other Persons having business relationships with the Company and its Subsidiaries. Without limiting the generality of the foregoing, between the date of this Agreement and the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, (x) the Company shall and shall cause each of its Subsidiaries to, and the FT Stockholders shall cause the Company and each of its Subsidiaries to, manage its accounts receivable and accounts payable and maintain the ratio of accounts receivable to accounts payable in the Ordinary Course of Business and (y) except as otherwise expressly set forth in this Agreement or as required by applicable Law, the Company shall not and shall not permit any of its Subsidiaries to, and the FT Stockholders shall not permit the Company or any of its Subsidiaries to, without the prior written consent of Parent:

(a)          amend or propose to amend its Charter Documents;

(b)          (i) split, combine, or reclassify any of its securities, (ii) repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem, or otherwise acquire, any of its securities, or (iii) declare, set aside, or pay any dividend or distribution (whether in cash, stock, property, or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of its capital stock (other than dividends from its direct or indirect wholly owned Subsidiaries); provided that nothing herein shall prevent the Company from distributing cash to the Company Stockholders on or prior to the Closing so long as the Company has free and unrestricted cash of not less than $500,000.00 as of the Closing and immediately after giving effect to the Merger;

(c)          issue, sell, pledge, dispose of, or encumber or create any Lien on any of its property or assets, except for Permitted Liens;

(d)          except as required by applicable Law or by any Benefit Plan or Contract in effect as of the date of this Agreement (i) increase the compensation payable or that could become payable to directors, officers, or employees, other than increases in compensation made to non-officer employees in the Ordinary Course of Business, (ii) promote any officers or employees, except as the result of the termination or resignation of any officer or employee, or (iii) establish, adopt, enter into, amend, terminate, exercise any discretion under, or take any action to accelerate rights under any Benefit Plan or any plan, agreement, program, policy, trust, fund, or other arrangement that would be a Benefit Plan if it were in existence as of the date of this Agreement, or make any contribution to any

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Benefit Plan, other than contributions required by Law, the terms of such Benefit Plan as in effect on the date of this Agreement, or that are made in the Ordinary Course of Business; provided that nothing herein shall prevent the Company from paying bonuses to employees of the Company on or prior to the Closing so long as the Company has free and unrestricted cash of not less than $500,000.00 as of the Closing and immediately after giving effect to the Merger;

(e)          acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof or make any loans, advances, or capital contributions to or investments in any Person;

(f)           (i) transfer, license, sell, lease, or otherwise dispose of (whether by way of merger, consolidation, sale of stock or assets, or otherwise) or pledge, encumber, or otherwise permit to be subject to any Lien, any assets; provided, that the foregoing shall not prohibit the Company or any of its Subsidiaries from transferring, selling, leasing, or disposing of obsolete equipment or assets being replaced, in each case in the Ordinary Course of Business, or (ii) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization;

(g)          repurchase, prepay, or incur any Indebtedness or enter into a Contingent Obligation with respect to the Indebtedness of another Person, issue or sell any debt securities or options, warrants, calls, or other rights to acquire any debt securities, enter into any “keep well” or other Contract to maintain any financial statement condition of any other Person or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with the incurrence of ordinary course trade payables in the Ordinary Course of Business;

(h)          enter into or amend or modify in any material respect, or consent to the termination of (other than at its stated expiry date), any Material Contract or any lease with respect to real estate or any other Contract or lease that, if in effect as of the date of this Agreement would constitute a Material Contract or lease with respect to Real Estate;

(i)           institute, settle, or compromise any Legal Action involving the payment of monetary damages of any amount exceeding $10,000 in the aggregate, other than the settlement of claims, Liabilities, or obligations reserved against on its balance sheet; provided, that neither the Company nor any of its Subsidiaries shall settle or agree to settle any Legal Action which settlement involves a conduct remedy or injunctive or similar relief, has a restrictive impact on the business of, or involves an admission of guilt, wrongdoing or liability on the part of, the Company or any of its Subsidiaries;

(j)           make any material change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP or applicable Law or in accordance with the preparation of the Company Audited Financial Statements in accordance with Section 5.10;

(k)          (i) enter into or amend any agreement or settlement with any Tax Authority, (ii) make, revoke or change any Tax election, change any annual Tax accounting period, or adopt or change any method of Tax accounting (other than as set forth in the Company Audited Financial Statements), (iii) amend any Tax Returns or file claims for Tax refunds, or (iv) enter into any closing agreement, surrender in writing any right to claim a Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment;

(l)           enter into any agreement, agreement in principle, letter of intent, memorandum of understanding, or similar Contract with respect to any joint venture, strategic partnership, or alliance;

(m)         abandon, allow to lapse, sell, assign, transfer, grant any Lien in otherwise encumber or dispose of any interest in any of the Owned IP, or grant any right or license to any of the Owned IP other than pursuant to non-exclusive licenses entered into in the Ordinary Course of Business;

(n)          terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

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(o)          open or close any facility or office;

(p)          enter into or amend or modify any Related Party Transaction;

(q)          take any action that is intended or that would reasonably be expected to, individually or in the aggregate, prevent, materially delay, or materially impede the consummation of the Merger or the other Transactions; or

(r)           agree or commit to do any of the foregoing.

Section 5.2         Access to Information; Confidentiality.

(a)          From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in ARTICLE VII, the Company shall and shall cause its Subsidiaries to, and the FT Stockholders shall cause the Company and its Subsidiaries to, (i) afford to Parent and its Representatives reasonable access, at reasonable times and in a manner as shall not unreasonably interfere with the business or operations of the Company or any Subsidiary thereof, to the customers, officers, employees, accountants, agents, properties, offices, and other facilities and to all books, records, contracts, and other assets of the Company and its Subsidiaries, and (ii) furnish promptly such other information concerning the business and properties of the Company and its Subsidiaries as Parent may reasonably request from time to time. Notwithstanding the foregoing, (x) neither the Company nor its Subsidiaries shall be required to provide access to or disclose information where such access or disclosure would jeopardize the protection of attorney-client privilege or contravene any Law (it being agreed that the parties shall use their commercially reasonable efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention) and (y) access to the customers of the Company or any of its Subsidiaries must first be authorized by the Company and Representatives of the Company shall have the right to participate in any meetings or calls between Parent or its Representatives and such customers.

(b)          Until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in ARTICLE VII, each party has disclosed or may disclose to the other parties confidential information concerning such party’s business, financial condition, proprietary technology, research and development and other confidential matters (the “Confidential Information”). Unless otherwise agreed to in writing by the disclosing party, the receiving party shall (i) except as required by applicable Laws, the listing rules of the relevant Trading Market, or otherwise pursuant to Section 5.11, keep confidential and not disclose or reveal any Confidential Information to any Person other than the receiving party’s Representatives who need to know the information in connection with the matters contemplated by this Agreement and (ii) not use another party’s Confidential Information for any purpose other than in connection with the Transactions. This Section 5.2(b) shall survive the Closing Date or termination of this Agreement.

Section 5.3         Exclusive Dealing. From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in ARTICLE VII, the FT Stockholders, the Company and the Company’s Subsidiaries shall not, and shall not permit any of their Representatives to, directly or indirectly, (i) submit, negotiate, solicit, initiate, entertain or discuss any proposal or offer from any Person (other than Parent in connection with the Transactions) or enter into any agreement or accept any proposal or offer relating to or consummate any (a) reorganization, liquidation, dissolution or recapitalization of the Company or any of its Subsidiaries, (b) merger or consolidation involving the Company or any of its Subsidiaries, (c) purchase or sale of all or any substantial part of the assets of or equity securities (or any rights to acquire, or securities convertible into or exchangeable for, any such equity securities) of the Company or any of its Subsidiaries, or (d) similar transaction or business combination involving the Company or any of its Subsidiaries or their businesses or (ii) furnish any information with respect to, or assist or participate in or facilitate in any other manner any effort or attempt by any Person (other than to Parent or Merger Sub) to do or seek to do, any of the foregoing. The FT Stockholders, the Company and the Company’s Subsidiaries shall, and shall cause their Representatives to, immediately discontinue any ongoing discussions or negotiations (other than the ongoing discussions and negotiations with Parent) relating to any transaction of a nature described in this Section 5.3, and shall notify Parent immediately after receipt by any of them or any of their Representatives of any expression of interest, inquiry, proposal or offer relating to such a possible transaction that is received from any third party, or any

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request for in connection with any such expression of interest, inquiry, proposal or offer, or for access to information by any such third party.

Section 5.4         Notices of Certain Events. Parent shall notify the Company, and the Company shall notify Parent, promptly of: (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions; (b) any notice or other communication from any Governmental Authority in connection with the Transaction; (c) any Legal Actions commenced, or to such party’s Knowledge, threatened, against Parent or any of or Subsidiaries or any of the Company Stockholders, the Company or its Subsidiaries, as applicable, that are related to this Agreement, the Merger, the Parent Stock Issuance, or the other Transactions; and (d) any event, change, or effect between the date of this Agreement and the Effective Time which causes or is reasonably likely to cause the failure of the conditions set forth in Section 6.2(a), Section 6.2(b), or Section 6.2(c) of this Agreement (in the case of the Company) or Section 6.3(a), Section 6.3(b), or Section 6.3(c) of this Agreement (in the case of Parent and Merger Sub), to be satisfied. In no event shall: (i) the delivery of any notice by a party pursuant to this Section 5.4 limit or otherwise affect the respective rights, obligations, representations, warranties, covenants, or agreements of the parties or the conditions to the obligations of the parties under this Agreement; (ii) disclosure by Parent or Merger Sub be deemed to amend or supplement the Schedules or constitute an exception to Parent’s and Merger Sub’s representations or warranties; or (iii) disclosure by the FT Stockholders or the Company be deemed to amend or supplement the Schedules or constitute an exception to the FT Stockholders’ or the Company’s representations or warranties. This Section 5.4 shall not constitute a covenant or agreement for purposes of Section 6.2(b) or Section 6.3(b).

Section 5.5         Employees; Benefit Plans.

(a)          Effective no later than the day immediately preceding the Closing Date, the Company shall (i) terminate the Benefit Plans maintained by the Company set forth on Schedule 5.5(a) and (ii) cause the Company and its Subsidiaries to be relieved, discharged and indemnified against all Liabilities with respect to such Benefit Plans, all in a manner satisfactory to Parent.

(b)          This Section 5.5 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.5, express or implied, shall confer upon any employee of the Company or any of its Subsidiaries, any beneficiary, or any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.5. Nothing contained herein, express or implied: (i) shall be construed to establish, amend, or modify any Benefit Plan, program, agreement, or arrangement; (ii) shall alter or limit the ability of the Surviving Company, Parent or any of their respective Affiliates to amend, modify, or terminate any Benefit Plan, program, agreement, or arrangement at any time assumed, established, sponsored, or maintained by any of them; or (iii) shall prevent the Surviving Company, Parent, or any of their respective Affiliates from terminating the employment of any employee following the Effective Time. The parties hereto acknowledge and agree that the terms set forth in this Section 5.5 shall not create any right in any employee of the Company or any other Person to any continued employment with the Surviving Company, Parent, or any of their respective Subsidiaries or compensation or benefits of any nature or kind whatsoever, or otherwise alters any existing at-will employment relationship between any such Person and the Surviving Company.

Section 5.6         Commercially Reasonable Efforts.

(a)          Upon the terms and subject to the conditions set forth in this Agreement (including those contained in this Section 5.6), each of the parties hereto shall, and shall cause its Subsidiaries to, use its commercially reasonable efforts to take, or cause to be taken, all lawful and reasonable actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper, or advisable to consummate and make effective, and to satisfy all conditions to, in the most expeditious manner practicable, the Transactions including without limitation: (i) the obtaining of all necessary Permits, waivers, and actions or non-actions from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authorities; (ii) the obtaining of all necessary consents or waivers from third parties; and (iii) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement. Each party hereto shall promptly inform the other parties hereto, as the case may be, of any communication from any Governmental Authority

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regarding any of the Transactions. If any party hereto receives a request for additional information or documentary material from any Governmental Authority with respect to the Transactions, then it shall use commercially reasonable efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request, and, if permitted by applicable Law and by any applicable Governmental Authority, provide the other party’s counsel with advance notice and the opportunity to attend and participate in any meeting with any Governmental Authority in respect of any filing made thereto in connection with the Transactions. No party shall independently participate in any formal meeting with any Governmental Authority in respect of any such filing, investigation or other inquiry without giving the other parties prior notice of the meeting and, to the extent permitted by applicable Law and such Governmental Authority, the opportunity to attend and/or participate in such meeting. A party may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.6(a) as “outside counsel only.” Such materials and the information contained therein shall be given only to the recipient’s outside legal counsel and outside experts retained for purposes of any investigation or inquiry and shall not be disclosed by such outside counsel or outside expert to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the source of the materials.

(b)          In the event that any Legal Action is instituted (or threatened to be instituted) by a Governmental Authority or private party challenging this Agreement, the Merger or any other Transaction contemplated by this Agreement, the parties shall reasonably cooperate in all respects with each other and shall use commercially reasonable efforts to contest and resist any such Legal Action and to have vacated, lifted, reversed, or overturned any Order, whether temporary, preliminary, or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the Transactions. Notwithstanding anything in this Agreement to the contrary, none of parties, nor any of their Affiliates, shall be required to defend, contest, or resist any Legal Action, whether judicial or administrative, or to take any action to have vacated, lifted, reversed, or overturned any Order, in connection with the Transactions.

Section 5.7         CFIUS.

(a)          Unless the parties agree otherwise, as soon as practicable after the date of this Agreement, the parties hereto shall prepare, prefile, and then no earlier than five (5) Business Days thereafter, file with CFIUS a joint voluntary notice pursuant to the Exon-Florio Amendment to the Defense Production Act of 1950, 50 U.S.C. app. § 2170, as amended (“Exon-Florio”) with respect to the Transactions at Parent’s expense (excluding the Company CFIUS Expenses). The parties hereto shall provide CFIUS with any additional or supplemental information requested by CFIUS or its member agencies during the Exon-Florio review (and, if applicable, investigation) process within three (3) Business Days, unless an extension is granted by CFIUS, of receiving such request, or within such longer period as permitted by CFIUS.

(b)          To the extent that prior to the Closing any of the actions described in this Section 5.7(b) are proposed by CFIUS as a condition to obtaining CFIUS Approval, the parties shall in good faith evaluate and make commercially reasonable efforts to accommodate those proposals that do not call for the kind of limitations outlined in subsections (1) and (2) of this section below, with the understanding that prior to the Closing it is within each party’s discretion whether to undertake the proposed actions. After the Effective Time, it shall be in the Parent’s sole discretion whether to undertake any such proposed actions. Notwithstanding anything to the contrary in this Agreement, with respect to the CFIUS Approval, prior to the Closing (1) the parties shall have no obligation to (A) propose, negotiate, commit to or effect, by consent decree, hold separate order, agreement or otherwise, the sale, transfer, license, divestiture or other disposition of, or any prohibition or limitation on the ownership, operation, effective control or exercise of full rights of ownership of, any of the businesses, product lines or assets of Parent or any of its Affiliates or of the Company or any of its Subsidiaries, (B) terminate existing, or create new, relationships, contractual rights or obligations of Parent or its Affiliates or, following Closing, the Surviving Company or its Subsidiaries, (C) effect any other change or restructuring of Parent, its Affiliates, the Company or its Subsidiaries, or (D) otherwise take or commit to take any actions that interfere with Parent’s ability to control, manage or exercise full rights of ownership of the Company or its Subsidiaries, or limit the freedom of action of Parent, its Affiliates, the Company or its Subsidiaries, with respect to, or their ability to retain, or enjoy the rights and benefits of any assets or businesses, including, without limitation, the freedom to provide services to, or otherwise enter into, a commercial relationship with any Person and (2) the Company shall not, and shall cause its Subsidiaries not to, take or agree to take any of the foregoing actions without the prior written consent of Parent.

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(c)          If CFIUS Approval is dependent upon the acceptance of conditions proposed by CFIUS as described in Section 5.7(b), the Parent accepts such conditions, and those conditions materially impair the ability of the Surviving Company to achieve the applicable EBITDA Target for any Earn-Out Period as set forth in Schedule 1.5(c), the parties shall negotiate in good faith an alternative applicable EBITDA Target that reflects the impairing effect of these proposed conditions while maintaining the Earn-Out Amounts for the Earn-Out Period.

Section 5.8         Financing.

(a)          Parent shall use commercially reasonable efforts to arrange the Financing upon terms and conditions reasonably satisfactory to Parent and the Parent Board. Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Financing. Parent shall provide written notice to the Company promptly upon receiving commitments for the Financing.

(b)          Prior to the Closing, each of the FT Stockholders shall and shall cause the Company and each of the Company’s Subsidiaries to use his and its commercially reasonable efforts to provide and or cause the Company and the Company’s Subsidiaries to provide to Parent all cooperation reasonably requested by Parent, at Parent’s expense, that is customary in connection with the arrangement of the type of Financing contemplated by Parent (provided in all cases that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and the Company’s Subsidiaries), which commercially reasonable efforts may include (i) (A) furnishing Parent and its Financing Sources, as promptly as reasonably practicable following Parent’s request, with such pertinent and customary information, to the extent reasonably available to the Company or the Company’s Subsidiaries, regarding the Company and the Company’s Subsidiaries, and any supplements thereto, as may be reasonably requested by Parent to consummate the Financing and (B) furnishing Parent and its Financing Sources, as promptly as reasonably practicable following Parent’s request, with information regarding the Company and the Company’s Subsidiaries (including information to be used by Parent and its financial advisors in the preparation of one or more information packages, prospectuses or offering document regarding the business, operations, financial projections and prospects of the Company and the Company’s Subsidiaries) customary for the arrangement of the Financing contemplated by Parent, to the extent reasonably available to the Company or the Company’s Subsidiaries and to assist in preparation of customary rating agency or lender or investor presentations relating to such arrangement of loans or equity financing, (ii) furnishing all consolidated financial statements, business and other financial data (other than pro forma financial statements but including, for the avoidance of doubt, any financial information of the Company and the Company’s Subsidiaries reasonably necessary to permit Parent to prepare pro forma financial statements required by a Financing Source, and written financial information reasonably necessary for Parent and the Financing Sources to consummate the Financing), (iii) participating and having senior management and the FT Stockholders participate in a reasonable number of roads shows, presentations, confidential information memorandum presentations and meetings, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the Financing (including customary one-on-one meetings with the Financing Sources), (iv) assisting with the preparation of materials for rating agency presentations, bank information memoranda, prospectuses, offering documents and similar documents required in connection with the Financing, (v) taking all necessary corporate actions, subject to and only effective upon the occurrence of the Effective Time, reasonably requested by Parent to permit the consummation of the Financing and to permit the proceeds thereof, after payment of the Merger Consideration in accordance with the terms and conditions of this Agreement, to be made available to the Surviving Company at the Effective Time, (vi) executing and delivering any customary pledge and security documents, credit agreements, ancillary loan documents, underwriting agreements, placement agency agreements, and customary closing certificates and documents (in each case, subject to and only effective upon occurrence of the Effective Time) and assisting in preparing schedules thereto as may be reasonably requested by Parent (including delivery of borrowing base certificates and delivery of a solvency certificate of the chief financial officer of the Company), (vii) assisting in (A) the preparation, execution and delivery of one or more credit agreements, indentures, currency or interest hedging agreements or (B) the amendment or modification of any of the Company’s or the Company’s Subsidiaries’ currency or interest hedging agreements, if any, in each case, on terms that are reasonably requested by Parent in connection with the Financing; provided that no obligation of the Company or any of the Company’s Subsidiaries under any such agreements or amendments shall be effective until the Effective Time, (viii) in connection with the Financing, providing customary authorization letters to the Financing Sources for the Financing authorizing the distribution of information to prospective lenders or investors or the SEC and containing a customary representation to the Financing Sources for such financing that such

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information does not contain a material misstatement or omission and containing a representation to the Financing Sources that the public side versions of such documents, if any, do not include material non-public information about the Company or the Company’s Subsidiaries or their securities, (ix) using commercially reasonable efforts to arrange for customary payoff letters, lien terminations and instruments of discharge to be delivered at Closing providing for the payoff, discharge and termination on the Closing Date of all Indebtedness required hereunder to be paid off, discharged and terminated as of the Closing Date, (x) providing at least two (2) Business Days prior to the expected Closing Date all documentation and other information about the Company and each of the Company’s Subsidiaries as is requested by the Financing Sources and required under applicable “know your customer” and anti-money-laundering rules and regulations including the USA PATRIOT Act, (xi) using commercially reasonable efforts to cause Company accountants to consent to the use of their reports in any material relating to the Financing, (xii) assisting in obtaining corporate and facilities ratings for the Financing, (xiii) requesting the Company’s independent accountants to cooperate with Parent’s commercially reasonable efforts to obtain customary accountant’s comfort letters (including “negative assurance”) and consents from the Company’s independent accountants, and (xiv) ensuring that there are no competing issues of securities or credit facilities of the Company and the Company’s Subsidiaries being offered or arranged by the Company or such Subsidiaries between the execution of this Agreement and the Effective Time. Parent shall reimburse the Company for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ and accountants costs and expenses) incurred by the Company or any of the Company’s Subsidiaries or any of the Company’s Representatives in connection with the cooperation of the Company and the Company’s Subsidiaries contemplated by this Section 5.8(b) and Parent shall indemnify and hold harmless the Company, the Company’s Subsidiaries and the Company’s Representatives from and against any and all direct and actual Losses (other than lost profits) suffered or incurred by any of them in connection with the arrangement of the Financing, any action taken by them at the request of Parent pursuant to this Section 5.8(b) and any information used in connection therewith (except with respect to any information provided in writing by the Company or any of the Company’s Subsidiaries specifically for use in connection therewith), except, in each case, insofar as such Losses (i) arose out of or resulted from the Fraud or willful misconduct of the FT Stockholders, the Company, the Company’s Subsidiaries or the Company’s Representatives, (ii) directly resulted from the breach of any of the obligations of the FT Stockholders, the Company, the Company’s Subsidiaries or the Company’s Representatives under this Agreement or (iii) that were agreed to in a settlement without the prior written consent of Parent.

(c)          Notwithstanding anything to the contrary contained in this Section 5.8, (i) no obligation of the Company or any of the Company’s Subsidiaries under any agreement, certificate, document or instrument shall be effective until the Effective Time (and nothing contained in this Section 5.8 or otherwise shall require the Company or any of the Company’s Subsidiaries, prior to the Effective Time, to be an obligor with respect to the Financing) and (ii) none of the Company or any of the Company’s Subsidiaries or the FT Stockholders shall be required to pay or incur any liability for any commitment or other fee or pay or incur any other liability in connection with the Financing prior to the Effective Time.

(d)          Notwithstanding anything to the contrary contained in this Agreement, (i) none of the Company, the FT Stockholders nor any of their respective Subsidiaries, Affiliates, directors, officers, employees, agents, partners, managers, members, shareholders, Representatives or Related Parties, as applicable, shall have any rights or claims against the Financing Sources (in their capacities as such) in any way relating to this Agreement or any of the Transactions, or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to any financing commitment letter or loan agreement to be executed by such Financing Source, or any replacement therefor, or the performance thereof or the financings contemplated thereby, whether in law or equity, in contract, in tort or otherwise, and (ii) except as expressly agreed, the Financing Sources (in their capacities as such) shall not have any liability (whether in contract, in tort or otherwise) to the Company, the FT Stockholders or any of their respective Subsidiaries, Affiliates, directors, officers, employees, agents, partners, managers, members, shareholders, Representatives or Related Parties for any obligations or liabilities of any party hereto under this Agreement or for any claim based on, in respect of, or by reason of the Transactions or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to any financing commitment letter, any loan agreement or any replacement therefor or the performance thereof or the financings contemplated thereby, whether at law or equity, in contract, in tort or otherwise. The Financing Sources (and such Financing Source’s Affiliates, equityholders, members, partners, officers, directors, employees, agents, advisors and Representatives) are express third party beneficiaries of this Section 5.8(d). Subject to the terms and

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conditions of any definitive Financing Documents to which the Surviving Company is a party, nothing contained herein, shall preclude the Surviving Company from any claims that may arise following the Closing related to the Financing, or any Fraud by the Financing Source in connection with the Financing.

Section 5.9         Transfer Restrictions.

(a)          Each of the Company Stockholders acknowledges and understands that the Parent Common Stock may only be disposed of in compliance with state and federal securities laws.

(b)          During the Lockup Period (as defined below), the Company Stockholders will not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, transfer by gift or contribution, or otherwise transfer or dispose of, directly or indirectly, any of the Stock Consideration or any of the shares of Parent Common Stock issued in payment of any Earn-Out Amount (“Earn-Out Shares”). The “Lockup Period” means the following: (x) with respect to the Stock Consideration, commencing on the Closing Date and ending on the first anniversary of the Closing Date, so that all of the Stock Consideration is released from Lockup Period on the first anniversary of the Closing Date and (y) with respect to any Earn-Out Shares, commencing on the date of issuance of such Earn-Out Shares and ending on the first anniversary of such date of issuance, so that all of such Earn-Out Shares are released from Lockup Period on the first anniversary of the issuance of such Earn-Out Shares.

(c)          Shares of Parent Common Stock subject to the Lockup Period shall have imprinted, or have a notation attached, substantially the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS IN AN AGREEMENT AND PLAN OF MERGER DATED AS OF MARCH 14, 2019, A COPY OF WHICH IS ON FILE AT THE OFFICE OF THE COMPANY AND WILL BE FURNISHED TO ANY PROSPECTIVE TRANSFEREES UPON REQUEST. SUCH AGREEMENT AND PLAN OF MERGER PROVIDES, AMONG OTHER THINGS, FOR CERTAIN RESTRICTIONS ON THE SALE, TRANSFER, PLEDGE OR OTHER DISPOSITION OF THE SHARES REPRESENTED BY THIS CERTIFICATE.

(d)          Any sale, transfer or disposition of Parent Common Stock in violation of this Section 5.9 shall be null and void.

(e)          Any sales, transfers or other dispositions of Parent Common Stock must be made in accordance with applicable state and federal securities laws and the Parent's Insider Trading Policy.

(f)           At the Closing, the Parent and the Company Stockholders shall execute and deliver a Registration Rights Agreement substantially in the form of Exhibit B hereto (the “Registration Rights Agreement”).

Section 5.10       Company Audit. Prior to the date of this Agreement, and as part of its diligence process, the Company has engaged, at the cost and expense of Parent, BDO USA, LLP (the "Auditors") in order to prepare audited consolidated financial statements for the Company and its Subsidiaries for the years ending December 31, 2017 and December 31, 2018 (the "Company Audited Financial Statements"). The Company shall, and the FT Stockholders shall cause the Company to, reasonably cooperate with, make all relevant files and records reasonably available for inspection and copying by, make employees reasonably available to, and otherwise render reasonable assistance to the Auditors in order to facilitate the preparation of the Company Audited Financial Statements.

Section 5.11       Securities Laws Disclosure; Publicity; Confidentiality. In accordance with the requirements of the Exchange Act, Parent shall cause a Current Report on Form 8-K relating to the Transactions under this Agreement to be transmitted to the SEC for filing, which Form 8-K shall be reasonably acceptable to the Company, disclosing the material terms of the Transactions. Parent and the Company shall consult with each other in issuing any press releases or making any other public statements with respect to the Transactions prior to the Closing, and no party shall issue any such press release or otherwise make any such public statement prior to the

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Closing without the prior written consent of the other parties, except if such disclosure is required by applicable Law, Order or Legal Action or by a Governmental Authority in which case the party issuing the press release or making the public statement shall promptly provide the other parties with prior notice of such press release or public statement.

Section 5.12       Form D; Blue Sky Filings. Parent agrees to timely file a Form D with respect to the Parent Common Stock that is issued pursuant to this Agreement as required under Regulation D of the SEC promulgated under the Securities Act. Parent shall, on or before the Closing Date, take such action as Parent shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the Parent Stock Issuance pursuant to this Agreement under applicable securities or “Blue Sky” laws of the states of the United States, and shall provide evidence of any such action so taken to the Company on or prior to the Closing Date. Parent shall make all filings and reports relating to the offer and sale of such Parent Common Stock required under applicable securities or “Blue Sky” laws of the states of the United States following the Closing Date in a timely manner.

Section 5.13       Certain Tax Matters.

(a)          The Company shall, and the FT Stockholders shall cause the Company to, during the period from the date of this Agreement until the Closing, timely make all required estimated Tax payments, which payments shall be based on the amount of net income the Company would have at the end of its Tax year if its net income through the date of this Agreement were to be annualized.

(b)          If the Company files any Tax Returns between the signing of this Agreement and the Closing, the FT Stockholders shall, not less than ten (10) Business Days prior to filing, provide Parent with the opportunity to review and comment on such Tax Returns. The Company shall in good faith give reasonable consideration to any such revisions to such Tax Returns as are reasonably requested by Parent. Such Tax Returns shall be prepared in a manner consistent with past practice, unless a contrary treatment is required by Law or otherwise approved in writing by the Parent. The FT Stockholders shall pay and discharge all Taxes shown to be due on such Tax Returns before the same shall become delinquent and before penalties accrue thereon.

(c)          The FT Stockholders shall prepare or cause to be prepared and shall timely file all Tax Returns of the Company and any of its Subsidiaries for all pre-Closing periods which Tax Returns have not been filed as of the Closing Date. Parent shall have the opportunity to review and comment on all such Tax Returns not less than ten (10) Business Days prior to filing. Such Tax Returns shall be prepared in a manner consistent with past practice, unless a contrary treatment is required by Law. The FT Stockholders shall pay and discharge all Taxes shown to be due on such pre-Closing Tax Returns before the same shall become delinquent and before penalties accrue thereon.

(d)          Parent shall prepare and timely file all Tax Returns of the Company and its Subsidiaries for any Straddle Period. Such Tax Returns shall be prepared in a manner consistent with past practice, unless a contrary treatment is required by Law. Parent shall pay and discharge all Taxes shown to be due on such Tax Returns. No later than ten (10) Business Days prior to the due date of such return, the FT Stockholders shall pay to Parent the amount of Taxes shown due which is attributable to the pre-Closing portion of the Straddle Period less estimated Tax payments made prior to the Closing Date towards the Taxes shown on such return. The FT Stockholders shall have an opportunity to review all such Tax Returns not less than thirty (30) days prior to filing. Parent shall, in good faith give reasonable consideration to any revisions to such Tax Returns as are reasonably requested by the FT Stockholders.

(e)          The FT Stockholders shall not file any amended Tax Return relating to the Company or any of its Subsidiaries (or otherwise change such Tax Returns or make or change an election) with respect to taxable periods ending on or prior to the Closing Date without a written consent of Parent.

(f)           For purposes of this Agreement, the amount of Taxes of the Company and any of its Subsidiaries attributable to the pre-Closing portion of any taxable period beginning on or before and ending after the Closing Date (the “Straddle Period”) shall be determined based upon a hypothetical closing of the taxable year on such Closing Date with the Closing Date being included in the pre-Closing portion of such Straddle Period;

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provided, however, real and personal property Taxes (which are not based on income) shall be determined by reference to the relative number of days in the pre-Closing and post-Closing portions of such Straddle Period.

(g)          Each of the FT Stockholders and Parent shall notify the other party in writing within thirty (30) calendar days of receipt of written notice of any pending or threatened tax examination, audit or other administrative or judicial proceeding (a “Tax Contest”) that could reasonably be expected to result in an indemnification obligation under Article VIII. If a Tax Contest relates to any pre-Closing period or to any Taxes for which the FT Stockholders are liable in full hereunder, the FT Stockholders shall at their expense control the defense and settlement of such Tax Contest provided the FT Stockholders acknowledge their liability in writing. If the FT Stockholders do not assume the defense of any such proceeding or fail to acknowledge their liability, Parent may defend the matter in a manner it considers appropriate including settling such contest. If such Tax Contest relates to any post-Closing period, the Straddle Period, or to any Taxes for which Parent is liable in full or in part hereunder, Parent shall at its own expense control the defense and settlement of such Tax Contest. Notwithstanding, the foregoing, the FT Stockholders shall not agree to any settlement concerning Taxes for a pre-Closing period which may adversely impact Parent, the Surviving Company or any of its Subsidiaries for a post-Closing period or the Tax attributes of Parent, the Surviving Company or any of its Subsidiaries without the prior written consent of Parent. Parent shall have the right to participate in the conduct of any Tax Contest (by being kept fully informed of any material developments, by receiving copies of all correspondence, by attending all meetings or video conferences with any Tax Authority, and by participating in any telephone calls with any Tax Authority) at its own expense, including through its own counsel and other professional experts. Parent shall also have the right to review, at least five (5) business days prior to submission to any Tax Authority in connection with a Tax Contest, any letter, response to an information document request, petition, protest, or any other document in which a statement of fact is made with respect to the Company’s Taxes.

(h)          The FT Stockholders and Parent agree to furnish or cause to be furnished to each other, upon request and as promptly as practicable, such information and assistance (including access to books and records) as is reasonably necessary for preparation of any Tax Return, claim for refund or audit, and the prosecution or defense of any claim, suit or proceeding relating to the Company or its Subsidiaries' Tax liability. The requesting party shall bear all out-of-pocket costs and expenses incurred by the other party hereto in providing such assistance. The FT Stockholders shall retain copies of all Tax Returns, schedules, workpapers, records and other documents in the FT Stockholders’ possession relating to Tax matters with respect to the Company and any of its Subsidiaries for periods or portions thereof before the Closing Date until sixty (60) days after the expiration of the applicable statute of limitations with respect to such Tax matters and shall not dispose of such items until it offers the items to Parent.

(i)           In the event that a dispute arises between Parent and the FT Stockholders as to the amount of Taxes or indemnification or any matter relating to Taxes attributable to the Company or any of its Subsidiaries, the parties shall attempt in good faith to resolve such dispute, and any agreed upon amount shall be paid to the appropriate party. If such dispute is not resolved thirty (30) calendar days thereafter, the parties shall submit the dispute to an independent accounting firm mutually chosen by Parent and the FT Stockholders for resolution, which resolution shall be final, conclusive and binding on the parties. Notwithstanding anything in the Agreement to the contrary, the fees and expenses of the independent accounting firm in resolving this dispute shall be borne equally by Parent and the FT Stockholders.

(j)           The FT Stockholders, at their sole expense, shall be responsible for the filing of Tax Returns (including any documentation) with respect to Transfer Taxes. The FT Stockholders and Parent shall each pay fifty percent (50%) of any such Transfer Taxes on or prior to the Closing Date and shall provide the other party with evidence of any payments of such Transfer Taxes.

(k)          This Section 5.13 shall survive until six months after the expiration of the statute of limitations with respect to the applicable Tax, except that any obligation to offer or provide Tax Returns or other Tax records to Parent shall survive indefinitely.

(l)           The FT Stockholders shall engage and use the services of a nationally recognized firm of independent public accountants to prepare and file any Tax Returns to be filed by them pursuant to this Section 5.13.

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Section 5.14       Transition and Business Plans. As a Subsidiary of Parent, the Surviving Company will be subject to Parent’s annual and long-range business plans; provided, however, that the parties shall, acting in good faith and a commercially reasonable manner, (a) prior to the Closing agree to a written transition plan for the Surviving Company, including support for sales force buildout and technology buildout and (b) agree to a written business plan pursuant to which the Surviving Company shall operate for the Earn-Out Period that includes the availability and use of cash, personnel, technical and other resources being made available to the Surviving Company, with the business plan for the first year after the Closing being agreed to prior to the Closing. For so long as either or both of the FT Stockholders are employed by the Surviving Company pursuant to the Employment Agreements, as applicable, business plans for subsequent years shall be agreed to annually.

Section 5.15       R & W Insurance Policy. Prior to Closing, Parent shall use its commercially reasonable efforts to obtain a representations and warranties insurance policy with respect to the representations and warranties of the Company and the FT Stockholders in this Agreement (the “R&W Policy”) for the benefit of Parent at a commercially reasonable cost that is in an amount not less than $10,000,000.00 (the “Minimum Coverage”), issued by an insurance carrier and upon terms and conditions (including without limitation deductibles and exclusions) that are satisfactory to Parent and the Company. The Parent and the Company will cause the R&W Policy to include a waiver of subrogation by the insurer (except for fraud or willful concealment) in favor of the Company Stockholders. The Company will pay for the cost of the underwriting fees, taxes, premiums, diligence expenses and other charges associated with obtaining the R&W Policy (the “R&W Expenses”) having coverage up to the Minimum Coverage, and such R&W Expenses may be treated as Company Transaction Expenses. If Parent wishes to obtain an R&W Policy having a higher amount of coverage, it shall pay the R&W Expenses in excess of the R&W Expenses that would be required to obtain an R&W Policy for the Minimum Coverage. Parent will allow the Company to participate in the solicitation of quotes for and the negotiation of the R&W Policy, and the Company shall, and the FT Stockholders shall cause the Company to, cooperate in all reasonable ways with, make all relevant files and records reasonably available for inspection and copying, make employees reasonably available to, and otherwise render reasonable assistance to facilitate the issuance of the R&W Policy.

Section 5.16       Information and Shareholder Protection.

(a)          Following the Closing, so long as either the Ranjan Shareholders and/or the Mathur Shareholders, individually or collectively, continue to be the beneficial owner of at least two and one-half percent (2.5%) of the outstanding Parent Common Stock, or, in the case of clause (i) of this sentence, prior to the expiration of the last Earn-Out Period, Parent shall (i) provide to the Stockholder Representative any balance sheet, income statement, statement of shareholder’s equity or other financial statements that Parent provides to any bank, financial institution or other lender (other than a Lender that is an Affiliate of Parent) that has extended a term loan, revolving credit facility or similar debt arrangement to Parent, contemporaneously with the submission of any such balance sheet, income statement, statement of shareholder’s equity or other financial statements by Parent to such bank, financial institution or other lender, (ii) subject to clause (iii) of this sentence, not issue any additional shares of capital stock of any class or series, whether an existing class or series or a class or series to be created or other securities convertible into shares of capital stock (each a “Securities Issuance”) within three (3) years of the Closing Date at a per share price less than the per share price of the Parent Common Stock received by the Company Stockholders as the Stock Consideration (other than (x) issuances to pay directors’ fees or any other compensatory issuances, whether or not pursuant to an existing or future Benefit Plan of the Parent or the Surviving Company, and (y) issuances to pay dividends on the Series A Preferred Stock) or issue any additional shares of any series or class of preferred stock (including without limitation Series A Preferred Stock) unless it shall have provided a written offer to the Ranjan Shareholders and/or the Mathur Shareholders sent not fewer than ten (10) Business Days before such issuance giving the Ranjan Shareholders and/or the Mathur Shareholders the opportunity to purchase the number of shares of such capital stock, for cash and at the same price and upon the same terms (and subject to such additional restrictions as may apply as a result of Ranjan or Mathur being an employee or an Affiliate of a public company) as the other purchasers of such capital stock at the time of such issuance, that would enable the Ranjan Shareholders and/or the Mathur Shareholders, as applicable, to own, after such Securities Issuance, a percentage of the capital shares then being issued equal to the percentage of the outstanding the Parent Common Stock then beneficially owned by the Ranjan Shareholders and/or the Mathur Shareholders (for example, if the Ranjan Shareholders or the Mathur Shareholders own seven percent (7.0%) of the outstanding the Parent Common Stock at such time, the Ranjan Shareholders and/or the Mathur Shareholders, as applicable, will be permitted to purchase seven percent (7.0%) of the capital stock then being issued) and (iii) within three (3) years of the Closing Date, not

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effect a Securities Issuance that constitutes consideration for an acquisition at a per share price less than the per share price of the Parent Common Stock received by the Company Stockholders as the Stock Consideration unless Parent issues to each Company Stockholder for no consideration within ten (10) Business Days of the closing of such acquisition, a number of shares of Parent Company Stock that would enable the Ranjan Shareholders and/or the Mathur Shareholders to own, after such Securities Issuance, a percentage of the capital shares then being issued equal to the percentage of the outstanding the Parent Common Stock then beneficially owned by them. Unless otherwise agreed to in writing by Parent, the Stockholder Representative and the Company Stockholders shall (A) except as required by applicable Laws, keep confidential and not disclose or reveal any of the information contained in any balance sheet, income statement, statement of shareholder’s equity or other financial statements received pursuant to this Section 5.16 to any Person and (B) not use any such information for any purpose other than in connection with its interests in the Parent Common Stock, the offered capital stock, or other securities issued by Parent. Each Company Stockholder acknowledges that federal securities laws, among other things, prohibit trading in securities on the basis of material non-public information and that balance sheets, income statements, statements of shareholder’s equity or other financial statements provided by Parent pursuant to this Section 5.16 may constitute such material non-public information. For the avoidance of doubt, (i) the Ranjan Shareholders shall have rights under clauses (ii) and (iii) of the first sentence of this Section 5.16(a) only so long as they collectively continue to be the beneficial owner(s) of at least two and one-half percent (2.5%) of the outstanding Parent Common Stock, (ii) the Ranjan Shareholders shall automatically cease to have rights under clauses (ii) and (iii) of the first sentence of this Section 5.16(a) when they no longer collectively continue to be the beneficial owner(s) of at least two and one-half percent (2.5%) of the outstanding Parent Common Stock, (iii) the Mathur Shareholders shall have rights under clauses (ii) and (iii) of the first sentence of this Section 5.16(a) only so long as they collectively continue to be the beneficial owner(s) of at least two and one-half percent (2.5%) of the outstanding Parent Common Stock and (iv) the Mathur Shareholders shall automatically cease to have rights under clauses (ii) and (iii) of the first sentence of this Section 5.16(a) when they no longer collectively continue to be the beneficial owner(s) of at least two and one-half percent (2.5%) of the outstanding Parent Common Stock.

(b)          Subject to Section 5.16(c), so long as either Ranjan or Mathur is alive and legally competent, during the Earn-Out Periods and thereafter so long as either Ranjan or Mathur remains employed by the Surviving Company pursuant to an Employment Agreement, Parent shall not permit any of the following to occur without the prior written consent (not to be unreasonably withheld, conditioned or delayed; it being agreed by the parties that the approval of any such matter in a transition plan or business plan approved in accordance with Section 5.14 constitutes prior written consent of Ranjan and Mathur) of (i) if Ranjan and Mathur are at the time both employed by the Surviving Company pursuant to an Employment Agreement, Ranjan and Mathur, (ii) if only one of them is at the time employed by the Surviving Company pursuant to an Employment Agreement, the one who is so employed and (iii) if neither of them is at the time employed by the Surviving Company, both Ranjan and Mathur, provided that if either Ranjan or Mathur is at the time not alive or not legally competent or has resigned from employment by the Surviving Company other than for Good Reason (as defined in the relevant Employment Agreement), the consent of such individual under this Section 5.16(b) shall in no event be required:

(i)          a substantial change in the business purpose of the Surviving Company or the establishment of any Subsidiary of the Surviving Company;

(ii)         a merger of the Surviving Company with or into, or consolidation of the Surviving Company with, another Person other than Parent or a Subsidiary of Parent;

(iii)        the acquisition, purchase, sale, disposition, or exchange of property or assets by the Surviving Company, in one transaction or a series of related transactions, of real property and improvements, business or other assets for a gross purchase price (including the assumption of related Indebtedness, whether or not recourse to the Surviving Company) of $100,000 or more;

(iv)        entering into, or terminating, not renewing, releasing or consenting to the termination or non-renewal of any Contract which, if existing as of the date of this Agreement, would have been a Material Contract;

(v)         any issuance of equity or other rights to participate in the income or profits of the Surviving Company (other than to Parent or a Subsidiary of Parent);

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(vi)        any transaction outside the Ordinary Course of Business involving income or expense to the Surviving Company in excess of $100,000 per annum;

(vii)       the incurrence by the Surviving Company of any Indebtedness (other than normal trade payables in the Ordinary Course of Business) in excess of $500,000 in aggregate principal amount, other than loans under working capital facilities entered into in the Ordinary Course of Business;

(viii)      any guarantees of any Indebtedness, obligations or liabilities of another Person or Persons in excess of $100,000 in the aggregate; or

(ix)         any single capital expenditure or related capital expenditures in excess of $100,000.

(c)          Notwithstanding anything in this Agreement to the contrary, but subject to Section 8.3(b), if during the Earn-Out Period, the Surviving Company terminates the employment under an Employment Agreement of either Ranjan or Mathur without Cause (as defined in such Employment Agreement) or either Ranjan or Mathur terminates his employment under an Employment Agreement solely because of the occurrence of Good Reason as set forth in clause (ii) of the definition of such term in such Employment Agreement, then (i) the Company Stockholders will be deemed to have earned the full Earn-Out Amount for all Earn-Out Periods then in effect or ending on or after such termination of the employment of either Ranjan or Mathur, (ii) clause (i) of the first sentence of Section 5.16(a) and Section 5.16(b) of this Agreement will automatically be deemed to be terminated and no longer in force or effect and neither Ranjan nor Mathur shall have any rights thereunder, (iii) the Earn-Out Amounts for any such Earn-Out Period will be paid at time set forth in Section 1.5(c) and (iv) Parent, in its sole discretion, shall have the option of paying any portion of or the entire Earn-Out Amount for any such Earn-Out Period in Parent Common Stock valued in the manner set forth in Section 1.5(d), provided that at the time the Earn-Out Amount for such Earn-Out Period is paid in accordance with Section 1.5(c), the Parent Common Stock is listed for trading on a Trading Market.

Section 5.17       Agreement. On or before the Closing Date as contemplated by Section 1.8(c), the Company shall deliver to Parent a master services agreement with iFood Web Media Technology Pvt. Ltd that details key services rendered, service level agreements for those services, fee structure for services provided, and the Company’s ownership of intellectual property, licensing, and confidentiality, in form and substance reasonably satisfactory to the Parent.

Section 5.18       Key Man Insurance; D&O Insurance. Each of Ranjan and Mathur shall cooperate with Parent and Surviving Company in connection with Parent’s efforts to obtain key man insurance on the life of each of Ranjan and Mathur in such amounts as Parent shall determine in its sole discretion and Ranjan and Mathur shall perform, acknowledge and deliver all such further and other acts, documents, instruments as may be reasonably required with respect to same, including without limitation submitting to medical examinations and providing or causing to be provided information and records relating to his medical history. Each of Ranjan and Mathur shall be covered by Parent’s directors and officers’ insurance to the same extent as other comparable members of management of Parent and its Subsidiaries.

Section 5.19       Supplements to Schedules. The FT Stockholders and the Company may, from time to time prior to the Closing by written notice to Parent, supplement the Company Disclosure Schedules or add a schedule to the Company Disclosure Schedules (such added schedule to be deemed a supplement hereunder) in order to disclose any matter which, if occurring prior to the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Schedules or to correct any inaccuracy or breach in the representations and warranties made by the FT Stockholders and the Company in this Agreement. None of such supplements to the Company Disclosure Schedules will be deemed to cure the representations and warranties to which such matters relate with respect to satisfaction of the conditions set forth in Section 6.3(a), be deemed to waive any of the rights of the Parent Indemnified Parties with respect to any breach of any such representations or warranties or otherwise affect any other term or condition contained in this Agreement; provided, however, that unless Parent will have delivered a notice of termination with respect to such matter as contemplated by Section 7.3(a) (to the extent Parent is entitled to deliver such notice pursuant to Section 7.3(a)) within ten (10) Business

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Days of the receipt by Parent of any supplement to the Company Disclosure Schedules pursuant to this Section 5.19, then Parent will have waived any and all rights to terminate this Agreement pursuant to Section 7.3(a) arising out of or relating to the contents of such supplement.

Section 5.20       Reserved.

Section 5.21       Post-Closing Delivery of the Parent Common Stock. As soon as practicable in accordance with Rule 14c-2(b) promulgated under the Exchange Act but in no event later than 60 days after the Closing Date, Parent shall cause to be delivered irrevocable instructions to the Transfer Agent to issue shares of the Parent Common Stock to each Company Stockholder in a number equal to, for each share of Company Common Stock held by such Company Stockholder immediately prior to the Effective Time, the Per Share Consideration of the Post-Closing Stock Consideration, if any, all in book entry form unless a physical certificate is requested by such Company Stockholder, registered in the name of such Company Stockholder.

ARTICLE VI

Conditions to closing

Section 6.1         Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger is subject to the satisfaction or waiver (where permissible pursuant to applicable Law) by such party on or prior to the Closing Date of each of the following conditions:

(a)          No Governmental Authority having jurisdiction over any party hereto shall have enacted, issued, promulgated, enforced, or entered any Laws or Orders, whether temporary, preliminary, or permanent, that make illegal, enjoin, or otherwise prohibit consummation of the Merger, the Parent Stock Issuance, or the other Transactions, which Laws or Orders remain in effect.

(b)          All consents, approvals and other authorizations of any Governmental Authority set forth on Schedule 6.1(b) and required to consummate the Merger, Parent Stock Issuance, and the other Transactions (other than the filing of the Certificate of Merger with the Secretary of State of the State of Delaware) shall have been obtained, free of any condition that would reasonably be expected to have a Material Adverse Effect on such party.

Section 6.2         Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver (where permissible pursuant to applicable Law) by the Company on or prior to the Closing Date of the following conditions:

(a)          The representations and warranties of Parent and Merger Sub set forth in ARTICLE III of this Agreement shall be true and correct in all material respects (without giving effect to any limitation indicated by the words “Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” or “materially”) when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all material respects as of that date).

(b)          Parent and Merger Sub shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants in this Agreement required to be performed by or complied with by it at or prior to the Closing.

(c)          Since the date of this Agreement, there shall not have been any Material Adverse Effect on Parent and its Subsidiaries, taken as a whole, or any event, change, or effect that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole.

(d)          Parent and Merger Sub shall have delivered, or causes to be delivered, to the Company or the Company Stockholders, as applicable, at the Closing, the Closing deliveries described in Section 1.8(b).

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(e)          The Parent Common Stock shall be listed for trading on a Trading Market.

Section 6.3         Conditions to Obligation of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction or waiver (where permissible by applicable Law) by Parent on or prior to the Closing Date of the following conditions:

(a)          The representations and warranties of the FT Stockholders and the Company set forth in ARTICLE IV of this Agreement shall be true and correct in all material respects (without giving effect to any limitation indicated by the words “Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” or “materially”) when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all material respects as of that date).

(b)          The FT Stockholders and the Company shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants in this Agreement required to be performed by or complied with by them at or prior to the Closing.

(c)          Since the date of this Agreement, there shall not have been any Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, or any event, change, or effect that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

(d)          The FT Stockholders and the Company shall have delivered, or caused to be delivered, to Parent at the Closing, the closing deliveries described in Section 1.8(c).

(e)          Parent shall have completed and be satisfied with its financial due diligence of the Company and its Subsidiaries (including without limitation preparation of the Company Audited Financial Statements and Parent being satisfied with the results thereof).

(f)           As of the Closing, the Company shall have no Indebtedness other than trade payables that are not past due and have been incurred in the Ordinary Course of Business.

(g)          Parent shall have received the Financing on terms satisfactory to it.

(h)          Parent and Merger Sub shall have received the Closing Statement and shall be reasonably satisfied that, as of the Closing, the Working Capital Ratio shall be not less than 1:1 and the Company shall have free and unrestricted cash of not less than $500,000.00.

(i)           Parent and Merger Sub shall have received verification satisfactory to them that the Company has paid or made arrangements satisfactory to Parent for the payment of all Taxes relating to the Company and its Subsidiaries and all of their income, businesses, assets or properties relating to all periods prior to the Closing.

(j)           The consents, waivers, approvals, authorizations, Orders, Permits, declarations, filings, registrations, actions and notifications set forth on Schedule 3.3 shall have been obtained and be in full force and effect.

ARTICLE VII

Termination, AMENDMENT, and Waiver

Section 7.1         Termination By Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time by the mutual written consent of Parent and the Company.

Section 7.2         Termination By Either Parent or the Company. This Agreement may be terminated by either Parent or the Company at any time prior to the Effective Time:

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(a)          if the Closing shall not have occurred on or before June 30, 2019 (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.2(a) shall not be available to (x) Parent if the breach of any representation, warranty, covenant, or agreement of Parent or the Merger Sub set forth in this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the End Date or (y) the Company if the breach of any representation, warranty, covenant, or agreement of an FT Stockholder or the Company set forth in this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the End Date; or

(b)          if any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order making illegal, permanently enjoining, or otherwise permanently prohibiting the consummation of the Merger, Parent Stock Issuance, or the other Transactions, and such Law or Order shall have become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.2(b) shall not be available to (i) Parent if the breach of any representation, warranty, covenant, or agreement of Parent or the Merger Sub set forth in this Agreement has been the cause of, or resulted in, the issuance, promulgation, enforcement, or entry of any such Law or Order or (ii) the Company if the breach of any representation, warranty, covenant, or agreement of an FT Stockholder or the Company set forth in this Agreement has been the cause of, or resulted in, the issuance, promulgation, enforcement, or entry of any such Law or Order.

Section 7.3         Termination in the Event of Breach.

(a)          This Agreement may be terminated by Parent at any time prior to the Effective Time if (a) neither Parent nor Merger Sub is at the time in material breach of this Agreement and (b) a material breach of any representation or warranty of an FT Stockholder or the Company or failure by an FT Stockholder or the Company to perform in any material respect any covenant or agreement of such FT Stockholder or the Company set forth in this Agreement shall have occurred and such breach or failure to perform would cause any of the conditions set forth in Section 6.1 or Section 6.2 not to be satisfied, and such breach or failure to perform either cannot be cured or, if curable, has not been cured prior to the earlier of (A) the fifteenth (15th) calendar day following receipt by the Company of written notice of such breach or failure to perform from Parent and (B) the calendar day immediately prior to the End Date.

(b)          This Agreement may be terminated by the Company at any time prior to the Effective Time if (a) neither the FT Stockholders nor the Company is at the time in material breach of this Agreement and (b) a material breach of any representation or warranty of Parent or Merger Sub or failure by Parent or Merger Sub to perform in any material respect any covenant or agreement of Parent or Merger Sub set forth in this Agreement shall have occurred and such breach or failure to perform would cause any of the conditions set forth in Section 6.1 or Section 6.3 not to be satisfied, and such breach or failure to perform either cannot be cured or, if curable, has not been cured prior to the earlier of (A) the fifteenth (15th) calendar day following receipt by Parent of written notice of such breach or failure to perform from the Company and (B) the calendar day immediately prior to the End Date.

Section 7.4         Procedure for and Effect of Termination. A party seeking to terminate this Agreement pursuant to this Article VII shall deliver written notice of such termination to each of the other parties, and this Agreement shall thereupon terminate and become void and have no effect, and the Transactions shall be abandoned without further action by any party, except that the provisions of Article VIII shall survive the termination of this Agreement; provided, however, that such termination shall not relieve any party of any liability that arose prior to the date of termination or, with respect to those provisions that survive termination, that arises after such termination. If this Agreement is terminated as provided herein, each party shall, as requested by the applicable other party(ies), either redeliver to such other party(ies), or certify to such other party(ies) the destruction of, all Confidential Information of such other party(ies), whether obtained before or after the execution hereof.

Section 7.5         Termination Fee.

(a)          If and only if this Agreement has been terminated by the Company in accordance with Section 7.2(a) because of the failure of the condition set forth in Section 6.3(g) to be satisfied or waived in writing by Parent by the End Date (excluding for the purposes of this Section 7.5(a) any permanent financing intended to refinance such bridge debt referred to in the definition of Financing as set forth in the Recitals), then within fifteen

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(15) days following such termination Parent shall pay or cause to be paid to the Company, as liquidated damages and not as a penalty, an amount equal to Five Hundred Thousand Dollars ($500,000) (the “Termination Fee”). The parties have negotiated the Termination Fee to be a reasonable estimate of the Company’s loss in the event of a termination of this Agreement due to a failure of the above-referenced condition. The parties understand and agree that in no event shall Parent be required to pay the Termination Fee on more than one occasion.

(b)          Notwithstanding anything to the contrary in this Agreement, if the Termination Fee is payable in accordance with Section 7.5(a), then the sole and exclusive remedy of the Company, the Company Stockholders and any other Person (whether at law, in equity, in contract, in tort or otherwise) against Parent, Merger Sub, their Affiliates, their Representatives, the assignees of any thereof and any other Person for any breach, loss or damage shall be to terminate this Agreement and receive payment of the Termination Fee only to the extent provided by Section 7.5(a), and none of Parent, Merger Sub, their Affiliates, their Representatives, any such assignees or any other Person will have any liability or obligation to the Company, the Company Stockholders or any other Person relating to or arising out of this Agreement or in respect of any other document or theory of law or equity or in respect of any oral or written representations made or alleged to be made in connection herewith or therewith, whether at law or equity, in contract, in tort or otherwise, except for any such Person’s Fraud in arranging the Financing or breach of Section 5.2 regarding Confidential Information. The Financing Sources (and such Financing Source’s Affiliates, equityholders, members, partners, officers, directors, employees, agents, advisors and Representatives) are express third party beneficiaries of this Section 7.5(b).

Section 7.6         Amendment. At any time prior to the Effective Time, this Agreement may be amended, modified or supplemented in any and all respects by written agreement signed by each of the parties hereto; provided, however, that (a) there shall be no amendment, modification or supplement to the provisions of this Agreement which by Law or in accordance with the rules of any relevant self-regulatory organization would require further approval by the holders of the Parent Common Stock without such approval and (b) any amendment, modification or supplement of Section 5.8(b) or Section 7.5 shall require the prior written consent of the Financing Sources that have been identified in writing by Parent to the Company.

Section 7.7         Extension; Waiver. At any time prior to the Effective Time, the Company, on the one hand, or Parent, on the other hand, may: (a) extend the time for the performance of any of the obligations of the other party(ies); (b) waive any inaccuracies in the representations and warranties of the other party(ies) contained in this Agreement or in any document delivered under this Agreement; or (c) unless prohibited by applicable Law, waive compliance with any of the covenants, agreements, or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

Section 7.8         Target Date. The parties shall use commercially reasonable efforts to effect the Merger contemplated by this Agreement on or before April 30, 2019.

ARTICLE VIII
INDEMNITY; SURVIVAL

Section 8.1         Survival of Representations and Warranties and Covenants and Agreements.

(a)          Each of the representations and warranties of Parent and Merger Sub, on the one hand, and the Company and the FT Stockholders, on the other hand, contained in this Agreement or in any Transaction Closing Certificate shall survive until the expiration of eighteenth months following the Closing Date, and shall thereupon expire, except that (i) the Fundamental Parent Representations and the Fundamental Company Representations shall survive for a period of six (6) years from the Closing Date and (ii) the representations and warranties set forth in Section 4.7 (Taxes) shall survive until the applicable statute of limitations has run plus six (6) months. Each (x) of the covenants and agreements set forth in this Agreement to be performed on or prior to the Closing shall survive the Closing until the second anniversary of the date of the Closing Date and shall thereupon expire and (y) of the other covenants and agreements set forth in this Agreement shall survive the Closing without limitation as to time; provided, that if a covenant or agreement referred to in this clause (y) specifies a term, in such case the performance obligations under such covenant or agreement shall survive for such specified term and shall

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thereupon expire, but the right of the Parent Indemnified Parties and the Company Indemnified Parties, as applicable, to make a claim for a breach of any such covenant or agreement, which such breach occurred prior to the expiration of the performance obligations pursuant to the terms of such covenant or agreement, shall survive until six (6) months following the specified term of such covenant or agreement, and shall thereupon expire. The parties agree that the time periods set forth in this Section 8.1(a), to the extent shorter than an applicable statute of limitations, is intended by the parties to function as a private statute of limitations.

(b)          Subject to Section 8.1(a) and Section 8.3(h), from and after the Closing Date, the Company Stockholders, jointly and severally, shall indemnify the Parent Indemnified Parties and hold them harmless from and against any and all Losses suffered, sustained or incurred by such Parent Indemnified Party arising out of or resulting from:

(i)          Subject to Section 8.2, the breach of any representation or warranty of the Company or the FT Stockholders set forth in Article IV or any Transaction Closing Certificate;

(ii)         Indemnified Taxes, Transfer Taxes or failure to file any Tax Returns as set forth in Section 5.13;

(iii)        the breach of any covenant or agreement of the Company or the FT Stockholders contained in this Agreement or any Transaction Closing Certificate;

(iv)        any claim by a shareholder or former optionholder of the Company that the proceeds payable to such shareholder or optionholder in connection with the Transactions are inadequate; or

(v)         any actual Company Transaction Expenses that were not taken into account for purposes of calculating the Company Transaction Expenses or the Final Closing Working Capital Ratio.

(c)          Subject to Section 8.1(a), from and after the Closing, Parent shall indemnify the Company Indemnified Parties and hold them harmless from and against any and all Losses suffered, sustained or incurred by such Company Indemnified Party arising out of or resulting from:

(i)          the breach of any representation or warranty of Parent or Merger Sub set forth in Article III or any Transaction Closing Certificate delivered at the Closing; or

(ii)         the breach of any covenant or agreement of Parent or Merger Sub contained in this Agreement or any Transaction Closing Certificate.

(d)          For purposes of determining whether there has been, and the Losses for, a breach of any representation or warranty set forth in this Agreement or any Transaction Closing Certificate, (A) each representation and warranty made in this Agreement is made without any qualification or limitations as to materiality or Material Adverse Effect and (B) without limiting the foregoing, the word "material", "Material Adverse Effect" and words of similar import shall be deemed deleted from any such representation or warranty.

(e)          The rights of the Parent Indemnified Parties and the Company Indemnified Parties to indemnification pursuant to the provisions of this Article VIII are subject to the following limitations:

(i)          Notwithstanding anything in this Article VIII (other than Section 8.3(h)), in no event shall (A) the Company Stockholders be required to provide indemnification to any of the Parent Indemnified Parties with respect to any claim for indemnification made pursuant to Section 8.1(b)(i) unless and until the Losses associated with all claims for indemnification made pursuant to Section 8.1(b)(i) incurred by the Parent Indemnified Parties aggregate at least Six Hundred Thousand Dollars ($600,000) (the “Basket”), after which point the Company Stockholders shall only be required to provide indemnification with respect to indemnifiable Losses with respect to any such claim for indemnification made pursuant to Section 8.1(b)(i) in excess of the Basket; provided, however, that, notwithstanding anything to the contrary contained herein, the Basket shall not apply to any indemnification claims made

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with respect to the Fundamental Company Representations, the representations and warranties set forth in Section 4.7 (Taxes), indemnification claims made pursuant to Sections 8.1(b)(ii) through 8.1(b)(v) or any claim based on Fraud or criminal activity; (B) the Company Stockholders be required to provide indemnification to the Parent Indemnified Parties for indemnifiable Losses arising from claims for indemnification made pursuant to Section 8.1(b)(i) in an aggregate amount in excess of Eight Million Dollars ($8,000,000) (the “Indemnification Cap”), except with respect to claims made with respect to the Fundamental Company Representations or any claim based on Section 4.7 (Taxes), Fraud or criminal activity; (C) the Company Stockholders be required to provide indemnification to the Parent Indemnified Parties for indemnifiable Losses arising from claims for indemnification made pursuant to Section 4.7 (Taxes) in an aggregate amount in excess of Ten Million Dollars ($10,000,000); or (D) the Company Stockholders be required to provide indemnification to the Parent Indemnified Parties for indemnifiable Losses arising from claims for indemnification made pursuant to Section 8.1(b) in excess of the aggregate Merger Consideration received by all Company Stockholders.

(ii)         Notwithstanding anything to the contrary in this Article VIII, in no event shall (A) Parent be required to provide indemnification to any of the Company Indemnified Parties with respect to any claim for indemnification made pursuant to Section 8.1(c)(i) unless and until the Losses associated with all claims for indemnification made pursuant to Section 8.1(c)(i) incurred by the Company Indemnified Parties aggregate at least the Basket, after which point Parent shall only be required to provide indemnification with respect to indemnifiable Losses with respect to any such claim for indemnification made pursuant to Section 8.1(c)(i) in excess of the Basket; provided, however, that notwithstanding anything to the contrary contained herein, the Basket shall not apply to any indemnification claims made with respect to the Fundamental Parent Representations, indemnification claims made pursuant to Section 8.1(c)(ii) or any claim based on Fraud or criminal activity; (ii) in no event shall Parent be required to provide indemnification to the Company Indemnified Parties for indemnifiable Losses arising from claims for indemnification made pursuant to Section 8.1(c)(i) in an aggregate amount in excess of the Indemnification Cap except with respect to claims based on Fraud or criminal activity; and (iii) in no event shall Parent be required to provide indemnification to the Company Indemnified Parties for indemnifiable Losses with respect to Section 8.1(c) in an aggregate amount in excess of the Merger Consideration.

Section 8.2         Effect of R&W Policy. If the R&W Policy is obtained on or before the Closing:

(a)          This Section 8.2 shall not limit Section 9.13 or any covenant or agreement of the parties contained in this Agreement or any other Transaction Document except as set forth in this Section 8.2.

(b)          Subject to the Basket, Indemnification Cap and other limitations set forth in this Article VIII, from and after the Closing Date, the Company Stockholders, jointly and severally, shall indemnify the Parent Indemnified Parties and hold them harmless from and against any and all Losses suffered, sustained or incurred by such Parent Indemnified Party arising out of or resulting from the breach of any representation or warranty made by an FT Stockholder or the Company in Article IV or any Transaction Closing Certificate that is not covered under the R&W Policy (or if covered in part, to the extent not covered under the R&W Policy) . Notwithstanding anything to the contrary in this Section 8.2(b), the Parent Indemnified Parties shall be required to take good faith, commercially reasonable efforts to obtain a recovery under the R&W Policy for indemnifiable Losses under Section 8.1 that are covered under the R&W Policy, before seeking recovery for such Losses against the Company Stockholders, including without limitation pursuing all commercially reasonably administrative and judicial rights and remedies to obtain payment under the R&W Policy.

(c)          Subject to Section 8.2(b) and Section 9.13, Parent, on its own behalf and on behalf of the Parent Indemnified Parties, acknowledges and agrees that the sole and exclusive remedy of the Parent Indemnified Parties with respect to any and all claims for any breach of, or inaccuracy in, any representation or warranty by the FT Stockholders or the Company in this Agreement or any Transaction Closing Certificate shall be pursuant to the R&W Policy. In furtherance of the foregoing, if the R&W Policy is obtained, Parent hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of, or inaccuracy in, any representation or warranty set forth herein or otherwise relating to the Merger or any Transaction Closing Certificate that they may have against the Company Stockholders, except as set forth in Section 8.2(b) or Section 9.13. For the avoidance of doubt, the R&W Policy shall not be the sole and exclusive remedy of the Parent Indemnified Parties

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with respect to any claims for, and the Company Stockholders, jointly and severally, shall indemnify the Parent Indemnified Parties and hold them harmless from and against, any and all Losses suffered, sustained or incurred by such Parent Indemnified Party arising out of or resulting from, the breach of any representation or warranty made in Section 4.7 (Taxes) of this Agreement, provided that the Parent Indemnified Parties have first sought recovery under the R&W Policy and complied with the second sentence of Section 8.2(b) as to those representations or warranties not expressly excluded from the R&W Policy.

(d)          For the avoidance of doubt, the Parent Indemnified Parties shall not be entitled to indemnification from the Company Stockholders to the extent such Losses would have been covered under the R&W Policy if not for a failure by a Parent Indemnified Party to properly make a claim thereunder (or otherwise comply with the terms thereof).

Section 8.3         Miscellaneous.

(a)          The parties agree that the rights to indemnification under this Article VIII shall be the sole remedy that any Indemnified Party will have in connection with this Agreement and the Transactions, provided, however, that nothing in this Article VII limit any Parent Indemnified Party’s right (i) to seek and obtain any equitable relief to which it shall be entitled pursuant to Section 9.13, (ii) to seek any remedy on account of any party’s Fraud or criminal misconduct, or (iii) right to obtain any remedies a Parent Indemnified Party may have against any insurer under the R&W Policy providing coverage for any breach or inaccuracy of the representations and warranties in this Agreement.

(b)          If the Company Stockholders fail to satisfy any of their indemnification obligations under this Article VIII or make a payment required under Section 1.7(b), then Parent is expressly authorized to set-off against and deduct from any payment of the Earn-Out Amount the amount of such unsatisfied obligations under this Article VIII or Section 1.7(b), and apply the amount so set-off and deducted against such obligations until such obligations are satisfied in full. This right of set-off and deduction shall be in addition to, and not in lieu of, any other rights or remedies a Parent Indemnified Party shall have against a Company Stockholder pursuant to this Agreement, under law or in equity. For the avoidance of doubt, if a Parent Indemnified Party prevails in a claim for Fraud, criminal misconduct or breach of any covenant or agreement by FT Stockholders or the Company (as applicable) then such Parent Indemnified Party shall be entitled to reimbursement from the Company Stockholders for all fees and expenses (including reasonable attorneys’ and accountants’ fees and court costs) incurred by it with respect to such claim and any proceeding with respect thereto (but excluding in-house counsel and compensation of or overhead charges for internal personnel).

(c)          The right to indemnification, recovery of Losses or any other remedy under this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any representation, warranty, covenant or agreement made by any party to this Agreement. The waiver of any condition based on the accuracy of any such representation or warranty, or on the performance of or compliance with any such covenant or agreement, shall not affect the right to indemnification, recovery of Losses or any other remedy based on any such representation, warranty, covenant or agreement. No Person shall be required to show reliance on any representation, warranty, certificate or other agreement in order for such Person to be entitled to indemnification hereunder; provided that nothing in this Section 8.3(c) shall impair or diminish the representations and warranties set forth in Section 3.13 of this Agreement.

(d)          Neither the Parent Indemnified Parties nor the Company Indemnified Parties shall be entitled to indemnification for any Losses not arising from Third Party Claims relating to any difference, variation or change between the Company Unaudited Financial Statements and the Company Audited Financial Statements arising from, as a result of, or in connection with any adjustments made, recommended, requested or required by the Auditors or Parent, any change in method of accounting relating thereto or the inclusion of any item of income in, or exclusion of any item of deduction from, taxable income that is different as between the Company Unaudited Financial Statements and the Company Audited Financial Statements; provided, however, that nothing in this Section 8.3(d) shall diminish or affect any representation or warranty made in Section 4.4 or the obligations set forth

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in Section 5.10 or waive any rights or remedies of the Parent Indemnified Parties with respect to any breach of any of such representations, warranties or obligations.

(e)          Other than as a result of a breach of the representations and warranties set forth in Section 4.7 (Taxes) or a breach of any covenant or agreement of the Company or the FT Stockholders contained in Section 5.13, the Company Indemnified Parties shall not be liable for any Losses arising from, as a result of, or in connection with, Parent voluntarily amending any Tax Return of the Company or its Subsidiaries for any pre-Closing Period or Straddle Period, provided, however, that (i) for the avoidance of doubt, if the Parent or the Surviving Company agrees to amend any such Tax Return as a result of a settlement of any audit or other Legal Action commenced by a Governmental Authority, such amendment shall not constitute a voluntary amendment for purposes of Section 5.13(e) and (ii) nothing in this Section 8.3(e) shall diminish or affect any representation or warranty made in Section 4.7 or the obligations set forth in Section 5.13 or waive any rights or remedies of the Parent Indemnified Parties with respect to any breach of any of such representations, warranties or obligations.

(f)           Each Company Stockholder and the Company acknowledge that the agreements contained in this Article VIII are an integral part of the Transactions, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement.

(g)          Neither the Parent Indemnified Parties nor the Company Indemnified Parties shall be entitled to indemnification for any Losses relating to any matter under one provision of this Agreement to the extent such Parent Indemnified Parties or Company Indemnified Parties has already recovered such Losses with respect to such matter pursuant to another provision of this Agreement.

(h)          Notwithstanding any reference in this Agreement to joint and several liability of the Company Stockholders to the contrary, (i) the Minor Company Stockholder shall be liable to the Parent Indemnified Parties for any obligation of the Company Stockholder only to the extent of such Minor Company Stockholder’s Pro Rata Portion of such obligation, and (ii) the aggregate liability of the Minor Company Stockholder under this Article VIII shall be equal to such Minor Company Stockholder’s Pro Rata Portion of the Merger Consideration received by such Minor Company Stockholder. Nothing in this Section 8.3(h), however, shall affect, impair or diminish the joint and several liability for the full amount of any obligation of the Company Stockholders under this Agreement of any Company Stockholder other than the Minor Company Stockholder.

(i)           Notwithstanding any other provision of this Agreement, in no event shall any party to this Agreement be required to indemnify or hold harmless any other party or otherwise compensate any other party for Losses with respect to mental or emotional distress, exemplary, consequential, special or punitive damages, lost profits, damage to reputation or the like (unless a party is required to pay such Losses to a third party as a result of a Third Party Claim), except as expressly provided in section 8.1.

Section 8.4         Indemnification Claim Procedure.

(a)          Promptly after obtaining knowledge of any matter that a Parent Indemnified Party or a Company Indemnified Party, acting in good faith, reasonably believes will entitle such Parent Indemnified Party or Company Indemnified Party (in such capacity, an “Indemnified Party”) to indemnification under this Article VIII from any Person who would be obligated to indemnify such Indemnified Party if the claim is indemnifiable hereunder (such obligated Person, the “Indemnifying Party”), such Indemnified Party shall promptly provide to the Stockholder Representative, if the Indemnified Party is a Parent Indemnified Party, or to Parent, if the Indemnified Party is a Company Indemnified Party (in this capacity, the “Indemnifying Party Representative”), written notice describing the matter in reasonable detail, including the nature of the claim, the basis for the indemnification obligation and the Losses resulting therefrom (a “Notice of Claim”); provided, however, that the failure to timely provide a Notice of Claim hereunder shall not relieve any Indemnifying Party of the obligation to indemnify such Indemnified Party except to the extent that such Indemnified Party’s failure to provide or delay in providing a Notice of Claim actually prejudices the Indemnifying Party’s ability to defend against or contest or resolve such matter.

(b)          For claims for indemnification under this Article VIII other than those relating to Third Party Claims, during the period of fifteen (15) Business Days after delivery of the

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Notice of Claim, the Indemnifying Party Representative may deliver to the Indemnified Party who delivered such Notice of Claim a response (a “Response Notice”) in which the Indemnifying Party Representative (i) agrees that the full amount of Losses stated in the Notice of Claim is owed to such Indemnified Party, (ii) agrees that part (but not all) of the amount of Losses stated in the Notice of Claim is owed to such Indemnified Party or (iii) asserts that no part of the amount of Losses stated in the Notice of Claim is owed to such Indemnified Party. Unless the Indemnifying Party Representative agrees in such Response Notice that the full amount of Losses stated in the Notice of Claim is owed to such Indemnified Party, such Response Notice shall set forth, in reasonable detail, the Indemnifying Party Representative’s objections to the claims and its basis for such objections. If the Indemnifying Party Representative fails to provide such a Response Notice to the Indemnified Party who delivered the related Notice of Claim within such fifteen (15) Business Day period, the Indemnifying Parties shall be deemed to have agreed that the full amount of Losses set forth in the Notice of Claim is owed to such Indemnified Party and the Indemnifying Party Representative or the Indemnified Party may thereafter pursue any legal remedies available to it under this Agreement with respect to the claims set forth in such Notice of Claim, subject, to the extent applicable, to the Basket, the Indemnification Cap and the other provisions of this Article VIII. If the Indemnifying Party Representative provides a Response Notice within such fifteen (15) Business Day period and such Response Notice objects to any of the claims set forth in the Notice of Claim, the Indemnified Party and the Indemnifying Party Representative, as the case may be, shall negotiate the resolution of the claim(s) for a period of not less than fifteen (15) Business Days after such Response Notice is delivered to such Indemnified Party. If the Indemnified Party and the Indemnifying Party Representative are unable to resolve all such claims within such time period, the Indemnified Party or Indemnifying Party Representative may thereafter pursue any legal remedies available to it with respect solely to the unresolved claims, subject, to the extent applicable, to the Basket, the Indemnification Cap and the other provisions of this Article VIII.

Section 8.5         Third Party Claims.

(a)          The Indemnifying Party Representative shall have the right to assume and pursue the defense of any claim or Legal Action by a Person that is not a party to the Agreement or an Affiliate or Related Party of a party to this Agreement (a “Third Party Claim”), with legal counsel selected by it that is reasonably acceptable to the Indemnified Party, upon written notification thereof to the Indemnified Party within twenty (20) days after the Notice of Claim has been delivered to the Indemnifying Party Representative. Notwithstanding the foregoing sentence, the Indemnifying Party Representative shall not have the right to assume or pursue the defense of a Third Party Claim if (i) such Third Party Claim relates to a Legal Action that is reasonably expected to result in imprisonment or any criminal action; (ii) such Third Party Claim involves a request exclusively for equitable relief or any other non-monetary relief against the Indemnified Party; (iii) such third party claim involves or is reasonably expected to involve a request for monetary relief and also equitable relief or any other non-monetary relief against the Indemnified Party or any of its Affiliates which, if granted, would materially and adversely impact the current or future business operations, assets or properties, liabilities, condition (financial or otherwise) of the Indemnified Party or any of its Subsidiaries; (iv) such Third Party Claim involves a Legal Action in which an Indemnifying Party and the Indemnified Party are both named parties to the applicable Legal Action and the Indemnified Party shall have reasonably concluded based on the advice of counsel that representation of both parties by the same counsel, or the conduct of such defense by the Indemnifying Party Representative, would result in a conflict of interest or that different defenses may be available; (v) the Losses claimed or likely to be claimed in such Third Party Claim will exceed one hundred fifty percent (150%) of the amount such Indemnified Party will be entitled to recover as a result of the limitations on indemnification contained herein (including the Basket and the Indemnification Cap); or (vi) such Third Party Claim involves any Governmental Authority as a party thereto, and, in each such case, the Indemnified Party shall be indemnified for the reasonable fees and expenses of its counsel (limited to one firm for all Indemnified Parties and, if applicable, one local counsel in each applicable jurisdiction for all Indemnified Parties) if such Indemnified Party is entitled to indemnification with respect to such Third Party Claim pursuant to this Article VIII.

(b)          Unless and until the Indemnified Party receives such notification from the Indemnifying Party Representative within such twenty (20) day period that it will assume the defense of a Third Party Claim, if the Indemnifying Party does not have the right to assume and pursue the defense of such Third Party Claim pursuant to Section 8.5(a) or, at any time after the Indemnifying Party Representative has assumed the defense of such Third Party Claim if (i) the Indemnifying Party Representative has failed to or is failing to vigorously prosecute and defend such Third Party Claim or (ii) such Third Party Claim involves a Legal Action in which an Indemnifying

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Party and the Indemnified Party are both named parties and the Indemnified Party shall have reasonably concluded based on the advice of counsel that representation of both parties by the same counsel, or the conduct of such defense by the Indemnifying Party Representative, would be result in a conflict of interest or that different defenses may be available, the Indemnified Party shall thereafter fully assume, commence and pursue its defense or settlement of such Third Party Claim on a timely and prudent basis in its sole discretion (without waiving any rights against the Indemnifying Parties) and promptly inform the Indemnifying Party Representative of all material developments related thereto.

(c)          During the twenty (20) day period referred to in Section 8.5(a), the Indemnified Party shall, and shall cause its Representatives and Affiliates to, provide such information to the Indemnifying Party Representative as the Indemnifying Party Representative may reasonably request in connection with its evaluation of whether a Third Party Claim is an indemnifiable claim under this Article VIII. If during such twenty (20) day period the Indemnifying Party Representative fails to acknowledge to the Indemnified Party that any Losses resulting from such Third Party Claim are indemnifiable Losses for which the Indemnified Party is entitled to indemnification under this Article VIII, subject to the limitations set forth in Section 8.1, Section 8.2 and the other provisions of this Article VIII, the Indemnified Party may at any time after such twenty (20) day period assume the defense of such Third Party Claim upon notice to that effect to the Indemnifying Party Representative.

(d)          If the Indemnifying Party Representative assumes the defense of a Third Party Claim, it shall thereafter promptly inform the Indemnified Party of all material developments related thereto. With respect to any Third Party Claim for which the Indemnifying Party Representative has assumed the defense, the Indemnified Party shall have the right, but not the obligation, to participate, at its own cost and expense, in the defense of such Third Party Claim through legal counsel reasonably selected by it and, except to the extent provided in Section 8.5(b), at its own cost and expense. The Indemnified Party shall, and shall cause its Representatives and Affiliates to, during normal business hours, upon reasonable notice, cooperate in all reasonable ways with, make its and their relevant files and records reasonably available for inspection and copying by, make its and their employees reasonably available to, and otherwise render reasonable assistance to, the Indemnifying Party Representative.

(e)          If the Indemnifying Party Representative (having assumed the defense of a Third Party Claim) or the Indemnified Party (having proceeded with its own defense of a Third Party Claim in accordance with this Section 8.5) proposes to settle or compromise such Third Party Claim, the Indemnifying Party Representative and the Indemnified Party, as applicable, shall provide written notice to that effect (together with a reasonably detailed statement of the terms and conditions of such settlement or compromise) to the Indemnified Party or Indemnifying Party Representative, as applicable, which notice shall be provided a reasonable time prior to the proposed time for effecting such settlement or compromise, and shall not affect any such settlement or compromise without the prior written consent of the Indemnified Party or the Indemnifying Party Representative, as applicable, which consent shall not be unreasonably withheld, delayed or conditioned. If: (i) the Indemnifying Party Representative provides any such notice; (ii) the related settlement or compromise offer provides for (A) the full release of the Indemnified Party from any and all liability in respect of such Third Party Claim, (B) involves no admission of liability, guilt or wrongdoing by the Indemnified Party or its Affiliates, (C) excludes any non-monetary relief that would limit or restrict or otherwise be materially adverse to the business or operations of the Indemnified Party or its Affiliates and (D) any monetary relief contemplated by such settlement is fully covered by the Company Stockholders’ or Parent’s, as the case may be, indemnification payments pursuant to this Article VIII; and (iii) the Indemnified Party fails to provide, in a reasonably timely manner, its consent to such settlement or compromise, then notwithstanding anything to the contrary in this Article VIII, the Indemnifying Party’s indemnification obligation under this Article VIII with respect to such Third Party Claim will not exceed the amount of such settlement or compromise offer and the Indemnified Party will be required to pay the excess of the amount necessary to settle or compromise such Third Party Claim over the amount of such settlement or compromise offer.

ARTICLE IX

MISCELLANEOUS

Section 9.1         Expenses. Except as otherwise expressly provided for in this Agreement, Parent and Merger Sub, on the one hand, and the Company Stockholders and the Company, on the other hand, shall each bear their respective expenses, costs and fees (including attorneys’, auditors’ and financing fees, if any) incurred in connection with the Merger, this Agreement, the other Transaction Documents and the Transactions, including the

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preparation, execution and delivery of this Agreement and compliance herewith, regardless of whether the Closing occurs.

Section 9.2         Interpretation; Construction.

(a)          The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Exhibit, Article, or Schedule, such reference shall be to a Section of, Exhibit to, Article of, or Schedule of this Agreement unless otherwise indicated. Unless the context otherwise requires, references herein: (i) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (ii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” and the word “or” is not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.” A reference in this Agreement to $ or dollars is to U.S. dollars. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. The words “hereof,” “herein,” “hereby,” “hereto,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b)          The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 9.3         Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any principle or rule (whether of the State of New York or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of New York.

Section 9.4         Submission to Jurisdiction. Each of the parties hereto irrevocably agrees that any Legal Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns shall be brought and determined exclusively in the Supreme Court, State of New York, County of New York, or any federal court sitting in the State of New York, County of New York. Each of the parties hereto agrees that mailing of process or other papers in connection with any such Legal Action in the manner provided in Section 9.6 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the Transactions in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any Legal Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder: (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 9.4; (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 9.5         Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND

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UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

Section 9.6         Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand; (b) when received by the addressee if sent by a nationally recognized overnight carrier (receipt requested); (c) on the date sent by facsimile (with confirmation of transmission) if sent before 5:00 p.m. on a Business Day, and on the next Business Day if sent after 5:00 p.m.; or (d) on the fifth (5th) Business Day after the date mailed, by U.S. certified or registered mail, return receipt requested, first class postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.6):

If to the FT Stockholders, the Stockholder Representative or the Company, to:	Future Today Inc 3723 Haven Ave., Suite 133 Menlo Park, CA 94025 Facsimile: Attention: Alok Ranjan and Vikrant Mathur
with a copy (which will not constitute notice to the FT Stockholders, the Stockholder Representative or the Company) to:	Osborn McDerby LLP 333 Bush Street, 21st Floor San Francisco, CA 94104 Facsimile: (415) 329-7155 Attention: Richard G. J. McDerby, Esq.
If to Parent or Merger Sub, to:	Cinedigm Corp. 45 West 36th Street, 7th Floor New York, NY 10018 Facsimile: Attention: Gary S. Loffredo, Esq., President, Digital Cinema & General Counsel
with a copy (which will not constitute notice to the Company or Merger Sub) to:	Kelley Drye & Warren LLP 101 Park Avenue New York, NY 10178 Facsimile: (212) 808-7897 Attention: Jonathan Cooperman, Esq. and Merrill B. Stone, Esq.

or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above.

Section 9.7         Entire Agreement. This Agreement (including the Exhibits to this Agreement), the Schedule, and the other Transaction Documents constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. In the event of any inconsistency between the statements in the body of this Agreement, the other Transaction Documents or the Schedules (other than an exception expressly set forth as such in the Schedules), the statements in the body of this Agreement will control.

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Section 9.8         No Third Beneficiaries. Except as expressly provided herein (which shall be to the benefit of the Persons expressly referred to), this Agreement is for the sole benefit of the parties hereto and their permitted assigns and respective successors and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.9         Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the greatest extent possible.

Section 9.10       Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign or delegate its rights or obligations hereunder without the prior written consent of the other parties. Any purported assignment or delegation without such consent shall be null and void. No assignment or delegation shall relieve the assigning party of any of its obligations hereunder.

Section 9.11       Authorization of Stockholder Representative.

(a)          By virtue of the vote of all of the Company Stockholders that approved the Merger and adopted this Agreement, and without any further act of any of the Company Stockholders, Ranjan and Mathur are hereby appointed, authorized and empowered to act as Stockholder Representative for the benefit of the Company Stockholders, as the sole and exclusive agent and attorney-in-fact to act on behalf of each Company Stockholder and such Company Stockholder’s heirs, executors, administrators, legal representatives, successors and assigns, in connection with and to facilitate the consummation of the Transactions contemplated hereby, which shall include (without limitation) the power and authority:

(i)          To execute and deliver the Transaction Documents to which it is a party (with such modifications or changes therein as to which the Stockholder Representative, in its sole discretion, shall have consented) and to agree to such amendments or modifications thereto as the Stockholder Representative, in its sole discretion, determines to be desirable;

(ii)         To negotiate, execute and deliver such waivers, modifications, amendments, consents and other documents required or permitted to be given in connection with this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby as the Stockholder Representative, in its sole discretion, may deem necessary or desirable;

(iii)        To take any action on behalf of the Company Stockholders or any individual Company Stockholder that may be necessary or desirable, as determined by the Stockholder Representative in its sole discretion, in connection with negotiating or entering into settlements, resolutions and compromises with respect to the adjustments or payments contemplated by this Agreement;

(iv)        To collect and receive all moneys and other proceeds and property payable to the Stockholder Representative or the Company Stockholders, as applicable, from Parent as described herein or in the other Transaction Documents, and, subject to any applicable withholding retention laws, and net of any out-of-pocket expenses incurred by the Stockholder Representative, the Stockholder Representative shall disburse and pay, except as otherwise provided hereunder, any amount payable to the Company Stockholders to each of the Company Stockholders to the extent of such Company Stockholder’s share of such amount;

(v)         To enforce and protect the rights and interests of the Company Stockholders and to enforce and protect the rights and interests of the Stockholder Representative arising out of or under or in any manner relating to this Agreement and the other Transaction Documents, and each other agreement,

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document, instrument or certificate referred to herein or therein or the transactions provided for herein or therein, and to take any and all actions which the Stockholder Representative believes are necessary or appropriate under this Agreement or the Transaction Documents, including actions in connection with the determination of any payment due hereunder or thereunder for and on behalf of the Company Stockholders, including: (A) assert any claim or institute any action, proceeding or investigation; (B) investigate, defend, contest or litigate any claim, action, proceeding or investigation initiated by Parent or any other Person, or by any federal, state or local Governmental Authority against the Stockholder Representative or any of the Company Stockholders, and receive process on behalf of any or all Company Stockholders in any such claim, action, proceeding or investigation and compromise or settle on such terms as the Stockholder Representative shall determine to be appropriate, and give receipts, releases and discharges with respect to, any such claim, action, proceeding or investigation; (C) file any proofs of debt, claims and petitions as the Stockholder Representative may deem advisable or necessary; (D) settle or compromise any claims asserted under this Agreement or the Transaction Documents; and (E) file and prosecute appeals from any decision, judgment or award rendered in any such action, proceeding or investigation, it being understood that the Stockholder Representative shall not have any obligation to take any such actions, and shall not have any liability for any failure to take any such actions;

(vi)        To refrain from enforcing any right of any Company Stockholder or the Stockholder Representative arising out of or under or in any manner relating to this Agreement, the Transaction Documents or any other agreement, instrument or document in connection with the foregoing; provided, however, that no such failure to act on the part of the Stockholder Representative, except as otherwise provided in this Agreement, shall be deemed a waiver of any such right or interest by the Stockholder Representative or by such Company Stockholder unless such waiver is in writing signed by the waiving party or by the Stockholder Representative; and

(vii)       To make, execute, acknowledge, deliver and receive all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Stockholder Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement, the Transaction Documents, and all other agreements, documents or instruments referred to herein or therein or executed in connection herewith and therewith.

(b)          All actions, decisions and instructions of the Stockholder Representative shall be conclusive and binding upon all of the Company Stockholders and their respective heirs, executors, administrators, legal representatives, successors and assigns, and no Company Stockholder, such Company Stockholder’s heirs, executors, administrators, legal representatives, successors or assigns or any other Person acting on behalf of any Company Stockholder shall have any claim or cause of action against the Stockholder Representative or the right to object to, dissent from, protest or otherwise contest the same, and the Stockholder Representative shall have no liability to any Company Stockholder, such Company Stockholder’s heirs, executors, administrators, legal representatives, successors or assigns or any other Person acting on behalf of any Company Stockholder, for any action taken, decision made or instruction given by the Stockholder Representative in connection with this Agreement or any Transaction Document, except in the case of the Stockholder Representative’s own gross negligence or willful misconduct. In the performance of its duties hereunder, the Stockholder Representative shall be entitled to rely upon any document or instrument reasonably believed by it to be genuine, accurate as to content and signed by any Company Stockholder, Parent or any other Person. The Stockholder Representative may assume that any Person purporting to give any notice in accordance with the provisions hereof has been duly authorized to do so.

(c)          The Stockholder Representative shall have such powers and authority as are necessary or appropriate to carry out the functions assigned to it under this Agreement and in any other document delivered in connection herewith. The Stockholder Representative shall be entitled to engage such counsel, experts and other agents and consultants as it shall deem necessary in connection with exercising its powers and performing its function hereunder and (in the absence of willful misconduct on the part of the Stockholder Representative) shall be entitled to conclusively rely on the opinions and advice of such Persons. Notwithstanding anything to the contrary contained herein, the Stockholder Representative in its capacity as such shall have no fiduciary duties or responsibilities to any Company Stockholder or the Company and no duties or responsibilities except for those

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expressly set forth herein, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on behalf of any Company Stockholder shall otherwise exist against or with respect to the Stockholder Representative in its capacity as such. Parent and Merger Sub shall be able to rely on any action or information provided by the Stockholder Representative without inquiry and no Company Stockholder and such Company Stockholder’s heirs, executors, administrators, legal representatives, successors and assigns, any party hereunder or under any other Transaction Document or any other Person shall have any cause of action against Parent, Merger Sub or the Surviving Company to the extent such Persons have relied upon the instructions or decisions of the Stockholder Representative.

(d)          In no event shall the Stockholder Representative (in its capacity as such) be liable hereunder or in connection herewith for any special, indirect, consequential, contingent, speculative, punitive or exemplary damages, or lost profits, diminution in value or any damages based on any type of multiple of earnings, cash flow or similar measure or for any liabilities resulting from the actions of a Company Stockholder other than the Stockholder Representative acting in its capacity as such. Parent and Merger Sub shall have the right to rely upon all actions taken or omitted to be taken by the Stockholder Representative pursuant to this Agreement and the other Transaction Documents, without any duty of inquiry, all of which actions or omissions shall be legally binding upon the Company Stockholders. The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable by any act of any Company Stockholder or by operation of Law and all of the indemnities, immunities, authority and power granted to the Stockholder Representative hereunder shall survive the death, incompetency, bankruptcy or liquidation of any Company Stockholder and (ii) shall survive the Closing or any termination of this Agreement or any Transaction Document.

(e)          The Stockholder Representative shall not be liable for any act done or omitted hereunder as Stockholder Representative while acting in good faith. The Company Stockholders shall indemnify the Stockholder Representative and hold the Stockholder Representative harmless against any loss, liability or expense incurred without gross negligence or willful misconduct on the part of the Stockholder Representative or any of its Affiliates and any of their respective partners, members, attorneys, accountants, advisors or controlling Persons and arising out of or in connection with the acceptance or administration of the Stockholder Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Stockholder Representative. Parent (on its behalf and on behalf of its Affiliates, including, after the Closing, the Company) acknowledges that the Stockholder Representative is party to this Agreement solely for purposes of serving as the Stockholder Representative hereunder.

(f)           All fees and expenses (including legal, accounting and other advisors’ fees and expenses, if applicable) reasonably incurred by the Stockholder Representative in performing any actions under this Agreement or the other Transaction Documents shall be borne by the Stockholder Representative.

(g)          EACH COMPANY STOCKHOLDER INTENDS FOR THE AUTHORIZATIONS AND AGREEMENTS IN THE FOREGOING SECTIONS OF THIS SECTION 9.11 TO REMAIN IN FORCE AND NOT BE AFFECTED IF SUCH COMPANY STOCKHOLDER SUBSEQUENTLY DIES, BECOMES MENTALLY OR PHYSICALLY DISABLED, INCOMPETENT, OR INCAPACITATED AND DOES HEREBY AUTHORIZE SUCH RECORDINGS AND FILINGS HEREOF AS THE STOCKHOLDER REPRESENTATIVE MAY DEEM APPROPRIATE.

Section 9.12       Waiver of Conflicts; Attorney-Client Privilege. Recognizing that Osborn McDerby LLP (the “Company Law Firm”) has acted as legal counsel to the Company prior to the Closing, and that the Company Law Firm intends to act as legal counsel to the Stockholder Representative after the Closing, each of Parent and the Surviving Company, and on behalf of their Subsidiaries, hereby waives, on its own behalf and agrees to cause its Subsidiaries to waive, any conflicts that may arise in connection with the Company Law Firm representing the Stockholder Representative after the Closing as such representation may relate to the Transactions and the Parent and/or the Surviving Company. In addition, except as disclosed to Parent by the Company or the Stockholder Representative in the negotiation of the Transactions, all communications involving attorney-client confidences between the Company, including its Board of Directors, officers, employees and Representatives in the course of the negotiation, documentation and consummation of this Agreement and the Transactions hereby shall be deemed to be attorney-client communications that belong solely to such Stockholder Representative, not the Surviving Company. Accordingly, neither Parent nor the Surviving Company shall have access to any such

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communications, or to the files of the Company Law Firm relating to its engagement, whether or not the Closing shall have occurred. Without limiting the generality of the foregoing, upon and after the Closing, (a) the Stockholder Representative, and not the Surviving Company, shall be the sole holder of the attorney-client privilege with respect to such engagement, and neither Parent nor the Surviving Company shall be a holder thereof, (b) to the extent that files of the Company Law Firm in respect of such engagement constitute property of the client, only the Stockholder Representative, and not the Surviving Company, shall hold such property rights, and (c) the Company Law Firm shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Surviving Company by reason of any attorney-client relationship between the Company Law Firm and the Surviving Company or otherwise. Notwithstanding the foregoing, in the event that a dispute arises between Parent or the Surviving Company and a third party (other than a party to this Agreement or any of their respective Representatives or Affiliates) after the Closing, the Surviving Company may assert the attorney-client privilege to prevent disclosure of confidential communications by the Company Law Firm to such third party; provided, however, that neither the Surviving Company nor the Parent may waive such privilege without the prior written consent of the Stockholder Representative.

Section 9.13       Specific Performance. The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with its terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court referred to in Section 9.4, in addition to any other remedy to which they are entitled at Law or in equity.

Section 9.14       Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, all of which will be one and the same agreement. Delivery of a signature page by facsimile or other electronic means shall be deemed to be the equivalent of a manually executed original signature page. This Agreement will become effective when each party to this Agreement will have received counterparts signed by all of the other parties.

[signature page FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PARENT:
CINEDIGM CORP.

By	/s/ Christopher J. McGurk
Name: Christopher J. McGurk
Title: Chief Executive Officer

MERGER SUB:

C&F MERGER SUB, INC.

By	/s/ Christopher J. McGurk
Name: Christopher J. McGurk
Title: Chief Executive Officer

COMPANY:

FUTURE TODAY INC

By	/s/ Alok Ranjan
Name: Alok Ranjan
Title: President

FT STOCKHOLDERS:

/s/ Alok Ranjan
Alok Ranjan

/s/ Vikrant Mathur
Vikrant Mathur

STOCKHOLDER REPRESENTATIVE:

/s/ Alok Ranjan
Alok Ranjan

/s/ Vikrant Mathur
Vikrant Mathur

COMPANY STOCKHOLDERS:

/s/ Alok Ranjan
Alok Ranjan

/s/ Vikrant Mathur
Vikrant Mathur

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[TRUST]

By	/s/
Trustee

[TRUST]

By	/s/
Trustee

[TRUST]

By	/s/
Trustee

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APPENDIX A

Definitions

Definitions. For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:

“85 Percent Amount” has the meaning set forth in Schedule 1.5(c).

“Accounts Receivable” has the meaning set forth in Section 4.14.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such first Person. For the purposes of this definition, “control” (including, the terms “controlling,” “controlled by,” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract, or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Audited Financial Statements” has the meaning set forth in Section 3.4(b).

“Auditors” has the meaning set forth in Section 5.10.

“Basket” has the meaning set forth in Section 8.1(e)(i).

“Benefit Plan” means, with respect to a Person, any “employee benefit plan” within the meaning of Section 3(3) of ERISA including any plan, Contract or arrangement (regardless of whether funded or unfunded) which is sponsored by such Person or any of its Subsidiaries, or to which such Person or any of its Subsidiaries makes contributions, which provides compensation or benefits to any employee of such Person or any of its Subsidiaries (in his or her capacity as an employee) or to which such Person, its ERISA Affiliates, or any of its Subsidiaries has any Liability with respect to any current or former employee (in such capacity).

“Benefits Liabilities” means all amounts, without duplication, that become due and payable by the Company or any of its Subsidiaries to directors, officers or employees of the Company or any of its Subsidiaries as a result of the execution of this Agreement and/or the other Transaction Documents (excepting the Employment Agreements) or consummation of the Transactions, including change of control, severance, transaction bonus or other similar payment rights, and any obligation of the Company or any of its Subsidiaries for the employer portion of any employment-related Taxes arising with respect to the payment of the foregoing amounts.

“Bison” means Bison Capital Holding Limited and/or the Affiliate(s) of Bison Capital Holding Limited that acquire Parent Common Stock to finance the Merger Consideration, as applicable.

“Business Day” means any day, other than Saturday, Sunday, or any day on which banking institutions located in New York, New York or California are authorized or required by Law or other governmental action to close.

“Cash Consideration” has the meaning set forth in Section 1.5(a).

“Certificate of Merger” has the meaning set forth in Section 1.3.

“CFIUS” has the meaning set forth in Section 3.11.

“CFIUS Approval” means (i) a written notification issued by CFIUS that it has determined that the Transactions are not a “covered transaction” pursuant to Exon-Florio, (ii) a written notification issued by CFIUS that it has determined that there are no unresolved national security concerns with respect to the Transactions and CFIUS has concluded all action with respect to its review (or, if applicable, investigation) of the Transactions, and such determination is not conditioned upon the commitment of Parent to take any action described in Section 5.7(b)

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(unless Parent in its sole discretion agrees to take such action), or (iii) if CFIUS has sent a report to the President of the United States requesting the President's decision with respect to the Transactions, and either (A) the period under Exon-Florio during which the President may announce his decision to take action to suspend or prohibit the Transactions has expired without any such action being announced or taken, or (B) the President has announced a decision not to take any action to suspend or prohibit the Transactions and has not required Parent to take any action described in Section 5.7(b) (unless Parent in its sole discretion agrees to take such action).

“Charter Documents” means the certificate of incorporation (including certificate of designations), certificate of formation, by-laws, operating agreement or like organizational documents, each as amended, of any Person.

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Closing Statement” has the meaning set forth in Section 1.6(a).

“Closing Stock Consideration” has the meaning set forth in Section 1.5(a).

“Closing Working Capital Ratio” has the meaning set forth in Section 1.7(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Assets” has the meaning set forth in Section 4.23(b).

“Company Audited Financial Statements” has the meaning set forth in Section 5.10.

“Company Board” has the meaning set forth in the Recitals.

“Company CFIUS Expenses” the fees and expenses of attorneys and any other advisors incurred by the Company in connection with the preparation and filing of the joint voluntary notice with CFIUS pursuant to Section 5.7.

“Company Common Stock” has the meaning set forth in the Recitals.

“Company Disclosure Schedules” means the disclosure schedule delivered by the Company to Parent concurrently with the execution and delivery of this Agreement and dated as of the date of this Agreement.

“Company Equity Interest” has the meaning set forth in Section 4.2(a).

“Company Indemnified Party” means the Company and its Affiliates, the Company Stockholders, and their respective directors, officers, managers, partners, employees, equityholders, agents, attorneys, Representatives and successors and assigns.

“Company Insurance Policies” has the meaning set forth in Section 4.16.

“Company Software” has the meaning set forth in Section 4.21(c).

“Company Stockholders” has the meaning set forth in the Recitals to this Agreement.

“Company Transaction Expenses” means any fees, costs and expenses incurred, payable (whether or not incurred by) or subject to reimbursement by (or with respect to the transfer of) the Company or any of its Subsidiaries, and not paid prior to the Closing, in each case in connection with the Transactions, including: (a) fees and expenses of professionals (including investment bankers, attorneys, accountants and other consultants and advisors), if any; (b) any amounts pursuant to an agreement in effect prior to Closing and related to any transaction bonuses, discretionary bonuses, change in control payments, phantom equity payouts, “stay-put” or other compensatory payments payable

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to any current or former employees, agents, directors, officers, independent contractors and consultants of and to the Company or any of its Subsidiaries (including the employer portion of any payroll, social security, unemployment or similar Taxes related thereto) in connection with this Agreement and the other Transaction Documents or the consummation of the Transactions, any change of control of the Company or any of its Subsidiaries resulting from the Transactions, or any other change of control or acceleration payments; (c) Transfer Taxes not paid by the Company Stockholders under Section 5.13(h); (d) subject to Section 5.15, the costs and expenses of the R&W Policy and (e) the Company CFIUS Expenses. For the avoidance of doubt, it is understood that this definition shall not include any fees or expenses incurred by Parent, Merger Sub, or their Affiliates or any of their financial advisors, attorneys, accountants, advisors, consultants or Representatives or potential or actual financing sources, regardless of whether any such fees or expenses may be paid or reimbursed by the Company or any of its Subsidiaries.

“Company Unaudited Financial Statements” has the meaning set forth in Section 4.4(a).

“Confidential Information” has the meaning set forth in Section 5.2(b).

“Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

“Contracts” means any contracts, agreements, arrangements, understandings, licenses, notes, bonds, mortgages, indentures, leases, or other binding instruments or binding commitments, whether written or oral.

“Convertible Notes” means Parent’s Convertible Subordinated Promissory Note dated October 9, 2018 in the principal amount of $5,000,000 payable to MingTai Investment, LP.

“DGCL” has the meaning set forth in Section 1.1.

“Dispute Notice” has the meaning set forth in Section 1.7(a).

“Earn-Out Amount” has the meaning set forth in Section 1.5(c).

“Earn-Out Period” means (a) if the Closing occurs on or before April 1, 2019, each of the fiscal year beginning April 1, 2019, the fiscal year beginning April 1, 2020 and the fiscal year beginning April 1, 2021, respectively, and (b) if the Closing occurs after April 1, 2019, the 12-month period beginning on the first day of the month following the Closing (or on the Closing if it occurs on the first day of the month).

“Earn-Out Shares” has the meaning set forth in Section 5.9(b).

“EBITDA” means for any Earn-Out Period, the Surviving Company’s earnings before interest, taxes, depreciation and amortization for such Earn-Out Period, all determined in accordance with GAAP and consistent with the accounting principles and practices applied by Parent to Parent and its Subsidiaries generally as of the date of this Agreement; provided, however, that any general and administrative expenses allocated by Parent to the Surviving Company shall be excluded for purposes of determining EBITDA.

“EDGAR” has the meaning set forth in Section 3.4(a).

“Effective Time” has the meaning set forth in Section 1.3.

“Employment Agreements” means each Employment Agreement dated as of the Closing Date by and between the Surviving Company and Ranjan and Mathur, as the case may be.

“End Date” has the meaning set forth in Section 7.2(a).

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“Environmental Law” means any Law, Order or Contract with any Governmental Authority relating to pollution, the protection of human health and the environment, worker health and safety, and/or governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging labeling, Release of or exposure to a Hazardous Material.

“Equitable Exceptions” means, with respect to the enforceability of any obligation, that such obligation is subject to (a) applicable bankruptcy, insolvency, moratorium, receivership, assignment for the benefit of creditors or other similar state or federal Laws affecting the rights and remedies of creditors generally (including, without limitation, fraudulent conveyance or transfer Laws) and judicially developed doctrines in this area, such as equitable subordination and substantive consolidation of entities and (b) equitable principles (whether considered in a proceeding in equity or at Law).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means all employers (whether or not incorporated) that are treated together with the Company or any of its Subsidiaries as a “single employer” within the meaning of Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exon-Florio” has the meaning set forth in Section 5.7(a).

“FCPA” has the meaning set forth in Section 3.8.

“Final Closing Working Capital Ratio” shall have the meaning set forth in Section 1.7(a).

“Final Post-Closing Statement” shall have the meaning set forth in Section 1.7(a).

“Financial Statements” has the meaning set forth in Section 3.4(b).

“Financing” has the meaning set forth in the Recitals.

“Financing Document” means any Contracts or documents relating to or entered into in connection with the Financing.

“Financing Sources” means any lender, investor, underwriter, placement agent or other agent that becomes party to any Financing Document.

“Fraud” means an actual and intentional common law fraud by an FT Stockholder, the Company, Parent, Merger Sub or any Person on behalf of such Persons with respect to the making of the representations, warranties, covenants or agreements contained in this Agreement.

“FT Stockholders” has the meaning set forth in the Preamble.

“Fundamental Company Representations” means the representations and warranties of the Company or the FT Stockholders set forth in Sections 4.1(a), 4.1(b), 4.1(c), 4.1(d), 4.2, 4.11 and 4.27.

“Fundamental Parent Representations” means the representations and warranties of Parent or Merger Sub contained in Sections 3.1(a), 3.1(b), 3.1(d), 3.2 and 3.10.

“GAAP” means U.S. generally accepted accounting principles, as in effect from time to time.

“Good Accounts Receivable” shall mean accounts receivable of the Company existing as of the Closing that are collected in full by the Surviving Company within 150 days after the Closing Date.

“Governmental Authority” means any international, supranational or national government, any state, provincial, local or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial,

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regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the United States or another nation or jurisdiction, any State of the United States or any political subdivision of any thereof, including without limitation any Judicial Authority or any self-regulatory organization.

“Hazardous Material” means any substance, material or waste (a) that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous” or “toxic” or words of similar meaning or effect, including petroleum, petroleum products, petroleum by-products, toxic mold, asbestos, polychlorinated biphenyls and radioactive materials, or (b) for which liability can be imposed under Environmental Laws.

“Increased Percentage” has the meaning set forth in Schedule 1.5(c).

“Indebtedness” of any Person means, without duplication (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services, (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with GAAP, consistently applied for the periods covered thereby, is classified as a capital lease, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (H) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above. For clarity, Indebtedness excludes trade payables that are not past due and have been incurred in the Ordinary Course of Business.

“Indemnification Cap” has the meaning set forth in Section 8.1(e)(i).

“Indemnified Party” has the meaning set forth in Section 8.4(a).

“Indemnified Taxes” means (i) all Taxes (or the non-payment thereof) of the Company and its Subsidiaries for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date of any Straddle Period, (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company or any of its Subsidiaries (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local, or non-U.S. law or regulation, and (iii) any and all Taxes of any Person (other than the Company and its Subsidiaries) imposed on the Company or any of its Subsidiaries as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing (including, without limitation, any Taxes that the Company was required to collect or withhold prior to the Closing).

“Indemnifying Party” has the meaning set forth in Section 8.4(a).

“Indemnifying Party Representative” has the meaning set forth in Section 8.4(a).

“Independent Accountants” has the meaning set forth in Section 1.7(a).

“Information Privacy and Security Laws” means all applicable Laws relating to privacy, data privacy, data protection, data security and anti-spam, and all applicable regulations promulgated by any Governmental Authority thereunder, including but not limited to, the Gramm-Leach-Bliley Act, the Federal Information Security Management Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Federal Trade Commission Act, the Privacy Act of 1974, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Video Privacy Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, the Health Insurance Portability and Accountability Act, the General Data Protection

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Regulation of the European Union, state data security laws, state social security number protection laws, state data breach notification laws, and laws concerning requirements for website and mobile application privacy policies and practices, call or electronic monitoring or recording or any outbound communications (including outbound calling and text messaging, telemarketing, and e-mail marketing) and all equivalent Laws of any other jurisdiction.

“Intellectual Property” means any and all of the following as they exist in all jurisdictions throughout the world: (a) patents; (b) trademarks, service marks, trade names, trade dress, domain names, brand names, certification marks, logos, corporate names and other indications of origin, together with all goodwill related to the foregoing; (c) copyrights and designs, applications for registrations of copyrights, and copyrightable works and all rights associated therewith and the underlying works of authorship; (d) all inventions, invention certificates, trade secrets, discoveries, processes, formulae, methods, schematics, drawings, blue prints, utility models, designs and design applications, technology, Know-How, software, ideas and improvements, technical data, databases, mask works, customer lists, and other proprietary or confidential information and materials; (e) computer software programs, including all source code, object code and documentation relating thereto and (f) all rights in or to any of the foregoing.

“Interim Financial Statements” has the meaning set forth in Section 3.4(b).

“IP Contracts” has the meaning set forth in Section 4.21(a).

“IRS” means the United States Internal Revenue Service.

“IT Systems” means all computers, software, hardware, firmware, middleware, servers, systems, sites, circuits, networks, source code, object code, development tools, workstations, routers, hubs, switches, interfaces, platforms, data communications lines, websites, data, and all other telecommunications and information technology assets and equipment, and all associated documentation, in each case, (1) owned by the Company or any of its Subsidiaries or (2) used or held for use by the Company or any of its Subsidiaries, including pursuant to any and all outsourced or cloud computing based arrangements.

“Judicial Authority” means any court, arbitrator, special master, receiver, tribunal or similar body of any kind (including any Governmental Authority exercising judicial powers or functions of any kind).

“Know-How” means trade secrets and other data, discoveries, concepts, ideas, research and development, information, formulae, formulations, inventions (whether or not the subject matter of a patent right and including inventions conceived prior to the Closing Date but not documented as of the Closing Date) and invention disclosures, compositions, designs, drawings, plans, proposals, technical data, specifications, manufacturing and production processes and techniques, databases and other proprietary and confidential information, including technical, scientific, analytical, regulatory and business knowledge and materials, customer and supplier lists and contact names, pricing and cost information, financial, business and marketing plans and proposals, techniques, operating manuals and manufacturing and quality control procedures.

“Knowledge” means with respect to any Person other than an individual, the actual knowledge of such Person’s executive officers and directors and, with respect to an individual, the actual knowledge of such individual in each case, after reasonable inquiry of the individuals at the Person who have responsibility for a specified matter in the course of performing services for the Person.

“Laws” means any federal, state, local municipal, foreign, multi-national or other laws, common law, statutes, constitutions, ordinances, rules, regulations, codes, Orders, or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered, or applied by any Governmental Authority or Judicial Authority.

“Leak Out Shares” has the meaning set forth in Section 5.9(c).

“Leased Real Property” shall mean all leasehold or sub-leasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by the Company or any of its Subsidiaries.

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“Legal Action” means any claim, suit, action, proceeding, arbitration, mediation, audit, hearing, inquiry or investigation (in each case, whether civil, criminal, administrative, investigative, formal, or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority.

“Legal Requirement” means: (a) any federal, state, local, municipal, foreign, international, multinational or other Law; (b) the terms and conditions of any Contract with a Governmental Authority; (c) the terms and conditions of any Permit; or (d) any governmental requirements or restrictions of any kind, or any rule, regulation or order promulgated thereunder.

“Liability” means any liability, indebtedness, or obligation of any kind (whether accrued, absolute, contingent, matured, unmatured, determined, determinable, or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP).

“Liens” means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer, and security interests of any kind or nature whatsoever.

“Lockup Period” has the meaning set forth in Section 5.9(b).

“Loss” means any loss, Liability, claim, action, cause of action, cost, damage, deficiency, Tax, penalty, fine or expense, including without limitation reasonable out of pocket attorneys’ fees (but excluding in-house counsel and compensation of or overhead charges for internal personnel).

“Material Adverse Effect” means, with respect to any Person, any event, occurrence, fact, condition, or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to: (a) the business, results of operations, condition (financial or otherwise), prospects, or assets of such Person and its Subsidiaries taken as a whole or the general conditions in the industry in which such Person and its Subsidiaries operate; or (b) the ability of such Person to consummate the Transactions on a timely basis; provided, however, that, for the purposes of clause (a), a Material Adverse Effect shall be deemed not to include events, occurrences, facts, conditions or changes arising out of, relating to or resulting from: (i) changes generally affecting the economy, financial, or securities markets; (ii) the announcement of the Transactions; or (iii) any outbreak or escalation of war or any act of terrorism; provided further, however, that any event, change, and effect referred to in clauses (i) or (iii) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, change, or effect has a disproportionate effect on such Person and its Subsidiaries, taken as a whole, compared to other participants in the industries in which such Person and its Subsidiaries conduct their businesses.

“Material Contracts” has the meaning set forth in Section 4.19(a).

“Mathur” has the meaning set forth in the Preamble.

“Mathur Shareholders” means, collectively, Mathur and any trust that is for the sole benefit of a child of Mathur that is a Company Stockholder immediately prior to the Effective Time.

“Merger” has the meaning set forth in Section 1.1.

“Merger Consideration” has the meaning set forth in Section 1.5(a).

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Board” has the meaning set forth in the Recitals.

“Minimum Coverage” has the meaning set forth in Section 5.15.

“Minor Company Stockholder” means Sharib Khan.

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“Non-Competition Agreements” means each Non-Competition Agreement dated as of the Closing Date by and between the Surviving Company and Ranjan and Mathur, as the case may be.

“Notice of Claim” has the meaning set forth in Section 8.4(a).

“Order” means any judgment, writ, decree, directive, decision, injunction, ruling, award assessment, arbitration award, or order (including any consent decree or cease and desist order) of any kind of any Governmental Authority or Judicial Authority.

“Ordinary Course of Business” means with respect to any Person, the conduct of its business in accordance with the normal day-to-day customs, practices and procedures, consistent with past practice.

“Outstanding Options” has the meaning set forth in Section 3.2(a).

“Outstanding Warrants” has the meaning set forth in Section 3.2(a).

“Owned IP” has the meaning set forth in Section 4.21(a).

“Owned Real Estate” means all land, together with all buildings, structures, fixtures, and improvements located thereon and all easements, rights of way, and appurtenances relating thereto, owned by the Company or any of its Subsidiaries.

“Parent” has the meaning set forth in the Preamble.

“Parent Board” has the meaning set forth in the Recitals.

“Parent Common Stock” means the Class A common stock of Parent, par value $0.001 per share.

“Parent Equity Interests” means, collectively, the Parent Common Stock, the Series A Preferred Stock and the Undesignated Preferred Stock.

“Parent Indemnified Party” means Parent and each of its Affiliates (which, following the Closing, shall include the Surviving Company and the Company’s Subsidiaries) and its and their respective directors, officers, managers, partners, employees, equityholders, agents, attorneys, Representatives and successors and assigns.

“Parent Stock Issuance” has the meaning set forth in the Recitals.

“Per Share Consideration” means, with respect to any Company Stockholder (a) for the Cash Consideration, the aggregate Cash Consideration divided by the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, (b) for the Stock Consideration, that number of shares of the Parent Common Stock equal to the number of shares constituting the Stock Consideration, calculated in accordance with this Agreement, divided by the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, with any fractional shares amounts being paid in cash in lieu of Parent Common Stock (c) for any Earn-Out Amount paid in cash, the aggregate amount of such Earn-Out Amount divided by the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, and (d) for any issuance of Earn-Out Shares, that number of shares of the Parent Common Stock equal to the number of shares constituting such Earn-Out Shares, calculated in accordance with this Agreement, divided by the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, with any fractional share amounts being paid in cash in lieu of the Parent Common Stock.

“Permits” means any consent, franchise, license, approval, authorization, registration, certificate, certification or permit issued or granted by any Governmental Authority.

“Permitted Liens” means: (a) statutory Liens for or in respect of current Taxes or other governmental charges that are not yet due and payable or the amount or validity of which is being contested in good faith by the Company by appropriate proceedings and are accrued in full on the Company Unaudited Financial Statements; (b) workers’,

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mechanics’, materialmen’s, repairmen’s, suppliers’, carriers’, tenants’, or similar statutory Liens arising in the Ordinary Course of Business with respect to obligations that are not yet due and payable; (c) solely with respect to Leased Real Property, all covenants, conditions, restrictions (including any zoning, entitlement, conservation, restriction, and other land use and environmental regulations by Governmental Authorities having jurisdiction over such Leased Real Property), easements, charges, rights-of-way, and other Liens over real property that, individually or in the aggregate, do not materially impair the use of the Leased Real Property; and (d) all other Liens on tangible personal property that, individually or in the aggregate, do not materially impair the value of the property subject to such Liens.

“Permitted Share Amount” has the meaning set forth in Section 5.9(c).

“Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Authority, or other entity or group (which term will include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

“Personal Information” means, collectively, any information or data that can be used, directly or indirectly, alone or in combination with other information possessed or controlled by the Company or its Subsidiaries, to identify an individual and any other information or data that, in the manner such information is possessed or controlled by the Company or its Subsidiaries, is associated with any individual (including name, address, telephone number, email address, photograph, credit or payment card information, bank account number, financial data or account information, password combinations, customer account number, date of birth, government-issued identifier, social security number, race, ethnic origin/nationality, and mental or physical health or medical information) or that is otherwise governed, regulated or protected by one or more Information Privacy and Security Laws.

“Post-Closing Statement” has the meaning set forth in Section 1.7(a).

“Post-Closing Stock Consideration” has the meaning set forth in Section 1.5(a).

“Pro Rata Portion” means, with respect to each Company Stockholder, the quotient obtained by dividing (i) the number of shares held by such Company Stockholder immediately prior to the Effective Time by (ii) the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time.

“Public Software” means any software that is, contains, or is derived in any manner from, in whole or in part, any software that is distributed as freeware, shareware, open source Software (e.g., Linux) or similar licensing or distribution models.

“R&W Expenses” has the meaning set forth in Section 5.15.

“R&W Policy” has the meaning set forth in Section 5.15.

“Ranjan” has the meaning set forth in the Preamble.

“Ranjan Shareholders” means, collectively, Ranjan and any trust that is for the sole benefit of a child of Ranjan that is a Company Stockholder immediately prior to the Effective Time.

“Real Estate” means the Owned Real Estate and the Leased Real Property.

“Registered Intellectual Property” has the meaning set forth in Section 4.21(a).

“Registration Rights Agreement” has the meaning set forth in Section 5.9(g).

“Related Party” means any Affiliate, stockholder, director, officer, consultant or employee of the Company or any Company Stockholder, any member of the “immediate family” (as defined under Rule 16a-1(e) under the Exchange Act) of any of the foregoing or any Person in which any such Affiliate, stockholder, director, officer, consultant, employee of the Company or member of an immediate family has any direct or indirect interest.

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“Related Party Transaction” means any Contract, arrangement, relationship, Liability or obligation that is required to be disclosed on Schedule 4.27 or, if not in existence or effect as of the date of this Agreement but was in existence within the last twenty four 24 months preceding the date of this Agreement, would have been required to have been disclosed on Schedule 4.27 if it were in existence or effect as of the date of this Agreement.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, migrating, leaching, dumping, or disposing of a Hazardous Material.

“Remedial Action” means all actions, including any capital expenditures, required or voluntarily undertaken (a) to clean up, remove, treat or in any other way address any Hazardous Material or other substance; (b) to prevent the Release or threat of Release or to minimize the further Release of any Hazardous Material or other substance so it does not migrate or endanger or threaten to endanger public health or welfare or the environment; (c) to perform pre-remedial studies and investigations or post-remedial monitoring and care; or (d) to bring all Real Estate and the operations conducted thereon into compliance with Environmental Laws and environmental Permit or Order.

“Representatives” means, with respect to any Person, its directors, officers, employees, attorneys, accountants, advisors, and investment bankers.

“Response Notice” has the meaning set forth in Section 8.4(b).

“Review Period” has the meaning set forth in Section 1.7(a).

“Sanctions” has the meaning set forth in Section 3.9(a)(i).

“Sarbanes-Oxley Act” has the meaning set forth in Section 3.4(a).

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“SEC Documents” means all registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated by reference) filed or furnished by Parent with or to the SEC since January 1, 2015.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Issuances” has the meaning set forth in Section 5.16(a).

“Series A Preferred Stock” has the meaning set forth in Section 3.2(a).

“Stock Consideration” has the meaning set forth in Section 1.5(a).

“Stock Plans” has the meaning set forth in Section 3.2(a).

“Stockholder Representative” means Ranjan and Mathur, solely in their capacity as representative of the Company Stockholders.

“Straddle Period” has the meaning set forth in Section 5.13(d).

“Subsidiary” of a Person means another Person (other than an individual) of which a majority of the shares of voting securities (or the equivalent) is at the time beneficially owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person.

“Subsidiary Equity Interest” has the meaning set forth in Section 4.2(b).

“Surviving Company” has the meaning set forth in Section 1.1.

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“Tax Authority” means, with respect to any Tax, the Governmental Authority that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Authority.

“Tax Contest” has the meaning set forth in Section 5.13(e).

“Tax Returns” means any return, declaration, report, claim for refund, information return or statement, or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means (i) all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, alternative or add-on minimum, escheat or unclaimed property, windfall profits, customs, duties or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, whether disputed or not, (ii) a liability for amounts of the type described in clause (i) as a result Section 1.1502-6 of the Treasury Regulations, as a result of being a transferee or successor, or as a result of a contract or otherwise, or (iii) any penalties or fees for failure to file or late filing of any Tax Returns.

“Termination Fee” has the meaning set forth in Section 7.5(a).

“Third Party Claim” has the meaning set forth in Section 8.5(a).

“Trading Market” means the following markets or exchanges on which the Parent Common Stock is listed or quoted for trading on the date in question: the New York Stock Exchange, the NYSE MKT, the Nasdaq Global Market, the Nasdaq Global Select Market, and the Nasdaq Capital Market (or any of their respective successors).

“Transaction Closing Certificates” means the deliverables set forth in Section 1.8(b)(vii) through (ix) and Section 1.8(c)(iv) through (vi) and (ix).

“Transaction Documents” means this Agreement, the Certificate of Merger, the Employment Agreements, the Non-Competition Agreements and the Registration Rights Agreement.

“Transactions” means each of the transactions and actions contemplated by this Agreement and the other Transaction Documents.

“Transfer Agent” means American Stock Transfer & Trust Company, LLC, as transfer agent for the Parent Common Stock.

“Transfer Taxes” means all sales, use, transfer, documentary, stamp, registration and other similar Taxes, and all conveyance, recording and other similar fees, incurred in connection with the consummation of the Transactions, including any penalties and interest with respect to the foregoing and the costs of preparing and filing any Tax Returns with respect to such Taxes and fees; provided that for the avoidance of doubt, any income Tax, capital gains Tax or similar Tax due or owing by any Company Stockholder, and any payroll Tax payable with respect to any payments contemplated by this Agreement, shall not in any instance be considered a Transfer Tax.

“Treasury Regulations” means the Treasury regulations promulgated under the Code, as amended from time to time (including any successor regulations).

“Undesignated Preferred Stock” has the meaning set forth in Section 3.2(a).

“Working Capital Ratio” means the ratio of a ratio of Good Accounts Receivable to accounts payable of the Company.

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exhibit A

Certificate of Merger

of

C&F Merger Sub, Inc.

into

Future Today Inc

____________, 2019

Pursuant to Section 251(c) of the Delaware General Corporation Law (the “DGCL”), the undersigned, Future Today Inc, a Delaware corporation (the “Company”), hereby certifies to the following information relating to the merger of C&F Merger Sub, Inc., a Delaware corporation (“Merger Sub”), with and into the Company (the “Merger”).

FIRST:            That the name and state of incorporation of each of Merger Sub and the Company is: C&F Merger Sub, Inc., a Delaware corporation, and Future Today Inc, a Delaware corporation (each a “Constituent Corporation”).

SECOND:       That an agreement and plan of merger (the “Merger Agreement”) by and between the Constituent Corporations has been approved, adopted, executed and acknowledged by each of the Constituent Corporations in accordance with the requirements of Section 251(c) of the DGCL.

THIRD:           That the Company shall be the surviving corporation of the Merger and, as of the effective time of the Merger, the name of the surviving corporation shall be Future Today Inc.

FOURTH:       That the certificate of incorporation of the Company shall be amended and restated in its entirety as of the effective time of the Merger to read as set forth in Exhibit A hereto.

FIFTH:            That the executed Merger Agreement is on file at the principal offices of the surviving corporation located at 45 West 36th Street, 7th Floor, New York, NY 10018.

SIXTH:           That a copy of the Merger Agreement will be furnished by the surviving corporation on request and without cost, to any stockholder of the Constituent Corporations.

SEVENTH:     That the Merger shall be effective upon the filing of this Certificate of Merger with the Secretary of State of Delaware in accordance with Section 251 and Section 103 of the DGCL.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Merger as of the date first written above.

FUTURE TODAY INC

By:
Name: Alok Ranjan
Title: President

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Exhibit A

Amended and Restated Certificate of Incorporation

[see attached]

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AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

FUTURE TODAY INC.

FIRST:	The name of the corporation is Future Today Inc. (the “Corporation”).

SECOND:	The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, Wilmington, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

THIRD:	The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware (the “GCL”).

FOURTH:	The Corporation is authorized to issue 1,500 shares of common stock, no par value per share.

FIFTH:	The Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation (the “Bylaws”) unless otherwise provided in the Bylaws.

SIXTH:	The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Elections of directors need not be by written ballot unless otherwise provided in the Bylaws.

SEVENTH:	The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the GCL. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the GCL or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article SEVENTH shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

EIGHTH:	The Corporation may indemnify each director, officer, trustee, employee or agent of the Corporation and each person who is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise in the manner and to the fullest extent provided in Section 145 of the GCL as the same now exists or may hereafter be amended.

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EXHIBIT B

FORM OF REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (the “Agreement”) is made and entered into as of ______________, 2019, by and between Cinedigm Corp., a Delaware corporation (the “Company”) and the purchasers listed on Schedule 1 attached hereto (the “Purchasers”). The Company and each of the Purchasers have entered into that certain Agreement and Plan of Merger dated as of March 14, 2019 (the “Agreement and Plan of Merger”) by and among the Company, C&F Merger Sub, Inc., Future Today Inc, Alok Ranjan and Vikrant Mathur, in the capacities of FT Stockholders and Stockholder Representative. Terms used but not otherwise defined herein shall have the meanings assigned to them in the Agreement and Plan of Merger.

RECITALS

WHEREAS, pursuant to the Agreement and Plan of Merger, the Company will issue and sell and the Purchasers will purchase an aggregate of 10,000,000 shares (the “Purchased Shares”), of the Class A common stock of the Company, par value US$0.001 per share (the “Class A Shares”), subject to the terms and conditions thereof; and

WHEREAS, it is a condition to the Closing that, among other things, this Agreement has been executed and delivered by the parties hereto.

NOW, THEREFORE, in consideration of the foregoing premises, mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

AGREEMENT

1.	Definitions

For the purposes of this Agreement:

(a)          Registrable Securities

“Registrable Securities” shall mean the Purchased Shares and any Class A Shares issued pursuant to Section 1.5(d) of the Agreement and Plan of Merger, together with any Class A Shares obtained by each Purchaser or any party that controls, is controlled by or is under common control with such Purchaser (a “Related Transferee” of such Purchaser) through any stock split, stock dividend or any similar issuance in respect of the Purchased Shares or any Class A Shares issued pursuant to Section 1.5(d) of the Agreement and Plan of Merger.

Notwithstanding the foregoing, “Registrable Securities” shall exclude (i) any Registrable Securities sold by a person in a transaction in which rights under this Agreement are not expressly assigned in accordance with this Agreement, (ii) any Registrable Securities sold into the public market, whether sold pursuant to Rule 144 (“Rule 144”) promulgated under the Securities Act of 1933, as amended (the “1933 Act”), or in a registered offering, or otherwise, or (iii) any Registrable Securities upon becoming eligible for sale without restriction by the holder thereof pursuant to Rule 144.

(b)          The Outstanding Registrable Securities

The number of the “Outstanding Registrable Securities” means the number of Class A Shares held by the Holders which are Registrable Securities.

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(c)          Holder

“Holder” shall mean any Purchaser and any permitted assignee of the Registrable Securities to whom rights under this Agreement have been duly assigned in accordance with this Agreement.

(d)          Form S-3

“Form S-3” shall mean any such form under the 1933 Act being in effect on the date hereof or any successor registration form under the 1933 Act subsequently adopted by the Securities and Exchange Commission of the United States (the “Commission”). Such form permits the inclusion or incorporation of substantial information by reference to other documents filed by the Company with the Commission.

2.	Demand Registration

(a)          Request by Holders

Subject to Section 9 of this Agreement and after the expiration of the Lockup Period (as defined in the Agreement and Plan of Merger), if the Company shall receive a written request from the Holders possessing collectively at least fifteen percent (15%) of the Outstanding Registrable Securities that the Company file a registration statement under the 1933 Act covering the registration of the resale of the Registrable Securities pursuant to this Section 2, then the Company shall, within ten (10) business days of the receipt of such written request, give written notice of such request (“Request Notice”) to all the Holders, and use its best efforts to effect, as soon as practicable, the registration under the 1933 Act of all Registrable Securities that the Holders request to be registered in such registration by providing written notice to the Company within twenty (20) days after receipt of the Request Notice, subject only to the limitations set forth in this Section 2.

(b)          Underwriting

If the Holders initiating the registration request under this Section 2 (“Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, then they shall so advise the Company as a part of their request made pursuant to this Section 2 and the Company shall include such information in the written notice referred to in Clause 2(a). In such an event, the right of any Holder to include his Registrable Securities in such registration shall be conditional upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All the Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting by the Holders of a majority of the Registrable Securities being registered and reasonably acceptable to the Company. Notwithstanding any other provision of this Section 2, if the underwriter(s) advise(s) the Company in writing that marketing factors require a limitation of the number of securities to be underwritten, then the Company shall so advise all the Holders of Registrable Securities which would otherwise be registered and underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be reduced as required by the underwriter(s) and allocated among the Holders of Registrable Securities on a pro rata basis according to the number of the Outstanding Registrable Securities held by each Holder requesting registration (including the Initiating Holders); provided, however, that in any public offering of securities, the right of the underwriter(s) to exclude shares (including Registrable Securities) from the registration and underwriting as described above shall be restricted so that all shares that are not Registrable Securities and are held by any other person, including, without limitation, any person who is an employee, officer or director of the Company (or any subsidiary of the Company) shall first be excluded from such registration and underwriting before any Registrable Securities are so excluded. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter(s), which notice shall be delivered at least ten (10) business days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

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(c)          Maximum Number of Demand Registrations; Duration of Effectiveness

The Company shall be obligated to effect only four (4) such registrations pursuant to this Section 2; provided, that a registration requested pursuant to this Section 2 shall not be deemed to have been effected for purposes of this Section 2(c) unless (i) it has been declared effective by the Commission, (ii) it has remained effective for the period set forth below and (iii) the offering of Registrable Securities pursuant to such registration is not subject to any stop order, injunction or other order or requirement of the Commission (other than any such stop order, injunction, or other requirement of the Commission prompted by act or omission of the Holders of Registrable Securities) that has not been withdrawn. The Company shall use its best efforts to keep effective any registration effected pursuant to this Section 2 until the earlier of (i) that date that all of the Registrable Securities registered thereon have been sold, (ii) the date that the Holders whose Registrable Securities are included in such registration notify the Company in writing that they will not make any further sales thereunder, and (iii) 120 days from the effective date.

(d)          Deferral

Notwithstanding the foregoing, if the Company furnishes to the Holder or Holders initiating a registration request under this Section 2 a certificate signed by a director of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its shareholders for such registration statement to be filed, then the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period.

(e)          Expenses

All expenses incurred in connection with any registration, pursuant to this Section 2, including without limitation all federal and “blue sky” registration, filing and qualification fees, printer’s and accounting fees, and fees and disbursements of counsel for the Company, shall be borne by the Company. Each Holder participating in a registration pursuant to this Section 2 shall bear such Holder’s proportionate share (based on the total number of shares sold in such registration other than for the account of the Company) of all discounts, commissions or other amounts payable to underwriters or brokers, and the Holders’ legal fees, in connection with such offering by the Holders. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to this Section 2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered, unless the Holders of a majority of the Outstanding Registrable Securities agree that such registration constitutes the use by the Holders of one (1) demand registration pursuant to Section 2 (in which case such registration shall also constitute the use by all Holders of Registrable Securities of one (1) such demand registration); provided, further, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company not known to the Holders at the time of their request for such registration and have withdrawn their request for registration with reasonable promptness after learning of such material adverse change, then the Holders shall not be required to pay any of such expenses and such registration shall not constitute the use of a demand registration pursuant to this Section 2.

3.	Piggyback Registrations

Subject to Section 9 of this Agreement and after the expiration of the Lockup Period, the Company shall notify all the Holders of Registrable Securities in writing at least thirty (30) days prior to filing any registration statement under the 1933 Act for purposes of effecting a public offering of securities of the Company (other than (i) a registration on Form S-4 or Form S-8, or any successor or other forms promulgated for similar purposes, and (ii) demand registrations pursuant to Section 2) and will afford each such Holder an opportunity to include in such registration statement all or any part of the Registrable Securities then held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by such Holder shall within twenty (20) days after receipt of the above-described notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Securities such Holder wishes to include in such registration statement. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to

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have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

(a)          Underwriting

If a registration statement under which the Company gives notice under this Section 3 is for an underwritten offering, then the Company shall so advise the Holders. In such event, the right of any such Holder’s Registrable Securities to be included in a registration pursuant to this Section 3 shall be conditional upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All the Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Agreement, if the managing underwriter(s) determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated, first to the Company, and second, to each of the Holders requesting inclusion of their Registrable Securities in such registration statement on a pro rata basis based on the total number of Registrable Securities then held by each such Holder; provided, however, that the right of the underwriter(s) to exclude shares (including Registrable Securities) from the registration and underwriting as described above shall be restricted so that all shares that are not Registrable Securities and are held by any other person, excluding the Company but including, without limitation, any person who is an employee, officer or director of the Company (or any subsidiary of the Company) shall first be excluded from such registration and underwriting before any Registrable Securities are so excluded. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter(s), delivered at least ten (10) business days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

(b)          Expenses

All expenses incurred in connection with a registration pursuant to this Section 3 (excluding underwriters’ and brokers’ discounts and commissions relating to shares sold by the Holders and legal-fees of counsel for the Holders), including, without limitation all federal and “blue sky” registration, filing and qualification fees, printer’s and accounting fees, and fees and disbursements of counsel for the Company, shall be borne by the Company.

(c)          Not Demand Registration

Registration pursuant to this Section 3 shall not be deemed to be a demand registration as described in Section 2 above. Except as otherwise provided herein, there shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 3.

4.	Form S-3 Registration

4.1	Subject to Section 9 of this Agreement, in case the Company shall, at any time when it is eligible to use Form S-3 after the expiration of the Lockup Period, receive from the Holder(s) of a majority of all the Outstanding Registrable Securities a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to the resale of all or a part of the Registrable Securities owned by such Holder or Holders, then the Company will:

(a)          Notice

promptly give written notice of the proposed registration and the Holder’s or Holders’ request therefor, and any related qualification or compliance, to all other Holders of Registrable Securities;

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(b)          Registration

as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within twenty (20) days after the Company provides the notice contemplated by paragraph (a) of this Section 4.1; and

(c)          Maximum Number of Form S-3 Registrations; Duration of Effectiveness

be obligated to effect (i) only one (1) such registration in any calendar year pursuant to this Section 4, and (ii) no such registration with respect to any Registrable Securities while any other such registration with respect to such Registrable Securities pursuant to this Section 4 remains effective. The Company shall use its best efforts to keep the Form S-3 continuously effective until the date on which all Registrable Securities covered by the Form S-3 have been sold thereunder in accordance with the plan and method of distribution disclosed in the prospectus included in the Form S-3 or any amendment or supplement thereto, or cease to constitute Registrable Securities.

4.2	Expenses

The Company shall pay all expenses incurred in connection with each registration requested pursuant to this Section 4 (excluding underwriters’ or brokers’ discounts and commissions relating to shares sold by the Holders and legal fees of counsel for the Holders), including without limitation federal and “blue sky” registration, filing and qualification fees, printer’s and accounting fees, and fees and disbursements of counsel for the Company.

4.3	Deferral

Notwithstanding the foregoing, if the Holder or Holders of a majority of all the Outstanding Registrable Securities request the filing of a registration statement pursuant to this Section 4 and the Company furnishes to such Holder or Holders a certificate signed by a director of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its shareholders for such registration statement to be filed, then the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period.

4.4	Not Demand Registration

Form S-3 registrations pursuant to this Section 4 shall not be deemed to be demand registrations as described in Section 2 above. Except as otherwise provided herein, there shall be no limit on the number of times the Holder or Holders may request registration of Registrable Securities under this Section 4.

5.	Obligations of the Company

Whenever required to effect the registration of any Registrable Securities under this Agreement, the Company shall, as expeditiously as reasonably practicable:

(a)          Registration Statement

prepare and file with the Commission a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective;

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(b)          Amendments and Supplements

prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the 1933 Act with respect to the disposition of all securities covered by such registration statement;

(c)          Prospectuses

furnish to the Holders such number of conformed copies of the applicable registration statement and each such amendment and supplement thereto (including in each case all exhibits), and copies of a prospectus, including a preliminary prospectus, if applicable, in conformity with the requirements of the 1933 Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration;

(d)          Blue Sky

use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(e)          Underwriting

in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement;

(f)           Notification

notify each Holder of Registrable Securities covered by such registration statement at any time (i) when a prospectus relating thereto is required to be delivered under the 1933 Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, (ii) of the issuance by the Commission of any stop order suspending the effectiveness of such registration statement or the initiation of any proceedings for that purpose, (iii) of the receipt by the Company or its legal counsel of any notification with respect to the suspension of the qualification of the Class A Shares for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, and (iv) of any request by the Commission for amendments or supplements to such Registration Statement or the prospectus included therein or for additional information;

(g)          Post-Effective Amendments

upon the occurrence of any event contemplated by Section 5(f)(i) above, promptly prepare a post-effective amendment to such registration statement or a supplement to the related prospectus or file any other required document so that, as thereafter delivered to the Holders, the prospectus will not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. If the Company notifies the Holders in accordance with Section 5(f)(i) above to suspend the use of the prospectus until the requisite changes to the prospectus have been made, then the Holders shall suspend use of such prospectus and use their reasonable efforts to return to the Company all copies of such prospectus (at the Company’s expense) other than permanent file copies then in such Holder’s possession, and the period of effectiveness of such registration statement provided for above shall be extended by the number of days from and including the date of the giving of such notice to the date Holders shall have received such amended or supplemented prospectus pursuant to this Section 5(g);

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(h)          Opinion and Comfort Letter

furnish, at the request of any Holder requesting registration of Registrable Securities, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a “comfort” letter dated as of such date, from the independent auditors of the Company, in form and substance as is customarily given by independent auditors to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities;

(i)           Compliance with Securities Law

otherwise use its reasonable efforts to comply with all applicable rules and regulations of the Commission, and make earnings statements satisfying the provisions of Section 11(a) of the 1933 Act generally available to the Holders no later than 45 days after the end of any twelve-month period (or 90 days, if such period is a fiscal year) (i) commencing at the end of any fiscal quarter in which Registrable Securities are sold to underwriters in an underwritten public offering, or (ii) if not sold to underwriters in such an offering, beginning with the first month of the Company’s first fiscal quarter commencing after the effective date of the registration statement, which statements shall cover said twelve-month periods; provided, however, that the filing with the Commission of periodic reports on Form 10-K and Form 10-Q (including reports filed in compliance with the time extensions permitted by Rule 12b-25 promulgated under the 1933 Act) shall satisfy the requirements of this Section 5(i).

(j)           Listing Applications

use its reasonable efforts to cause all such Registrable Securities to be listed on each securities exchange or quotation system on which similar securities issued by the Company are listed or traded;

(k)          Company Disclosure

make reasonably available for inspection by the representatives of the Holders, any underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other agent retained by such representatives or any such underwriter all relevant financial and other records, pertinent corporate documents and properties of the Company and cause the Company’s officers, directors and employees to supply all relevant information reasonably requested by such representative or any such underwriter, attorney, accountant or agent in connection with the registration; and

(l)           Transfer Agent

use reasonable efforts to procure the cooperation of the Company’s transfer agent in settling any offering or sale of Registrable Securities, including with respect to the transfer of physical stock certificates into book-entry form in accordance with any procedures reasonably requested by the Holders or the underwriters.

6.	Furnish Information

It shall be a condition precedent to the obligations of the Company to take any action pursuant to Sections 2, 3 or 4 that the selling Holder or Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them, other Company securities held by them, and the intended method of disposition of such Registrable Securities as shall be required to timely effect the registration of their Registrable Securities.

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7.	Indemnification

In the event any Registrable Securities are included in a registration statement under Section 2, 3 or 4:

(a)          By the Company

To the extent permitted by law the Company will indemnify and hold harmless each Holder, the partners, officers and directors of each Holder, any underwriter (as determined in the 1933 Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the 1933 Act or the Securities Exchange Act of 1934, as amended (the “1934 Act”), against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the 1933 Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”):

(i)	any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;

(ii)	the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or

(iii)	any violation or alleged violation by the Company of the 1933 Act, the 1934 Act, any federal or state securities law or any rule or regulation promulgated under the 1933 Act, the 1934 Act or any federal or state securities law in connection with the offering covered by such registration statement;

and the Company will reimburse each such Holder, partner, officer or director, underwriter or controlling person for any out of pocket legal (such legal expenses not to exceed $25,000) or other expenses reasonably incurred by them, as incurred, in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in paragraph 7(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, officer, director, underwriter or controlling person of such Holder or underwriter; and provided, further, that the Company shall only be obligated to reimburse legal expenses for one counsel for all Holders.

(b)          By Selling Holders

To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the registration statement, each person, if any, who controls the Company within the meaning of the 1933 Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, directors or officers or any person who controls such Holder within the meaning of the 1933 Act or the 1934 Act, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter or other such Holder, partner or director, officer or controlling person of such other Holder may become subject under the 1933 Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, partner,

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officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action: provided, however, that the indemnity agreement contained in this paragraph 7(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided, further, that the total amounts payable in indemnity by a Holder under this paragraph 7(b) in respect of any Violation shall not exceed the net proceeds received by such Holder in the registered offering out of which such Violation arises.

(c)          Contribution

If the indemnification provided for in this Section 7 from the indemnifying party is unavailable to an indemnified party hereunder in respect of any losses, claims, damages, liabilities or expenses referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified parties in connection with the actions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified parties shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnified parties, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding.

The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 7(c) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. No Person (as defined in the 1934 Act) guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(d)          Notice

Promptly after receipt by an indemnified party under this Section 7 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 7, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding; provided, however, that if the Company is the indemnifying party, it shall only be obligated to pay for legal expenses for one counsel for all Holders. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of liability to the indemnified party under this Section 7 to the extent the indemnifying party is prejudiced as a result thereof, but the omission so to deliver written notice to the indemnified party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 7.

(e)          Survival

The obligations of the Company and the Holders under this Section 7 shall survive until the fifth anniversary of the completion of any offering of Registrable Securities in a registration statement, regardless of the expiration of any statutes of limitation or extensions of such statutes.

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8.	No Registration Rights to Third Parties

Without the prior written consent of the Holders of a majority in interest of the Outstanding Registrable Securities, the Company covenants and agrees that it shall not grant, or cause or permit to be created, for the benefit of any person or entity any registration rights of any kind (whether similar to the demand, "piggyback" or Form S-3 registration rights described in this Agreement, or otherwise) relating to shares or any other voting securities of the Company, other than rights that are subordinate in right to the Holders; provided, that (x) such consent shall not be unreasonably withheld, conditioned or delayed and (y) if Bison Entertainment Investment Limited consents to any such registration rights, the Holders shall be deemed to have given their consent under this Section 8, without further action on the part of such Holders.

9.	Assignment

The registration rights under this Agreement may be assigned by any Holder:

(a)          only to a Related Transferee; and

(b)          such Related Transferee shall have executed a written agreement pursuant to which such person becomes a party to this Agreement and agrees to be bound by all the provisions hereof.

10.	Reports Under the 1934 Act

With a view to making available to the Holders the benefits of Rule 144 and any other rule or regulation of the Commission that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

(a)	make and keep current public information available, as those terms are understood and defined in Rule 144, at all times after the date hereof;

(b)	file with the Commission in a timely manner all reports and other documents required of the Company under the 1934 Act; and

(c)	furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the current public information requirements of Rule 144, and the reporting requirements of Sections 13 and 15(d) of the 1934 Act, or that it qualifies as a registrant whose securities may be resold by holder(s) thereof pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested to avail any Holder of any rule or regulation of the Commission that permits the selling of any such securities without registration or pursuant to such form.

11.	Termination of the Company’s Obligations

The Company shall have no obligations pursuant to Sections 2, 3 and 4 with respect to any Registrable Securities proposed to be sold by a Holder in a registration pursuant to Section 2, 3 or 4 at the earlier of the date at which such Holder (A) can sell all Registrable Securities held by it in compliance with Rule 144 or (B) holds one percent (1%) or less of the Company’s outstanding Class A Shares and all Registrable Securities held by such Holder (together with any affiliate of the Holder with whom such Holder must aggregate its sales under Rule 144) can be sold in accordance with Rule 144 in any three (3) month period without registration in compliance with Rule 144. In addition, the Company shall have no obligations pursuant to Sections 2 and 4 hereof from and after such time as the Holders in the aggregate beneficially own, directly or indirectly, less than fifteen percent (15%) in number of the Purchased Shares.

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12.	Term and Amendment

(a)          Term

This Agreement shall become effective immediately at the Closing, and will terminate upon the earlier of (i) the written consent of the Holders of a majority of the Registrable Securities then outstanding and entitled to the registration rights set forth in this Agreement or (ii) the termination of the Company’s obligations hereunder pursuant to Section 11 hereof.

(b)          Amendment

Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the Holders of a majority of the Registrable Securities then outstanding and entitled to the registration rights set forth in this Agreement. Any amendment or waiver effected in accordance with this Section 12 shall be binding upon all parties hereto including any Holder who become a Holder in connection with an assignment after the date hereof.

13.	Severability

If at any time any one or more provisions hereof is or becomes invalid, illegal, unenforceable or incapable of performance in any respect, the validity, legality, enforceability or performance of the remaining provisions hereof shall not thereby in any way be affected or impaired, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

14.	Entire Agreement

This Agreement constitutes the entire agreement and understanding between the parties in connection with the subject matter of this Agreement and supersedes all previous proposals, representations, warranties, agreements or undertakings relating thereto whether oral, written or otherwise and no party hereto has relied or is entitled to rely on any such proposals, representations, warranties, agreements or undertakings.

15.	Specific Performance.

The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

16.	Counterparts

This Agreement may be executed in any number of counterparts and by the parties on separate counterparts, each of which may be electronically transmitted and, when so executed and delivered, shall be an original but all the counterparts shall together constitute one and the same instrument.

17.	Notices and Other Communication

Any notice or other communication to be given under this Agreement shall be in writing and may be sent by post or delivered by hand or given by facsimile, electronic mail or by courier to the address from time to time designated, the initial address and fax number so designated by each party being set out in Schedule 2 attached hereto. Any such notice or communication shall be sent to the party to whom it is addressed and must contain sufficient reference and/or particulars to render it readily identifiable with the subject-matter of this Agreement. If so delivered by email, hand or given by facsimile such notice or communication shall be deemed received on the date of dispatch and if so sent by post shall be deemed received three (3) business days after the date of dispatch (in the case of local mail) and five (5) business days after the date of dispatch (in the case of overseas registered/certified mail).

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Each person making a communication hereunder by facsimile shall promptly confirm by telephone to the person to whom such communication was addressed, but the absence of such confirmation shall not affect the validity of any such communication.

18.	Governing Law and Jurisdiction

This Agreement shall be governed by and construed in accordance with the laws of State of New York without giving effect to any rule or principle that would result in the application of the laws of any other jurisdiction and the parties irrevocably submit to the nonexclusive jurisdiction of the New York courts in respect of this Agreement.

19.	Recapitalization, Exchanges, Etc. Affecting the Shares

The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all shares of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) that may be issued in respect of, in exchange for or in substitution of, the Registrable Securities, and shall be appropriately adjusted for combinations, share splits, recapitalizations, pro rata distributions of shares and the like occurring after the date of this Agreement.

20.	Aggregation of Shares

All Registrable Securities held or acquired by any person that controls, is controlled by or is under common control with any Purchaser shall be aggregated together with respect to such Purchaser for the purpose of determining the availability of any rights under this Agreement.

[Signature Page to Follow]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

COMPANY

CINEDIGM CORP.

By:
Name:
Title

PURCHASER

Alok Ranjan

PURCHASER

Vikrant Mathur

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SCHEDULE 1

PURCHASERS

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SCHEDULE 2

ADDRESSES AND FAX NUMBERS FOR NOTIFICATION

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APPENDIX C

CERTIFICATE OF AMENDMENT

TO

FIFTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CINEDIGM CORP.

The undersigned, being the Chief Executive Officer of Cinedigm Corp., a Delaware corporation (the “Corporation”), pursuant to Section 242 of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), does hereby certify as follows:

1.	Pursuant to action duly take by the Board of Directors of the Corporation (the “Board”), the Board adopted resolutions (the “Amending Resolutions”) to further amend the Corporation’s Fifth Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), as filed with the Delaware Secretary of State on October 31, 2017;

2.	Pursuant to a majority action by the Corporation’s Shareholders in accordance with Section 228 of the DGCL, the holders of the Corporation’s outstanding capital stock approved the Amending Resolutions; and

3.	The Amending Resolutions were duly adopted in accordance with Section 242 of the DGCL.

NOW, THEREFORE, to effect the Amending Resolutions, Section 4.1 of the Certificate of Incorporation shall be deleted in its entirety and replaced as follows:

“Section 4.1 Authorized Shares.

The total number of shares of capital stock that the Corporation shall have authority to issue is one hundred and sixty five million (165,000,000) shares as follows: (i) one hundred and fifty thousand (150,000,000) shares of common stock, of which one hundred and fifty thousand (150,000,000) shares shall be Class A Common Stock, par value $.001 per share (the “Class A Common Stock”); and (ii) fifteen million (15,000,000) shares of preferred stock, par value $0.001 per share (the “Preferred Stock”) of which twenty (20) shares shall be “Series A Preferred Stock,” and 14,999,980 of which the Board of Directors shall have the authority by resolution or resolutions to fix all of the powers, preferences and rights, and the qualifications, limitations and restrictions of the Preferred Stock permitted by the Delaware General Corporation Law and to divide the Preferred Stock into one or more class and/or classes and designate all of the powers, preferences and rights, and the qualifications, limitations and restrictions of each class permitted by the Delaware General Corporation Law.”

Except as specifically set forth herein, the Certificate of Incorporation shall not be amended, modified or otherwise altered by this Certificate of Amendment.

* * *

[Signature page follows]

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IN WITNESS WHEREOF, the Corporation has caused this Amendment to the Certificate of Incorporation of Cinedigm Corp. to be signed by Christopher J. McGurk, its Chief Executive Officer, this ___ day of __________, 2019, who acknowledges that the foregoing is the act and deed of the Corporation and that the facts stated herein are true.

By:
Name:	Christopher J. McGurk
Title:	Chief Executive Officer

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APPENDIX D

FAIRNESS OPINION

March 5, 2019

Board of Directors
Cinedigm Corp.|
45 West 36th Street, 7th Floor
New York, NY 10018

Members of the Board of Directors of Cinedigm Corp.:

Weaver and Tidwell, L.L.P. (“Weaver” or “we”) has been advised that Cinedigm Corp. (“CIDM” or “Buyer”) is considering entering into an Agreement and Plan of Merger, by and among CIDM, C&F Merger Sub, Inc. (“NewCo”), a wholly-owned subsidiary of CIDM, Alok Ranjan, Vikrant Mathur, and Future Today, Inc. to be executed as of a future date (the “Agreement”) pursuant to which CIDM will acquire all of the outstanding shares of common stock of Future Today, Inc. (“FT” or the “Target”) from the shareholders of the Target (collectively, the “Sellers”) through a reverse triangular merger between NewCo and FT (such transaction, the “Transaction”), with FT surviving as a wholly owned direct subsidiary of CIDM. Consideration for the Transaction is comprised of $45,000,000 in cash, $15,000,000 of value in CIDM Class A common stock, and an earn-out, based upon achievement of certain EBITDA targets, of up to $20,900,000 (collectively, the “Consideration”), in each case subject to adjustment and the terms and conditions more fully set forth in the Agreement.

The Board of Directors of Buyer (the “Board”) has requested Weaver’s opinion as to the fairness, from a financial point of view, to Buyer as of the date hereof of the Consideration to be paid by Buyer in the Transaction pursuant to the Agreement (such opinion of the fairness to Buyer of the Consideration from a financial point of view as of the date hereof, the “Opinion”).

As a basis for rendering this Opinion, we made such reviews, studies and analyses as we deemed necessary and pertinent to enable us to render this Opinion, including, but not limited to, the following:

•	Reviewed a draft of the Agreement dated February __, 2019;

•	Reviewed FT’s financial statements for the year ended December 31, 2017 prepared by [a third party accounting firm], as well as the internally prepared financial statements for the year ended December 31, 2018;

•	Reviewed certain information related to the historical, current and future operations, financial condition and prospects of FT which were made available to us by CIDM. This information included, but was not limited to, the projections prepared by CIDM’s management (“Management”) with respect to FT for the years ending December 31, 2019 through 2023 (the “Projections”). We also discussed with Management Management’s assumptions underlying the Projections;

•	Reviewed a representation letter from Management as to the accuracy of information we reviewed, including the Projections and the financial statements of FT;

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•	Reviewed publicly available economic, financial and market information as it relates to the business operations of FT and the industry in which FT operates;

•	Reviewed financial and operating information regarding certain publicly-traded businesses we deemed relevant and as we deemed necessary; and

•	Met with certain senior members of Management to discuss the Target’s operations, historical financial statements and future prospects; and

•	Conducted such other studies, analyses and investigations as we deemed necessary or relevant.

In the course of our investigation, with the Board’s consent and at the Board’s direction, we (a) assumed and relied upon the accuracy, completeness and fair presentation of the financial statements of FT, the Projections and all other information, data and representations provided to us by, on behalf of or at the direction of Management, Buyer or the Board and (b) relied upon the assurances of Management that Management is unaware of any facts that would make the information provided to us incomplete or misleading. We have not assumed, and do not assume, any responsibility for independent verification of, and we have not independently verified, (x) any of such information or such assurances or (y) any of the reviews, studies and analyses referenced above including, for the avoidance of doubt, the items bullet pointed above.

With the Board’s consent and at the Board’s direction, we accepted the documents referred to above and any other documents provided to us by, on behalf of or at the direction of Buyer, Management or the Board or with respect to the Transaction or in connection with this Opinion, in each case, without independent verification or further investigation as to whether any such document accurately reflects the operations, historical financial performance, financial prospects, liabilities or any other attribute of Buyer, Target or any of their respective affiliates. We did not independently investigate, and we express no opinion or other form of assurance regarding, (a) the accuracy or the feasibility of achieving the Projections, (b) the feasibility of consummating the Transaction, (c) the accuracy of the representations and warranties set forth in the Agreement, or (d) the accuracy or completeness of any data or information provided to or reviewed by us.

With the Board’s consent and at the Board’s direction, and pursuant to Management’s advice, we assumed, without independent verification, that the Projections provided to us were reasonably prepared in good faith and reflected the best and most currently available estimates of the future financial results and condition of FT and that there were no material adverse changes in the assets, condition (financial or otherwise), business or prospects of FT since the date of the most recent financial statements made available to us.

With the Board’s consent and at the Board’s direction, we further assumed, without independent verification, that the Projections would be achieved in the amounts and at the times specified therein.

This Opinion assumes that: (i) the Transaction will be consummated in accordance with the terms and conditions described in the Agreement (including the due, faithful, accurate and timely compliance with, and the dutiful execution of, the covenants set forth in the Agreement by each of the applicable parties to the Agreement); and (ii) the final forms of any draft documents identified above will not differ in any respect (other than in de minimis and non-economic immaterial respects) from the drafts of such documents reviewed by us prior to the date hereof.

Our analysis does not constitute an examination, review or compilation of prospective financial statements in accordance with standards established by the American Institute of Certified Public Accountants (“AICPA”). We do not express an opinion or any other form of assurance on the reasonableness of the underlying assumptions or whether any of the prospective financial statements, if used, are presented in conformity with AICPA presentation guidelines. Furthermore, there will usually be differences between prospective and actual results because events and circumstances frequently do not occur as expected, and those differences may be material. We have also assumed FT is not currently involved in any material transaction other than the Transaction and those activities undertaken within the ordinary course of conducting its business.

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We have not been requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Transaction, the securities, assets, businesses or operations of FT or any other party, or any alternatives to the Transaction, (b) negotiate the terms of the Transaction or the Agreement, or (c) advise the Board or any other party with respect to alternatives to the Transaction. This Opinion is based on financial, economic, market and other conditions as in effect on, and the information made available to us by, on behalf of or at the direction of the Board as of the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider the occurrence of any event or any change to any fact or matter affecting this Opinion which may come to our attention after the date hereof. We express no view or opinion as to any such matters, including the terms that could have been obtained if any of the foregoing had been undertaken.

This Opinion is furnished solely for the use of the Board (solely in its capacity as such) in connection with its evaluation of the Transaction and may not be relied upon by any other person or entity (including, without limitation, security holders, creditors or other constituencies of CIDM or FT) or used for any other purpose without our express prior written consent (which consent may be provided at our sole and absolute discretion). This Opinion should not be construed as creating, and does not create, any fiduciary duty on Weaver’s part to any party.

This Opinion is not intended to be, and does not constitute, a recommendation to the Board, any security holder (including of Buyer or the Target) or any other party as to how to act or vote or make any election with respect to any matter relating to, or whether to tender shares in connection with, the Transaction or otherwise.

We have assumed, with the Board’s consent and at the Board’s direction, that all conditions to the Transaction pursuant to the terms of the Agreement will be satisfied and not waived and that the Transaction will be consummated in accordance with the terms of the Agreement. In addition, we have assumed that the definitive Agreement will not differ from the drafts we reviewed prior to the date hereof (other than in de minimis and non-economic immaterial respects). We have assumed that the Transaction will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal, state, local and foreign government laws, rules and regulations. We have further assumed that the Sellers and FT have each relied upon the advice of their respective counsels, independent accountants and other advisors (which, for the avoidance of doubt, do not include Weaver) as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Buyer, Target, the Transaction and the Agreement.

Our Opinion is limited to whether the Consideration is fair to Buyer from a financial point of view as of the date hereof and does not address any other terms, aspects or implications of the Transaction, including, without limitation, (a) the form or structure of the Transaction, (b) any consequences of the Transaction on Buyer, Buyer’s stockholders, creditors or otherwise, (c) any terms, aspects or implications of any voting, support, stockholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Transactions or otherwise or (d) any regulatory considerations or considerations with respect to any applicable federal, state, local or foreign government laws, rules or regulations. Our Opinion also does not consider, address or include: (w) any other strategic alternatives currently (or which have been or may be) contemplated by the Board or Buyer; (x) the legal (including regulatory), tax or accounting consequences of the Transaction on Buyer, the Target or any of their respective stockholders or affiliates; (y) the fairness of the amount or nature of any compensation to any of Buyer’s or Target’s respective officers, directors or employees, or class of such persons, including as relative to the compensation to the holders of Buyer’s or Target’s securities (as applicable); and (z) the effect of the Transaction on, or the fairness of the Consideration to be received by, holders of any class of securities of Buyer or Target (as applicable), including as between different classes of securities. Furthermore, we are not expressing any opinion herein as to the prices, trading range or volume at which Buyer’s or Target’s securities will trade following public announcement or consummation of the Transaction. Our Opinion is based on economic, market, financial and other conditions as they exist on the date of this Opinion. Our Opinion is also necessarily based on the information made available to us, by, on behalf of or at the direction of the Board, Management, Buyer and their respective advisors, or information otherwise reviewed by Weaver as of the date of this Opinion. It is understood that subsequent developments may affect the conclusion reached in this Opinion and that Weaver does not have any obligation to update, revise or reaffirm this Opinion.

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Our Opinion is for the information of, and directed to, the Board only for its information and assistance in connection with its consideration of the fairness to Buyer, from a financial point of view and as of the date hereof, of the Consideration. Our Opinion does not constitute a recommendation to the Board as to how the Board should vote on the Transaction or to any stockholder of Buyer or Target as to how any such stockholder should vote at any stockholders’ meeting at which the Transaction is considered, or whether or not any stockholder of Buyer or Target should enter into a voting, stockholders’, affiliates’ or any other agreement with respect to the Transaction, or exercise any dissenters’ or appraisal rights that may be available to such stockholder. In addition, the Opinion does not compare the relative merits of the Transaction with any other alternative transactions or business strategies which may have been available to Buyer, and does not address the underlying business decision of the Board or Buyer to proceed with or effect the Transaction.

Weaver is regularly engaged in the independent valuation of businesses and securities in connection with mergers, acquisitions, underwritings, private placements and valuations for estate, corporate and other purposes. We have not acted as financial advisor to Buyer in connection with the Transaction and are independent to the parties of the Transaction. We are acting as an independent advisor to the Board in connection with this Opinion, and will receive a fee upon the delivery of this Opinion that is not contingent upon consummation of the Transaction.

We will not receive any other significant payment or compensation contingent upon the successful consummation of the Transaction. In addition, Buyer has agreed to indemnify us for certain liabilities arising out of our engagement. There are no other material relationships that existed during the two years prior to the date of this Opinion between Weaver and any party to the Transaction or that are mutually understood to be contemplated in which any compensation was received or is intended to be received as a result of any relationship between Weaver and any party to the Transaction.

Our Opinion may not be published or otherwise used or referred to, nor shall any public reference to Weaver be made, without our express prior written consent (which shall be granted at our sole and absolute discretion), except in accordance with the terms and conditions of Weaver’s engagement letter agreement with Buyer dated February 6, 2019.

This Opinion was approved by our fairness opinion committee in accordance with our established procedures.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion that, as of the date hereof, the Consideration to be paid by Buyer in the Transaction pursuant to the Agreement is fair to Buyer, from a financial point of view.

Very truly yours,

Weaver and Tidwell, L.L.P.

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